Exhibit 99.1

i

Introduction

On June 19, 2008, we reincorporated from Western Australia to the United States (the “Reincorporation”). The Reincorporation was consummated pursuant to a scheme of arrangement under Australian law in which all outstanding ordinary shares of pSivida Limited, a company incorporated in Western Australia, were transferred by court order to pSivida Corp., a company incorporated in Delaware, in exchange for shares of pSivida Corp. common stock. Holders of pSivida Limited ordinary shares received one CHESS Depositary Instrument (“CDI”), representing one share of pSivida Corp. common stock, for every forty ordinary shares of pSivida Limited. Holders of pSivida Limited American Depositary Shares (“ADSs”) received one share of pSivida Corp. common stock for every four ADSs of pSivida Limited. Pursuant to the scheme of arrangement, by court order, all of the assets and liabilities of pSivida Limited, including its subsidiaries, were transferred to pSivida Corp., and pSivida Limited will be deregistered without a winding up. The common stock of pSivida Corp. is listed on the NASDAQ Global Market and the Frankfurt Stock Exchange. pSivida Corp. CDIs are listed on the Australian Stock Exchange (“ASX”) and are expected to be listed on the Frankfurt Stock Exchange. Except as otherwise indicated, references in this annual report to “pSivida”, “the Company”, “we”, “us”, “our”, or similar terms refer to pSivida Limited and its subsidiaries prior to June 19, 2008 and pSivida Corp. and its subsidiaries from such date. All share amounts and all information relating to options and warrants in this annual report have been retroactively adjusted to reflect the Reincorporation share exchange ratio, unless otherwise stated.

On December 30, 2005, we completed the acquisition of Control Delivery Systems, Inc., renamed pSivida US, Inc. We make reference to Control Delivery Systems as “CDS” prior to the acquisition and as “pSivida US” after the acquisition. As of July 1, 2006, the NASDAQ National Market changed its name to the NASDAQ Global Market. References to the NASDAQ Global Market relating to periods before such date refer to the NASDAQ National Market.

References to “US GAAP” are to accounting principles generally accepted in the United States, references to “$” and “US dollars” are to United States dollars, and references to “A$” are to Australian dollars.

BioSilicon™, BrachySil™, Durasert™ (formerly known as AEON), CODRUG™ and Medidur™ are our trademarks. Vitrasert® and Retisert® are Bausch & Lomb Incorporated’s trademarks. This annual report also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners.

Preliminary Note Regarding Forward-Looking Statements

Statements contained in this annual report discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Our actual results may differ materially from those expressed in forward-looking statements made in this annual report. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “likely”, “expect”, “intend”, “anticipate”, “believe”, “estimate”, “plan”, “project”, “forecast” and “outlook”.

You should not unduly rely on forward-looking statements contained in this annual report. Various factors discussed in this annual report, including, but not limited to, the risks discussed in Item 1A. “Risk Factors”, may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these risks.

Any forward-looking statement applies only as of the date on which that statement is made. We do not undertake to update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

Item 1.	Business

We are a global drug delivery company committed to the biomedical sector and the development of therapeutic delivery products. We have two FDA-approved products: Retisert for the treatment of posterior uveitis, and Vitrasert for the treatment of AIDS-related CMV retinitis. We have licensed the technologies underlying both of these products to Bausch & Lomb Incorporated (“Bausch & Lomb”). We have one product candidate in Phase III clinical trials: Medidur with fluocinolone acetonide (“FA”) for the treatment of diabetic macular edema (“DME”) (“Medidur FA for DME”). The technology underlying this product candidate is licensed to Alimera Sciences Inc (“Alimera”). We have a worldwide collaborative research and license agreement with Pfizer Inc. (“Pfizer”) under which Pfizer may develop additional ophthalmic products using this technology. We also have one product candidate for which we recently completed a Phase IIa clinical trial and expect to shortly begin a Phase IIb dose-ranging clinical trial: BrachySil for the treatment of pancreatic cancer.

Market Overview

Drug Delivery Generally

The therapeutic value of a drug depends on its distribution throughout the body, reaction with the targeted site, reaction with other tissues and organs in the body, and clearance from the body. In an ideal treatment, the appropriate amount of drug is delivered to the intended site in the body and maintained there for an adequate period of time without adversely affecting other tissues and organs. Accordingly, the manner in which a drug is delivered can be as important to the ultimate therapeutic value of the treatment as the intrinsic properties of the drug itself.

Drugs are typically administered systemically by oral dosing or by injection and are subsequently dispersed throughout the body via the circulatory system. In many cases, systemic administration does not deliver drugs to the intended site at an adequate concentration for a sufficient period of time or fails to achieve the maximum potential therapeutic benefit.

Because systemically delivered drugs disperse throughout the body, they often must be administered at high dosage levels in order to achieve sufficient concentrations at the intended site. Some areas of the body, such as the eyes, joints, brain, and nervous system, have natural barriers that impede the movement of drugs to those areas, requiring the administration of even higher systemic doses. These high dosage levels can cause harmful side effects when the drug interacts with other tissues and organs.

Timely and repeated administration of drugs by the patient is often necessary to maintain therapeutic drug levels over an extended period of time. Patients, however, often fail to take drugs as prescribed and, as a result, do not receive the potential therapeutic benefit. The risk of patient noncompliance increases if multiple drugs are required, if the dosing regimen is complicated, or if the patient is elderly or cognitively impaired.

Due to the drawbacks of traditional systemic drug delivery, the development of methods to deliver drugs to patients in a more precise, controlled fashion over sustained periods of time has become a multi-billion dollar industry. Such methods include oral and injectable controlled-release products and skin patches. These methods seek to improve the consistency of the dosage over time and extend the duration of delivery. However, most of these methods still cannot provide constant, controlled dosage or deliver drugs for a sufficiently long duration. This reduces their effectiveness for diseases that are chronic or require precise dosing. In addition, most of these methods still deliver drugs systemically and, as a result, can still cause adverse systemic side effects.

Ophthalmic Drug Delivery

Delivery of treatments for diseases in the back of the eye is a significant issue in ophthalmology. Due to the effectiveness of the blood/eye barrier, it is difficult for systemically administered drugs to reach the eye in sufficient quantities to have a beneficial effect. There is a need for delivering drugs inside the eye in a manner that is safe, effective, and practical for long-term use. While there are currently many approaches to delivering medications to the eye, most do not achieve sufficient concentrations within the eye for the appropriate period of time.

Injecting solutions of drugs directly into the back of the eye can achieve effective but often transient drug levels in the eye, requiring repeated injections. Examples include Macugen® (pegaptanib sodium) and Lucentis® (ranibizumab, formerly RhuFab V2), both of which may be injected into the eye as frequently as approximately every month to six weeks. Apart from inconvenience and cost, repeated intravitreal injections carry risks including cataract formation, perforated schlera, vitreous hemorrhage and intraocular infection.

Technologies and Products

We have three primary technologies: Durasert, BioSilicon and CODRUG.

The Durasert Technology System

Our proprietary Durasert system delivers specific quantities of drugs directly to a target site in the body at controlled rates for predetermined periods of time ranging from days to years. Durasert is designed to address drawbacks of systemic drug delivery for our target diseases, which include adverse side effects characteristic of high dosing levels and reduced treatment benefits due to variations in drug levels at the target site.

Durasert is designed to offer three principal advantages:

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Localized Delivery. The Durasert system permits implantation, injection or other application directly at the target site. This administration allows the natural barriers of the body to isolate and assist in maintaining appropriate concentrations of the drug at the target site in an effort to achieve the maximum therapeutic effect of a drug while minimizing unwanted systemic effects.

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Controlled Release Rate. The Durasert system releases drugs at a constant or controlled rate. We believe that this feature allows our products and product candidates to deliver and maintain optimal drug concentrations at a target site and eliminate variability in dosing over time.

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Extended Delivery. The Durasert system delivers drugs for predetermined periods of time ranging from days to years. We believe that uninterrupted, sustained delivery offers the opportunity to develop products that reduce the need for repeat applications, eliminate the risk of patient noncompliance and provide more effective treatment.

The Durasert system uses a drug core with one or more surrounding polymer layers. The drug permeates through the polymers into the body at a controlled rate for a predetermined period of time ranging from days to years. By changing the design of the Durasert system, we can control both the rate and duration of release to meet different therapeutic needs. We believe that the Durasert system can be used to deliver a wide variety of different drugs.

Durasert Products and Product Candidates

Our Durasert portfolio of products and product candidates is as follows:

Product	Disease	Stage of Development
Vitrasert	CMV retinitis	FDA-approved and commercialized since 1996

Retisert	Posterior uveitis	FDA-approved and commercialized since 2005

Medidur	Diabetic macular edema	Phase III clinical trials

Medidur	Age-related macular degeneration	Investigator-sponsored pilot clinical trial

Medidur	Retinitis Pigmentosa	Pre-clinical trials

Vitrasert. Vitrasert treats CMV retinitis, a blinding eye disease that occurs in individuals with advanced AIDS. Vitrasert, which is surgically implanted through a 5-6 mm incision, provides sustained treatment for six to eight months through the intravitreal delivery of the anti-viral drug ganciclovir. Studies show that Vitrasert is one of the most effective approved treatments for CMV retinitis. Vitrasert has been sold since 1996, first by Chiron Corporation and subsequently by Bausch & Lomb, and has been used in over 12,000 eyes since its approval in 1996. Although CMV retinitis was common in the early 1990s, improvements in the treatment of AIDS/HIV have since significantly decreased the incidence of the disease in more developed countries. Sales of Vitrasert have correspondingly decreased over time. Vitrasert is marketed and sold in the United States by Bausch & Lomb.

Retisert. Retisert treats posterior uveitis and is the only drug approved by the FDA to treat this disease. Posterior uveitis is an autoimmune condition characterized by inflammation of the inside of the eye that can cause sudden or gradual vision loss. The disease has been estimated to affect 175,000 people in the United States and to have resulted blindness in approximately 30,000 people in the U.S. Retisert, which is surgically implanted through a 3-4 mm incision, delivers sustained levels of the anti-inflammatory corticosteroid FA for 30 months. Although there are off-label treatments for posterior uveitis, these treatments generally only slow the progression of the disease and can have more serious side effects than Retisert. Clinical trials have shown that many patients treated with Retisert experience improved vision. Retisert was approved as an orphan drug and has seven-year exclusive marketing rights. Retisert is marketed and sold in the United States by Bausch & Lomb.

Medidur. Our Medidur product candidate is designed to treat DME, a disease that causes swelling in the macula, the most sensitive part of the retina and is a major cause of vision loss in diabetics and a leading cause of vision loss for Americans under 65. Medidur, which is injected through a needle to the back of the eye in an in-office procedure, is designed to deliver FA on a sustained basis for up to 36 months. We are not aware of any approved drug treatment for this disease. Current treatments of DME have serious limitations, which include repeat treatments or invasive surgical procedures, and in general only temporarily reverse vision loss and slow the progression of the disease. Medidur FA for DME is currently in Phase III trials, which are now fully enrolled. The FAME (FA in DME) Study is tracking results of an intravitreal insert that is injected via a 25 gauge transconjunctival delivery system which slowly releases a very low dose of FA directly into the vitreous for up to three years. We licensed Alimera to develop, market and sell Medidur FA. Medidur FA is also in an investigator sponsored pilot clinical trial for treatment of exudative age-related macular degeneration in conjunction with Lucentis® and in pre-clinical trials for retinitis pigmentosa.

The BioSilicon Technology System

Our proprietary BioSilicon technology system utilizes an elemental silicon, which is processed to create a “honeycomb” structure of pores, to deliver various drugs, including small chemical entities, peptides and proteins. BioSilicon has two significant characteristics:

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Biocompatibility. BioSilicon is biocompatible, meaning that it is not injurious and does not cause immunological rejection within the body when it degrades into silicic acid (the non-toxic, dietary form of silicon found in food).

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Biodegradability. BioSilicon is biodegradable both in vivo (in animals and humans) and in vitro (in solution). BioSilicon’s biodegradability can be finely tuned so that it dissolves in suitable environments in days, weeks or months.

As a result, we believe that BioSilicon, like Durasert, can be designed to provide localized delivery, controlled release rate and extended delivery of therapeutics at a target site.

The following properties make BioSilicon a potentially effective drug delivery platform:

•	high level drug loading (up to 95%) and up to 50% weight/weight;

•	ability to improve the dissolution and bioavailability of poorly water soluble drugs and the ability to control drug release;

•	ability to accommodate different molecular sizes or drugs; and

•	ability to serve as a conductor of electrical charge which can be altered to regulate drug delivery rate (in potential future advanced drug delivery systems).

BioSilicon Product Candidate and Potential Applications.

BrachySil for Pancreatic Cancer. Our BrachySil product candidate is designed to treat pancreatic cancer by injection through a needle directly to the tumor site in an in-office procedure. BrachySil delivers phosphorus-32, or 32-P, a beta-emitting radioactive isotope that has been shown to shrink tumors. Because this radiation is also harmful to healthy tissue, BrachySil is designed to reduce radiation beyond the area of the tumor. Existing 32-P-based products allow the isotope to dissolve, disperse throughout the body and harm healthy tissue in other parts of the body.

We believe BrachySil has a number of potential advantages:

•	Short range. 32-P isotope has a short active range resulting in less damage to healthy tissue;

•	Range of tumors. Fine gauge needle delivery allows potential application to a range of solid tumors;

•	Direct delivery. Injection via fine gauge needle minimizes side effects and tissue trauma;

•	Distribution. 32-P half-life of 14 days allows more logistically convenient distribution to hospitals and application in the patient;

•	Immobilization. 32-P particles are generally localized in the tumor, significantly reducing risk of leakage or systemic side effects.

We recently completed a Phase IIa clinical trial for pancreatic cancer and expect shortly to commence a Phase IIb dose-ranging trial. Although we have to date funded the BrachySil clinical development activities, our strategic plan is to identify a co-development and marketing partner in advance of commencing a pivotal Phase III clinical trial.

We are seeking to clarify the regulation of BrachySil as a medical device in the U.S. and the European Union (“EU”). Generally, obtaining regulatory approval to market a medical device is less expensive and time consuming than the process required for a new drug.

Other Potential BioSilicon Applications

We believe BrachySil has the potential to be used to treat other solid tumors, and we intend to investigate other tumor indications, such as liver metastases. Although our research in the following areas is at a preliminary stage, we also believe that BioSilicon has potential to be used as a biodegradable scaffold for orthopedic tissue engineering to treat bone conditions, to promote bone growth and for other orthopedic applications, as well as for tissue regeneration in the area of wound management.

The CODRUG Technology System

Our proprietary CODRUG system allows for the simultaneous release of two or more drugs from the same product at the same controlled rate over a predetermined period of time. Using this technology, we chemically link together two or more identical or different drugs. Codrugs can be administered by virtually any delivery method. Regardless of delivery method, codrugs dissolve into the body at a predetermined rate and then separate into the original active drug(s) when the chemical bond breaks apart. We believe that many drugs can be chemically linked with our CODRUG technology and have synthesized a library of several hundred CODRUG compounds.

Strategic Collaborations

We have entered into a number of collaboration/license agreements to develop and commercialize our product candidates and technologies. In all of these agreements, we retain our right to use and develop the underlying technologies outside of the scope of the exclusive licenses granted.

Chiron Vision Corporation

Our first collaboration was with Chiron Vision Corporation (“Chiron”), a subsidiary of Chiron Corporation. Under a 1992 licensing and development agreement with CDS, Chiron financed the development of Vitrasert, and was granted a worldwide, exclusive license to make and sell products based on the Durasert technology used in Vitrasert for the treatment of conditions of the eye. Chiron commenced commercial sales of Vitrasert following FDA approval in 1996. Bausch & Lomb acquired Chiron in 1997, assumed this agreement and currently markets and sells Vitrasert. Bausch & Lomb pays royalties on sales of Vitrasert.

Bausch & Lomb Incorporated

In 1999, CDS entered into a licensing and development agreement with Bausch & Lomb for additional products for the treatment of eye diseases. CDS granted Bausch & Lomb a worldwide, exclusive license for the life of the relevant patents to use certain of its technologies for the treatment, prevention or diagnosis of any disease, disorder or condition of the eye in humans or in animals.

In December 2003, under an amended and restated license agreement that significantly revised the 1992 and 1999 agreements, CDS granted Bausch & Lomb a worldwide, exclusive license to certain of its technologies to make and sell Vitrasert and its first generation products, as defined in the agreement, including the Retisert device, for the treatment, prevention and diagnosis of any disease, disorder or condition of the human eye. Bausch & Lomb agreed to pay CDS royalties based on sales of any products that meet the definition of first generation products. Bausch & Lomb can terminate its agreement with us without penalty at any time upon 90 days’ written notice.

Alimera Sciences Inc.

In February 2005, CDS granted Alimera a worldwide exclusive license to use certain of its technologies to make and sell Medidur FA for the treatment and prevention of eye diseases other than uveitis. CDS also granted Alimera a worldwide non-exclusive license to use certain of its technologies to make and sell products for the treatment and prevention of eye diseases other than uveitis that are not exclusively licensed to Bausch & Lomb, have a drug core within a polymer layer and are either approved or designed to be approved either to deliver a corticosteroid by a direct delivery method to the posterior portion of the eye or to treat DME by delivering a compound through a direct delivery method other than through incisions smaller than a specified size. Other than the licenses to Bausch & Lomb, we are not permitted to use, or grant a license to any third party to use, such technologies to make or sell any products subject to the non-exclusive license granted to Alimera.

On March 14, 2008, we amended and restated this license and collaboration agreement. In exchange for current and future consideration of up to approximately $78 million, we agreed to a 20% share in the future profits of Medidur FA.

Current consideration consisted of (i) $12.0 million in cash received upon the execution of the amended collaboration agreement and (ii) cancellation of $5.7 million of accrued development cost liabilities, including related penalties and accrued interest, owed by us to Alimera as of March 14, 2008. Other consideration, exclusive of our 20% profit share, includes (i) conditional principal and interest payments of up to approximately $21.0 million through September 2012 under a note issued by Alimera; (ii) a $25.0 million milestone payment upon FDA approval of Medidur FA for DME and (iii) reimbursement of approved development costs we incur.

Under the amended collaboration agreement, Alimera assumes control of, and financial responsibility for, development and commercialization of the licensed products. The assumption by Alimera of all financial responsibility for the development of licensed products under the collaboration agreement will result in the elimination of an estimated $14.0 million of future development cost obligations that would otherwise have been payable by us to Alimera pursuant to the terms of the original collaboration agreement.

Either party may terminate the agreement for the other party’s uncured material breach. pSivida may terminate the agreement with respect to a particular product if Alimera abandons such product, in which case the agreement provides for specific, exclusive remedies.

Pfizer

On April 3, 2007, we entered into an exclusive worldwide Collaborative Research and License Agreement with Pfizer for certain of our technologies, including the technology underlying Medidur, in certain ophthalmic applications.

Under the terms of the agreement, we are eligible to receive up to $153.5 million in development and sales related milestones. We will work together on a joint research program aimed at developing ophthalmic products using our sustained drug delivery technology. Beginning with the first calendar quarter of 2008, Pfizer is required to pay us a minimum of $500,000 each quarter until a Phase III clinical trial commences. Pfizer will have an exclusive license to market all products developed under this collaboration agreement and will pay us a royalty on net sales of those products. Pfizer may terminate the agreement without penalty on 60 days notice without cause.

In addition, Pfizer made a $5.0 million equity investment in the Company upon entering into the license agreement. Pursuant to the terms of the license agreement, Pfizer also made an additional $6.5 million investment in the Company in connection with our July 2007 share issue transaction. As a result of these equity investments, Pfizer is currently the Company’s largest shareholder, owning approximately 10.2% of total shares outstanding as of May 31, 2008.

Evaluation Agreements

We have entered into agreements with potential collaborative partners to evaluate our technologies for the delivery of drug molecules utilizing our Durasert, BioSilicon or CODRUG technologies. If the work being conducted under these evaluation agreements is successful, we believe there is the potential to license the relevant technology for a specific drug molecule and/or application.

Research and Development

Our primary activity is the development of products based on our Durasert, BioSilicon and other technologies. Our research and development expenses were $66.3 million, $45.6 million and $10.1 million during fiscal 2007, 2006 and 2005, respectively. Of these amounts, approximately $9.7 million, $11.1 million and $5.5 million for fiscal 2007, 2006 and 2005, respectively, were incurred for costs of research and development personnel, clinical trials, contract services, testing and laboratory facilities. Such costs are charged to operations as incurred. The remaining expense of $56.6 million, $34.5 million and $4.6 million for fiscal 2007, 2006 and 2005, respectively, consisted of non-cash charges for an impairment write-down of our Retisert intangible asset, acquired in-process research and development, amortization of intangible assets, depreciation of property, plant and equipment and stock-based compensation expense specifically allocated to research and development activities and personnel.

Intellectual property

Our intellectual property rights are crucial to our business. We hold or are licensed patents relating to our core technologies in the United States and European markets. The following table provides general details relating to these patents (including both patents that have been issued and applications that have been accepted for issuance) and patent applications, and is based on information available as of May 31, 2008.

Technology	United States Patents	United States Applications	Foreign Patents	Foreign Applications	Patent Families
Durasert	11	21	40	129	21
BioSilicon	10	21	49	70	29
CODRUG	2	14	6	13	15
Other	—	3	—	4	3
Total	23	59	95	216	68

Durasert Technology. Our patent portfolio comprises patents and patent applications relating to the use of a drug-containing core and one or more polymer layers, membranes or coatings, that deliver drugs locally or systemically at a controlled rate for a predetermined period of time ranging from days to years.

BioSilicon Technology. Our patent portfolio comprises patents and patent applications relating to the use of BioSilicon on or in the body in various healthcare applications, including our core focus of specialized drug delivery, targeted internal cancer therapy and the use of silicon in pharmaceuticals.

CODRUG Technology. Our patent portfolio comprises patents and patent applications relating to the use and delivery of codrugs for various pharmaceutical and healthcare-related applications.

Other Technology. We have patents and patent applications relating to various other technologies, including treatment of otic disorders and methods for controlling elevated intraocular pressure.

Raw Materials

The Company uses small amounts of silicon in its operations. The Company has been able, and expects to continue to be able, to access the amounts of silicon that it requires.

Employees

The Company had 22 employees as of May 31, 2008.

Sales and Marketing

We have no experience in the sales, marketing and distribution of healthcare products, and we have no marketing or sales staff. We depend on our collaborative partners to market our products. Significant additional expenditures would be required for us to develop an independent sales and marketing organization.

Reimbursement

The successful commercialization of our current and any future products will depend in significant part on the extent to which reimbursement of the cost of the products and the related implantation or injection procedures will be available from government health administration authorities, private health insurers, and other organizations. Medicaid and Medicare, most major health maintenance organizations, and most health insurance carriers reimburse $4,240 for the cost of the Vitrasert implant, with additional reimbursement for associated surgical fees. The Centers for Medicare and Medicaid Services designated Retisert as eligible for Medicare reimbursement at the rate of $19,345, with associated surgical fees to be reimbursed separately.

Competition

We are engaged in healthcare product development, an industry that is characterized by extensive research efforts and rapid technological progress. Our principal competitors in this market are the numerous drug delivery and pharmaceutical companies that are attempting to improve the safety and efficiency of pharmaceuticals by developing and introducing novel delivery methods. In addition, we believe that pharmaceutical, drug delivery, and biotechnology companies, research organizations, governmental entities, universities, hospitals, other nonprofit organizations, and individual scientists are seeking to develop therapies for our targeted diseases.

Vitrasert primarily competes with treatments involving the systemic delivery of ganciclovir, a Roche Holdings AG product, and other drugs. Retisert is the only FDA-approved treatment for posterior uveitis, although steroids and other existing drugs approved for other uses are commonly administered systemically or by local injection to treat this condition in off-label use.

Many companies are pursuing products to treat back of the eye diseases. These include the following:

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Genentech, Inc. has developed an FDA-approved treatment for wet AMD, Lucentis, which is injected directly into the eye approximately every month. Clinical trials are underway investigating the use of this drug for treatment of DME.

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Allergan, Inc. is in Phase III clinical trials of its product, Posurdex®, for the treatment of persistent macular edema. If approved by the FDA, this product may be used off-label for the treatment of DME. In addition, Allergan and EntreMed, Inc. are collaborating on a program to develop a treatment for AMD that is at the pre-clinical development stage.

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OSI Pharmaceuticals, Inc. has an intraocular injectable product, Macugen, approved to treat wet AMD and has commenced a pivotal clinical trial for the use of Macugen in the treatment of DME. In addition, OSI Pharmaceuticals entered into collaboration with Pfizer. to co-promote Macugen.

•	SurModics Inc. has completed a Phase I clinical trial of a helical coil coated with drug releasing polymer which is implanted in the back of the eye to treat DME.

•	Neurotech SA has completed Phase I clinical trials of its NT-501, a cell-based implant that releases ciliary neurotrophic factor for the treatment of retinitis pigmentosa.

BrachySil competes with a number of therapies used in the treatment of pancreatic cancer. Each of these treatment options has its own features and limitations.

Revenue

The following table details revenues recognized by type and by geographical location for the years ended June 30, 2007, 2006 and 2005:

	Year Ended June 30,
	2007			2006			2005
	United States[1]	United Kingdom[2]	Total	United States[1]	United Kingdom[2]	Total	United States[1]	United Kingdom[2]	Total
	(In thousands)
Revenue:
Royalties	$1,052	$—	$1,052	$343	$—	$343	$—	$—	$—
Collaborative research and development	652	—	652	642	—	642	—	—	—
Other	—	81	81	—	51	51	—	122	122

	$1,704	$81	$1,785	$985	$51	$1,036	$—	$122	$122

[1]	Represents revenues earned by our U.S. subsidiary.
[2]	Represents revenues earned by our U.K. subsidiary.

Long-Lived Assets

For geographic information regarding our long-lived assets, see Note 16 to the accompanying audited financial statements.

Government Regulation

The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our drug delivery products. The process required by the FDA under the new drug provisions of the Federal Food, Drug, and Cosmetic Act before our products may be marketed in the United States generally involves the following:

•	pre-clinical laboratory and animal tests;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin in the United States;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed pharmaceutical for its intended use;

•	submission to the FDA of a new drug application; and

•	FDA review and approval of the new drug application.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on a timely basis, if at all.

Pre-clinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. The results of the pre-clinical tests, together with manufacturing information, analytical data and protocols for proposed human clinical trials, are submitted to the FDA as part of an IND, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. There is no certainty that pre-clinical trials will result in the submission of an IND or that submission of an IND will result in FDA authorization to commence clinical trials.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified principal investigators. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and any efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution where the study will be conducted. The institutional review board will consider, among other things, ethical factors, safety of human subjects and possible liability of the institution. Some clinical trials, called “investigator-sponsored” clinical trials, are conducted by third-party investigators. The results of these trials may be used as supporting data by a company in its application for FDA approval, provided that the company has contractual rights to use the results.

Human clinical trials are typically conducted in three sequential phases which may overlap:

•	Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

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Phase II: Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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Phase III: Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

In the case of products for life-threatening diseases such as cancer, or severe conditions such as blinding eye disease, or for products that require invasive delivery, the initial human testing is often conducted in patients with the disease rather than in healthy volunteers. Since these patients already have the targeted disease or condition, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials and so these trials are frequently referred to as Phase I, II or IIa trials. If a product uses a combination of drugs, the FDA requires that clinical trials demonstrate that the combination is safe and effective and that each drug contributes to efficacy. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, we, the FDA, the institutional review board or the sponsor, if any, may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The Food and Drug Administration Amendments Act of 2007 (“FDAAA”) is designed to provide the public with more easily accessible information about the safety and efficacy of marketed drugs and the FDA with increased authority to ensure drug safety. FDAAA requires that we register each controlled clinical trial, aside from a Phase I trial, on a website administered by National Institutes of Health (“NIH”), including descriptive information (e.g., a summary in lay terms of the study design, type, and desired outcome), recruitment information (e.g., target number of participants, whether healthy volunteers are accepted), location and contact information, and administrative data (e.g., FDA identification numbers). Effective September 2008, within one year of a trial’s completion, we must submit to the FDA information about the trial including characteristics of the patient sample, primary and secondary outcomes, trial results written in lay and technical terms, and the full trial protocol. The information is then posted to the website unless the drug has not yet been approved, in which case the FDA posts the information shortly after approval. New drug application, supplement, or other submissions to the FDA require certification of compliance with the FDAAA clinical trials database requirements.

The results of product development, pre-clinical studies and clinical studies are submitted to the FDA as part of a new drug application, or NDA, for approval of the marketing and commercial shipment of the product. The FDA may deny an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if the additional data are submitted, the FDA may ultimately decide that the new drug application does not satisfy the criteria for approval. As a condition of approval, the FDA may require post-marketing “Phase IV” clinical trials to confirm that the drug is safe and effective for its intended uses. Once issued, the FDA may withdraw product approval if compliance with regulatory standards for production and distribution is not maintained or if safety problems occur after the product reaches the market. The FDA requires surveillance programs to monitor approved products which have been commercialized. The agency also has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

If a drug is intended for the treatment of a serious or life-threatening condition and has the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA “fast track” designation. The fast track designation applies only for the specific indications for which the product satisfies these two requirements. Under fast track provisions, the FDA is committed to working with the sponsor for the purpose of expediting the clinical development and evaluation of the drug’s safety and efficacy for the fast track indication.

Marketing applications filed by sponsors of products in fast track development often will qualify for expedited review under policies or procedures offered by the FDA, but fast track designation does not assure this qualification.

If a drug treats a disease or condition that affects fewer than 200,000 people in the United States, the drug sponsor may apply to the FDA for “orphan drug” designation under the Orphan Drug Act. More than one drug may be given an orphan drug designation by the FDA for a given disease or condition. However, the first drug with an orphan drug designation to receive marketing approval for the treatment of that disease or condition is granted a period of marketing exclusivity. Sponsors are granted seven years of exclusive rights to market the first approved orphan drug for treatment of that disease or condition, independent of any additional patent protection that may apply to the product. This marketing exclusivity does not prevent a competitor from obtaining approval to market a different drug that treats the same disease or condition or the same drug to treat a different disease or condition. Sponsors also are granted tax incentives for clinical research undertaken to support an application for an orphan drug, and grants to defray some of these clinical costs may also be available. In addition, the FDA will typically coordinate with the sponsor on research study design for an orphan drug and may exercise its discretion to grant marketing approval on the basis of more limited product safety and efficacy data than would ordinarily be required. If the FDA withdraws a product’s orphan drug designation, however, these various benefits no longer apply.

Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon factors including the type, complexity and novelty of the pharmaceutical product. Such government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in pre-clinical or early stage clinical trials does not assure success in later stage clinical trials. Data from pre-clinical and clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be subject to significant limitations based on data from pre-clinical and clinical activities. Further, discovery of previously unknown problems in connection with a product’s use may result in restrictions on the product or even complete withdrawal of the product from the market.

Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and state agencies. They are also subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon us and our third-party manufacturers.

The passage of FDAAA significantly enhanced FDA’s authority to regulate drugs post-approval. For certain drugs that the FDA determines pose risks that outweigh the benefits, FDA approval may be subject to the manufacturers’ continued adherence to a Risk Evaluation Mitigation Strategy (“REMS”). REMS, which are tailored to specifically address the risks of a given drug, may contain elements that restrict distribution of the drug to certain physicians, pharmacists, and patients or that require the use of communication tools such as letters to healthcare providers and patients detailing the risks associated with the drug. In addition to REMS, FDAAA also provides the FDA with increased authority to require the manufacturer to conduct post-approval clinical trials and to submit any drug advertisements to FDA for review before dissemination.

We are also subject to numerous other federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

We are also subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products which we sell outside the U.S. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely by country. Whether or not we obtain FDA approval, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before manufacturing or marketing the product in those countries. The approval process varies from country to country, and the time required for these approvals may differ substantially from that required for FDA approval. There is no assurance that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country. For clinical trials conducted outside the United States, the clinical stages generally are comparable to the phases of clinical development established by the FDA.

Available Information

Our Internet address is www.psivida.com. Copies of our annual reports, proxy statements, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those filings pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge through our website under “SEC Filings,” after they are filed electronically with the Securities and Exchange Commission (the “SEC”).

Item 1A.	Risk Factors.

The following risk factors, in addition to the other information and financial data contained in this annual report, should be considered carefully in evaluating our company and its business.

Risks related to our company and our business

If we do not receive expected payments from Pfizer or Alimera, we may be required to seek additional capital in order to fund our operations, and our ability to obtain additional capital is uncertain.

Our cash and cash equivalents totaled approximately $18.2 million at March 31, 2008. We currently believe that if the Pfizer and Alimera agreements continue and we receive the Pfizer research and development funding, Alimera continues to fund the development of Medidur FA and we receive the scheduled conditional note payments from Alimera, our existing cash resources together with these payments will be sufficient to fund our operations under our current operating plan through at least June 30, 2010. However, if Pfizer or Alimera fails to make these expected payments or if Alimera stops funding the development of Medidur FA, we may be required to seek additional capital prior to June 30, 2010. Whether and when we will require additional capital will depend upon many other factors, including, but not limited to:

•

the continuation of and payments under, our existing collaboration and license agreements with Pfizer, Alimera and others, including their continued funding of our programs and our receipt of milestone, royalty, note and other payments, and the development of new collaboration and licensing agreements for other product candidates, such as BrachySil;

•	the amount and timing of sales of Retisert, which affects the timing of the resumption of Retisert royalty payments and the amount of such royalty payments;

•	the scope and extent of our internally funded operations, including our programs for BrachySil and other potential BioSilicon product candidates;

•	our ability to establish and maintain strategic arrangements (in addition to those set forth above) for research, development, clinical testing, manufacturing and marketing;

•	the success of our products and product candidates, including the timing and costs of regulatory approvals and the commercial success of approved products;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	changes in our current operating plan, which may affect our need for capital.

If we require additional capital in the future, we do not know if it will be available when needed or on terms favorable to us or our stockholders. If available, additional equity financing may be dilutive to stockholders, debt financing may involve restrictive covenants or other unfavorable terms and potentially dilutive equity, and collaboration agreements may be on unfavorable terms, including a requirement that we relinquish rights to our technologies or products. If adequate financing is not available if and when needed, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or otherwise reduce our cash requirements.

We have a history of losses; we expect to continue to incur losses, and we may never become profitable.

pSivida was formed in 2000. As primarily a research and development company, we have incurred operating losses in every year of our existence. We incurred a net loss of $12.3 million for the year ended June 30, 2005, a net loss of $47.0 million for the year ended June 30, 2006 and a net loss of $81.2 million for the year ended June 30, 2007. As of June 30, 2007, we had an accumulated deficit of $149.4 million. We have not achieved profitability and expect to continue to incur net losses through at least the fiscal year ending June 30, 2010, and we may incur losses beyond that time, particularly if our Medidur FA for DME product candidate is not approved and widely marketed. Even if Medidur FA for DME or BrachySil is approved and marketed at some point after June 30, 2010, sales of Medidur FA for DME and BrachySil, combined with royalty income from our current products and any other products and any other sources of revenue, may not be sufficient to result in profitability at that time or at any other time.

We do not currently derive significant revenue from Retisert, and there is no assurance that Retisert will ever be a material source of revenue.

On December 30, 2005, we acquired CDS, which had incurred net losses in each of its previous five fiscal years. Following regulatory approval for Retisert in April 2005, CDS entered into an advance royalty agreement with Bausch & Lomb in June 2005 pursuant to which CDS received $3.0 million up front in lieu of $6.25 million of future Retisert royalties that otherwise would be payable to us under the license agreement. As of March 31, 2008, an additional $3.3 million of future royalties otherwise payable from the sales of Retisert must be earned before we are entitled to receive any royalty payments from Bausch & Lomb. At June 30, 2007, we decreased our assessment of the probable level of future sales of Retisert as a result of historical sales trends and Bausch & Lomb’s decision to withdraw its European application for authorization to market Retisert, resulting in a $45.3 million impairment write-down of the value assigned to the Retisert patents as of the CDS acquisition. We cannot predict when, if ever, we will begin receiving full royalty payments from Bausch & Lomb or the amount of any future royalty payments that we will receive.

Our current licensees may terminate their agreements with us at any time, and if they do, we may not be able to effectively develop and sell our products.

Our licensees have rights of termination under our agreements with them. Exercise of termination rights by those parties may leave us temporarily or permanently without development, marketing or sales resources, which may have an adverse effect on our business, financial condition and results of operations. Additionally, our interests may not continue to coincide with those of our partners, and our partners may develop, independently or with third parties, products or technologies that could compete with our products. Further, disagreements over rights or technologies or other proprietary interests may occur.

We have exclusively licensed certain of our controlled drug delivery technologies to Pfizer for certain ophthalmic applications. Pfizer is funding research and further development and commercialization of products licensed under our agreement with them. Pfizer may terminate the agreement without penalty at any time and for any reason upon 60 days written notice. We have exclusively licensed our technology with respect to Vitrasert, Retisert and certain other ophthalmic uses to Bausch & Lomb, and with respect to Medidur FA for DME and certain other ophthalmic uses to Alimera. Bausch & Lomb is responsible for funding and managing the development and commercialization of all licensed products and can terminate its agreement with us without penalty at any time upon 90 days’ written notice. Pursuant to the amended collaboration agreement with Alimera, Alimera has assumed financial responsibility for the development of licensed products, along with sole responsibility for the commercialization of such licensed products. Alimera may abandon the development and commercialization of any licensed product at any time.

Alimera was incorporated in June 2003 and has limited resources. Any of Pfizer, Alimera or Bausch & Lomb may decide not to continue with or commercialize any or all of the licensed products, change strategic focus, pursue alternative technologies or develop competing products. While Pfizer and Bausch & Lomb have significant experience in the ophthalmic field and have substantial resources, there is no assurance as to whether, and to what extent, that experience and those resources will be devoted to our technologies. Because we do not currently have sufficient funding or internal capabilities to develop and commercialize these products and product candidates, decisions, actions, breach or termination of these agreements by Pfizer, Bausch & Lomb or Alimera could delay or stop the development or commercialization of Retisert, Medidur FA for DME or other of our product candidates licensed to such entities.

We have paid penalties pursuant to registration agreements with securities holders relating to resale registration statements, and any requirement to pay such penalties in the future may have a material adverse effect on our financial condition.

We have registration rights agreements that require us to file and maintain the effectiveness of registration statements for the resale of our common stock, which provide for monetary penalties in the event of our failure to do so. During the year ended June 30, 2007, we paid registration delay penalties of approximately $2.3 million in connection with our Sandell subordinated promissory note and our Absolute subordinated convertible notes. Our failure or inability to maintain the effectiveness of any of our required registration statements or to adequately update information in the related prospectuses may subject us to additional penalties under our current registration rights agreements. Payment of additional penalties may have a material adverse effect on our financial condition and may require us to suspend, curtail or terminate our operations or delay, reduce the scope of or eliminate one or more of our research and development programs, any of which could have a material adverse effect on our business.

Our product candidates are based upon new or unproven technologies and may not prove to be effective or achieve market acceptance.

We are currently seeking to develop products based upon our technologies, and our long-term viability and growth will depend on the successful development and commercialization of product candidates. Product development and commercialization are very expensive and involve a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Other risks include the potential for ineffectiveness, lack of safety, unreliability, failure to receive necessary regulatory clearances or approvals and the emergence of superior or equivalent products. Although we have developed two marketed products (Vitrasert and Retisert) based on our Durasert technology, it is uncertain whether our Durasert technology will prove useful or effective in other products. No products based on our BioSilicon or CODRUG technologies have to date received FDA approval. Even if one or more of our product candidates is approved by the FDA, there is no assurance that these product candidates will achieve market acceptance.

We rely heavily upon patents and trade secrets to protect our proprietary technologies. If we fail to protect our intellectual property or infringe on others’ technologies, our ability to develop and market our products and product candidates may be compromised.

Our success is dependent on whether we can obtain patents, defend our existing patents and operate without infringing on the proprietary rights of third parties. As of May 31, 2008, we had 118 patents and 275 pending patent applications, including patents and pending applications covering our Durasert, BioSilicon and CODRUG technologies. Intellectual property protection of our technologies is uncertain. We expect to seek to patent and protect our proprietary technologies. However, there is no assurance that any additional patents will be issued to us as a result of our pending or future patent applications or that any of our patents will withstand challenges by others. In addition, we may not have sufficient funds to patent and protect our proprietary technologies to the extent that we would desire or at all. If we were determined to be infringing any third party patent, we could be required to pay damages, alter our products or processes, obtain licenses, pay royalties or cease certain operations. We may not be able to obtain any required licenses on commercially favorable terms, if at all. In addition, many of the laws of foreign countries in which we intend to operate may treat the protection of proprietary rights differently from, and may not protect our proprietary rights to the same extent as, laws in the United States and Patent Co-operation Treaty countries.

Prior art may reduce the scope or protection of, or invalidate, patents. Previously conducted research or published discoveries may prevent patents from being granted, invalidate issued patents or narrow the scope of any protection obtained. Reduction in scope of protection or invalidation of our licensed or owned patents, or our inability to obtain patents, may enable other companies to develop products that compete with our products and product candidates on the basis of the same or similar technology. As a result, our patents and those of our licensors may not provide any or sufficient protection against competitors.

While we have not been and are not currently involved in any litigation over intellectual property, such litigation may be necessary to enforce any patents issued or licensed to us or to determine the scope and validity of third party proprietary rights. We may also be sued by one or more third parties alleging that we infringe their intellectual property rights. Any intellectual property litigation would be likely to result in substantial costs to us and diversion of our efforts. If our competitors claim technology also claimed by us and if they prepare and file patent applications in the U.S. or other jurisdictions, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark office or appropriate foreign patent office to determine priority of invention, which could result in substantial cost to us and diversion of our efforts. Any such litigation or interference proceedings, regardless of the outcome, could be expensive and time consuming. Litigation could subject us to significant liabilities to third parties, requiring disputed rights to be licensed from third parties and/or require us to cease using certain technologies.

We also rely on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties could breach these agreements and disclose our confidential information, or our competitors might learn of the information in some other way. If any material trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our competitive position could be materially harmed.

If we do not receive the necessary regulatory approvals, we will be unable to commercialize our product candidates.

Our current and future activities are and will be subject to stringent regulation by governmental authorities in the U.S., Europe and other countries. Before we or our collaborative partners can manufacture, market and sell any of our product candidates, approval from the FDA and/or foreign regulatory authorities is first required. Generally, in order to obtain these approvals, pre-clinical studies and clinical trials must demonstrate that each of our product candidates is safe for human use and effective for its targeted disease. Our product candidates are in various stages of pre-clinical and clinical testing. If clinical trials for any of these products are not successful, those products cannot be manufactured and sold and will not generate revenue from sales. Clinical trials for our product candidates may fail or be delayed by many factors, including the following:

•	our lack of sufficient funding to pursue trials rapidly or at all;

•	our inability to attract clinical investigators for trials;

•	our inability to recruit patients in sufficient numbers or at the expected rate;

•	adverse side effects;

•	failure of the trials to demonstrate a product’s safety or efficacy;

•	our failure to meet FDA or other regulatory agency requirements for clinical trial design or for demonstrating efficacy for a particular product;

•	our inability to follow patients adequately after treatment;

•	changes in the design or manufacture of a product;

•	our inability to manufacture sufficient quantities of materials for use in clinical trials; and

•	governmental or regulatory delays.

Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Data from pre-clinical studies, early clinical trials and interim periods in multi-year trials are preliminary and may change, and final data from pivotal trials for such products may differ significantly. Serious adverse side effects may develop that delay, limit or prevent the regulatory approval of products, or cause their regulatory approvals to be limited or even rescinded. Additional trials necessary for approval may not be undertaken or may ultimately fail to establish the safety and efficacy of proposed products. The FDA or other relevant regulatory agencies may not approve proposed products for manufacture and sale. Any product approvals we achieve could also be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the products’ marketing approval.

In addition to testing, regulatory agencies impose various requirements on manufacturers and sellers of products under their jurisdiction, such as labeling, manufacturing practices, record keeping and reporting. Regulatory agencies may also require post-marketing testing and surveillance programs to monitor a product’s effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals.

We have a limited ability to develop and market products ourselves. If we are unable to find marketing or commercialization partners, or our marketing or commercialization partners do not successfully develop or market our products, we may be unable to effectively develop and market products on our own.

We have limited product development capability and no marketing or sales staff. Developing products and achieving market acceptance for them will require extensive and substantial efforts by experienced personnel as well as expenditure of significant funds. We may not be able to establish sufficient capabilities necessary to develop products and achieve market penetration ourselves.

Our business strategy includes entering into collaborative arrangements for the development and commercialization of our product candidates, and we currently have collaborations with Alimera, Pfizer and Bausch & Lomb. The curtailment or termination of any of these arrangements could adversely affect our business, our ability to develop and commercialize our products and proposed products and our ability to fund operations.

The success of these and future collaborative arrangements will depend heavily on the experience, resources, efforts and activities of our collaborators. Our collaborators have, and are expected to have, significant discretion in making these decisions. Risks that we face in connection with our collaboration strategy include the following:

•	our collaborative arrangements are, and are expected to be, subject to termination under various circumstances including on short notice and without cause;

•

we are required, and expect to be required, under our collaborative arrangements not to conduct specified types of research and development in the field that is the subject of the collaboration, limiting the areas of research and development that we can pursue;

•	our collaborators may develop and commercialize, either alone or with others, products that are similar to or competitive with our products;

•

our collaborators, consistent with other pharmaceutical and biotechnology companies that have historically acted similarly, may for a variety of reasons change the focus of their development and commercialization efforts or decrease or fail to increase spending related to our products, limiting the ability of our products to reach their potential;

•	our collaborators may lack the funding or experience to develop and commercialize our products successfully or may otherwise fail to do so; and

•	our collaborators may not perform their obligations, in whole or in part.

To the extent that we choose not to, or we are unable to, enter into future license agreements with marketing and sales partners and seek to market and sell products ourselves, we would experience increased capital requirements to develop the ability to market and sell future products. We may not be able to market or sell our technology or future products independently in the absence of such agreements.

If our competitors and potential competitors develop products that receive regulatory approval before our product candidates are approved or reach the market prior to our product candidates or are more effective or have fewer side effects than our products or product candidates, our products or product candidates may not achieve the sales we anticipate and could be rendered obsolete.

We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals, other nonprofit organizations and individual scientists are seeking to develop the drugs, therapies, products, approaches or methods to treat our targeted diseases or their underlying causes. For many of our targeted diseases, competitors have alternate therapies that are already commercialized or are in various stages of development ranging from discovery to advanced clinical trials. Any of these drugs, therapies, products, approaches or methods may receive government approval or gain market acceptance more rapidly than our products and product candidates, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely, which could reduce demand for our products and product candidates and could render them noncompetitive or obsolete. For example, sales of Vitrasert for the treatment of CMV retinitis, a disease that affects people with late-stage AIDS, have declined significantly, because of new treatments that delay the onset of late-stage AIDS.

Many of our competitors and potential competitors have substantially greater financial, technological, research and development, marketing and personnel resources than us. Our competitors may succeed in developing alternate technologies and products that, in comparison to the products we have and are seeking to develop:

•	are more effective and easier to use;

•	are more economical;

•	have fewer side effects, or

•	otherwise render our products less competitive or obsolete.

These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals or clearances and manufacturing and marketing products or technologies.

Problems associated with international business operations could affect our ability to manufacture and sell our products. If we encounter such problems, our costs could increase and our development of products could be delayed.

We currently maintain offices in the U.S. and the U.K. and have engaged consultants in Australia. BrachySil is produced for us in Germany and the U.K., and BioSilicon is produced in-house and by third party contractors in the U.K. We have research and development facilities in the UK and the U.S. and we intend to license products for sale and/or sell products in most major world healthcare markets. A number of risks are inherent in our international strategy. In order for us to license and manufacture our products, we must obtain country and jurisdiction-specific regulatory approvals or clearances to comply with regulations regarding safety and quality. We may not be able to obtain or maintain regulatory approvals or clearances in such countries, and we may be required to incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances. In addition, our operations and revenues may be subject to a number of risks associated with foreign commerce, including the following:

•	staffing and managing foreign operations;

•	political and economic instability;

•	foreign currency exchange fluctuations;

•	foreign tax laws, tariffs and freight rates and charges;

•	timing and availability of export licenses;

•	inadequate protection of intellectual property rights in some countries; and

•	obtaining required governmental approvals.

If we encounter problems with product manufacturing, we could experience delays in product development and commercialization, which would adversely affect our future profitability.

Our ability to conduct timely preclinical and clinical research and development programs, obtain regulatory approvals, commercialize our product candidates and fulfill our contract manufacturing obligations to others will depend, in part, upon our ability to manufacture our products, either directly or through third parties, in accordance with FDA and other regulatory requirements. We currently have BioSilicon production capability at our facility and under contract in the U.K. for use in internal and collaborative research. BrachySil is currently manufactured under contract, in accordance with applicable current good manufacturing practices, or cGMP. We currently manufacture clinical supplies of Medidur pursuant to our agreement with Alimera. We are also obligated to manufacture all clinical supplies pursuant to our agreement with Pfizer, but only to the extent required in the research plan.

We could experience delays in development or commercialization of our product candidates if we or our partners are unable to manufacture by ourselves, or to source third parties to manufacture, Medidur, BioSilicon, BrachySil or other product candidates. We may not be able to manufacture our proposed products successfully or have a third party manufacture them in a cost-effective manner. If we are unable to develop our own manufacturing facilities or to obtain or retain third-party manufacturing on acceptable terms, we may not be able to conduct certain future pre-clinical and clinical testing or to supply commercial quantities of our products.

We have licensed to Pfizer the exclusive rights to manufacture commercial quantities of ophthalmic products covered by its license agreement with us. We have licensed to Bausch & Lomb the exclusive rights to manufacture commercial quantities of Vitrasert, Retisert and other products covered by its license agreement with us. We have licensed to Alimera the rights to manufacture commercial quantities of Medidur FA for DME, if approved for marketing, and other products covered by its license agreement with us. Our current reliance on third party manufacturers for some of our products entails risks, including:

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the possibility that third parties may not comply with the FDA’s cGMP regulations, other regulatory requirements, and those of similar foreign regulatory bodies, and may not employ adequate quality assurance practices;

•	supply disruption, deterioration in product quality or breach of a manufacturing or license agreement by the third party because of factors beyond our control;

•	the possible termination or non-renewal of a manufacturing or licensing agreement with a third party at a time that is costly or inconvenient to us; and

•	our inability to identify or qualify an alternative manufacturer in a timely manner, even if contractually permitted to do so.

If third-party reimbursement and health care providers do not cover the cost of our products, market acceptance could be limited.

In both domestic and foreign markets, our ability to commercialize our products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Governments and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which they have not been granted regulatory approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

There have been a number of U.S. federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the U.S. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. Similar health care reforms may also be implemented outside of the U.S. We cannot predict the effect health care reforms may have on our business.

If we fail to retain some or all of our key personnel, our business could suffer.

We are dependent upon the principal members of our management, administrative and scientific staff. In addition, we believe that our future success in developing our products and achieving a competitive position will depend to a large extent on whether we can attract and retain additional qualified management and scientific personnel. There is strong competition for such personnel within the industry in which we operate and we may not be able to continue to attract such personnel either to Massachusetts, where much of our research and development is conducted, or to Malvern in the United Kingdom. As we do not have large numbers of employees and our products are unique and highly specialized, the loss of the services of one or more of the senior management or scientific staff, or the inability to attract and retain additional personnel and develop expertise as needed, could have a material adverse effect on our results of operations and financial condition.

If we are subject to product liability suits, we may not have sufficient insurance to cover damages.

The testing, manufacturing, and marketing and sale of the products utilizing our technologies involves risks that product liability claims may be asserted against us or our licensees. Our current clinical trial and product liability insurance may not be adequate to cover damages resulting from product liability claims. Further, we may not be able to acquire sufficient clinical trial or product liability insurance in the future on reasonable commercial terms, if at all.

If we fail to comply with environmental laws and regulations, our ability to manufacture and commercialize products may be adversely affected.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations in the U.S. and abroad governing the use, manufacture, storage, handling and disposal of such materials and waste products. We could be subject to both criminal liability and civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development or production efforts or harm our operating results.

We have identified a material weakness in our internal control over financial reporting. If we fail to achieve and maintain effective internal control over financial reporting, we may be unable to accurately report our financial results on a timely basis or prevent or detect errors in our financial statements, and investor confidence and the market price of our shares may be adversely affected.

Our management assessed the effectiveness of our internal control over financial reporting as of June 30, 2007 pursuant to section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules and concluded that our internal control over financial reporting was not effective as of June 30, 2007. Specifically, management identified a material weakness in our internal control over financial reporting. The material weakness that management identified relates to an inadequate amount of accounting and finance personnel sufficiently trained to address certain of the major transactions and complex accounting and financial reporting matters that arise from time-to-time. This material weakness in our internal control over financial reporting also resulted in a conclusion by our management that disclosure controls and procedures were not effective as of March 31, 2008.

We recently restated our unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007. Subsequent to March 31, 2008, we identified an error requiring an adjustment of $4.7 million to Goodwill and Additional paid-in capital at March 31, 2008, December 31, 2007 and September 30, 2007. The error was the result of incorrectly translating the A$ value of shares issued as purchase consideration for the acquisition of CDS back to US$ by using the exchange rate at the measurement date determined under A-IFRS instead of under US GAAP. This error relates to the control deficiency identified above.

We are in the process of addressing our material weakness and will seek to maintain effective internal control over financial reporting and disclosure controls and procedures. If we are not able to effectively address the identified material weakness or otherwise fail to maintain effective internal control over financial reporting or effective disclosure controls and procedures, we may be unable to accurately report our financial results in a timely manner or prevent errors or fraud, and investor confidence and the market price of our shares may be adversely affected.

Our operating results could be adversely affected as a result of the impact of amortization or impairment of other intangibles, which could adversely affect the price of your securities.

In connection with our acquisition of CDS and of pSiMedica, we recorded significant amounts of goodwill, patents and licenses, as well as deferred tax liability. Goodwill is not subject to amortization, but is subject to at least an annual impairment analysis, which may result in an impairment charge. Patents and licenses are amortized over the estimated useful life of the related assets. Amortization and impairment charges may adversely affect the price of our shares.

At June 30, 2007, as required under US GAAP, we conducted a review of the recoverability of our intangible assets. In July 2007 we received formal confirmation of our prior understanding from industry sources that Bausch and Lomb had withdrawn its European application, originally filed in September 2006, for authorization to market Retisert. On the basis of these specific circumstances, we evaluated the recoverable amounts of the Retisert intangible assets and recorded an impairment charge of $45.3 million related to these assets. We will continue to conduct impairment analyses of goodwill at the end of each fiscal year and conduct an impairment analysis of goodwill or other intangible assets whenever a triggering event occurs. Our results of operations may be materially adversely affected by the results of any such impairment analysis.

Risks related to our stock

The price of our common stock may be volatile.

The price of our common stock and CDIs may be affected by developments directly affecting our business and by developments out of our control or unrelated to us. The biotechnology sector in particular, and the stock market generally, are vulnerable to abrupt changes in investor sentiment. Prices of securities and trading volume of companies in the biotechnology industry, including ours, can swing dramatically in ways unrelated to, or that bear a disproportionate relationship to, operating performance. The price of our stock and CDIs and their trading volumes may fluctuate based on a number of factors including, but not limited to:

•	clinical trial results and other product and technological developments and innovations;

•	FDA and other governmental regulatory actions, receipt and timing of approvals of our product candidates, and any denials and withdrawals of approvals;

•	competitive factors, including new product ideas and technologies, clinical trial results and approvals of competitive products in our markets;

•	advancements with respect to treatment of the diseases targeted by our product candidates;

•	developments relating to collaborative partners, including execution and termination of agreements, achievement of milestones and receipt of payments;

•	availability and cost of capital and our financial and operating results;

•	changes in reimbursement policies or other practices relating to our product candidates or the pharmaceutical industry generally;

•	meeting, exceeding or failing to meet analysts’ or investors’ expectations, and changes in evaluations and recommendations by securities analysts;

•	economic, industry and market conditions, changes or trends; and

•	other factors unrelated to us or the biotechnology industry.

In addition, low trading volume in our common stock or our CDIs may increase their price volatility. Holders of our common stock and CDIs may not be able to liquidate their positions at the desired time or price.

If the holders of our outstanding warrants and stock options exercise their warrants and options, your ownership may be diluted and our stock price may decline.

The issuance of shares of our common stock upon exercise of the outstanding warrants and stock options would result in dilution to the interests of other holders of our common stock. As of May 31, 2008, and as adjusted to give effect to the Reincorporation (including the Reincorporation’s share exchange ratio), we had outstanding warrants and options to acquire 11,655,273 shares of our common stock (including shares issuable in the form of CDIs), or approximately 63.8% of our total outstanding shares.

The warrant exercise prices may be adjusted under certain circumstances, including, among others, in the event we issue securities in a rights offering at a lower price than the exercise price, or in the event that we issue a share dividend or otherwise recapitalize our shares. Any such downward adjustment of the warrant exercise prices could result in a higher number of shares of common stock being issuable, resulting in further potential dilution to existing shareholders.

Pfizer owns a significant percentage of our common stock and is a collaborative partner and therefore may be able to influence our business in ways that are not beneficial to you.

Pfizer owned approximately 10.2% of our outstanding shares as of May 31, 2008 and is a collaborative partner. As a result, Pfizer may be able to exert significant influence over our board of directors and how we operate our business. The concentration of ownership may also have the effect of delaying or preventing a change in control of our company.

Item 1B.	Unresolved Staff Comments

Not applicable.

Item 2.	Properties

We do not own any real property. We lease the following:

•	3,940 square feet of laboratory space, 1,582 square feet of clean room space and 7,890 square feet of office space in Watertown, Massachusetts; and

•	1,500 square feet of laboratory space and 3,600 square feet of office space in Malvern, United Kingdom.

Item 3.	Legal Proceedings

On April 16, 2008, the Company issued a formal notice of default to GEM Global Yield Fund (“GEM”) in connection with a $1.5 million unsecured promissory note and accrued and unpaid interest of $125,000. These amounts were payable by GEM on April 12, 2008 as part of the sale of our stock in our former subsidiary AION Diagnostics Limited to GEM in April 2007. We are pursuing our legal rights.

Other than as set forth above, there are no material pending legal proceedings in which we are involved.

Item 4.	Submission of Matters to a Vote of Security Holders.

On June 19, 2007, we held a special meeting of shareholders. The following actions (as adjusted to give effect to the Reincorporation) were taken at the special meeting.

•	Ratification of Past Placement of Shares to Pfizer

•	Ratification of Past Issues of Warrants to Sandell

•	Approval of Possible Placements of Shares and Warrants

As permitted by Australian law and the Constitution of our predecessor, each of the resolutions was passed unanimously by a show of hands. When a vote is conducted by show of hands, each shareholder who is present or represented by one proxy at a meeting of shareholders receives one vote. Each shareholder entitled to vote who has two proxies present receives no votes.

These results were consistent with the proxies which we solicited in accordance with Australian law and the Constitution of our predecessor, in the event that voting at the meeting had been conducted by poll. When voting is conducted by poll, each shareholder who is present or represented by one or more proxies at a meeting of shareholders is entitled to one vote for each fully paid share held. We received proxies that showed the following votes (as adjusted to give effect to the Reincorporation’s share exchange ratio):

Resolution	For	Against	Abstain
1. Ratification of Past Placement of Shares to Pfizer	3.101,148	8,492	13,772
2. Ratification of Past Issues of Warrants to Sandell	3,000,534	28,958	93,920
3. Approval of Possible Placements of Shares and Warrants	2,095,307	936,356	91,749

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Market Information, Holders and Dividends

Our common stock is listed on the NASDAQ Global Market. Prior to the Reincorporation, ADSs, which each represented 10 ordinary shares, were listed on NASDAQ. The quarterly high and low prices for our ADSs for the fiscal years ended June 30, 2007 and 2006 are set forth in the table below, as adjusted to give effect to the Reincorporation’s share exchange ratio.

Quarter Ended	High	Low
June 30, 2007	$11.96	$5.48
March 31, 2007	$8.40	$6.16
December 31, 2006	$11.20	$5.44
September 30, 2006	$18.56	$8.24
June 30, 2006	$21.28	$15.16
March 31, 2006	$22.80	$17.60
December 31, 2005	$28.00	$16.84
September 30, 2005	$35.00	$22.40

Our CDIs, each representing one share of our common stock, are listed on ASX. Prior to the Reincorporation, our ordinary shares were listed on ASX. The quarterly high and low prices for the ordinary shares for the fiscal years ended June 30, 2007 and 2006 are set forth in the table below, as adjusted to give effect to the Reincorporation’s share exchange ratio.

Quarter Ended	High		Low
June 30, 2007	A$	13.40	A$	6.20
March 31, 2007	A$	11.80	A$	8.00
December 31, 2006	A$	13.20	A$	9.00
September 30, 2006	A$	22.80	A$	10.40
June 30, 2006	A$	30.00	A$	19.40
March 31, 2006	A$	31.40	A$	23.00
December 31, 2005	A$	37.60	A$	22.00
September 30, 2005	A$	42.00	A$	30.00

As of April 18, 2008, we had approximately 3,500 registered shareholders. In addition, as of April 28, 2008, there were approximately 3,600 beneficial owners of our predecessor’s ADSs.

We have never paid dividends, and we do not anticipate paying dividends in the future.

Equity Compensation Plan Information

The following table provides equity compensation plan information as of June 30, 2007. All of the information relates to options granted under our Employee Stock Option Plan (the “Plan”) and does not take into account the share option grants of October 18, 2007 and November 27, 2007. Shareholders first approved the Plan at our annual general meeting on November 30, 2001. Shareholders re-approved the Plan at each of our annual general meetings held on November 17, 2004 and November 27, 2007.

The equity compensation plan information set forth in the table below gives effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Plan categories	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column a) (c)
Equity compensation plans approved by security holders	466,836	A$	36.40	(	*)
Equity compensation plans not approved by security holders	—		—	—
Total	466,836	A$	36.40	(	*)

*	Following the Reincorporation, we will make no additional grants under the Plan. On June 6, 2008, our shareholders approved the pSivida Corp. 2008 Incentive Plan, under which we may issue awards for up to 1,750,000 shares over the life of the incentive plan. To date, we have not issued any awards under this incentive plan.

Performance Graph

Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our predecessor’s ADSs on January 2005 through June 2007 with the cumulative total return of $100 invested in the NASDAQ Composite Index and the Merrill Lynch Nanotech Index calculated similarly for the same period. All calculations assume reinvestment of dividends. The chart commences on January 27, 2005, the date that our predecessor listed ADSs on the NASDAQ Global Market.

	1/27/2005	6/30/2005	6/30/2006	6/30/2007
pSivida Corp.	$100.00	$61.25	$38.84	$15.14
NASDAQ Composite	$100.00	$100.81	$106.54	$126.60
Merrill Lynch Nanotech Index	$100.00	$92.47	$96.01	$96.15

Sales of Unregistered Securities

During the fiscal year ended June 30, 2007, we issued securities not registered under the Securities Act as part of the following transactions. The information included below gives effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Share Issuances

•

In November 2006, we issued 66,875 common shares to Sandell and other institutional investors as a result of the conversion of (i) $245,000 of the Sandell convertible note and (ii) $290,000 of the Absolute convertible notes maturing September 26, 2009. The conversion price was $8.00 per share. We relied on the exemption provided by Section 4(2) of the Securities Act to complete this sale.

•

On January 4, 2007, we issued 358,269 common shares to Australian and European investors at A$10.40 each to raise $2.9 million before costs. Each share was sold with two free attached warrants with an exercise price of A$10.40 and a term of four years. We relied on the exemption from registration provided by Regulation S under the Securities Act (“Regulation S”) in connection with issuance and sale of the shares and warrants.

•

On February 22, 2007, we issued 1,251,103 common shares to Australian, European and U.S. institutional investors at A$9.20 per share for total proceeds of $9.1 million before costs. Each share was sold along with warrants to purchase two additional shares exercisable for four years at an exercise price of A$9.20 per share. The pricing of these units triggered an adjustment of the conversion price of our then outstanding convertible notes from $8.00 per share to $6.48 per share. HPC Capital Management Corp. acted as a placement agent. We relied on the exemptions from registration provided by Regulation D under the Securities Act and Regulation S in connection with the issuance and sale of the shares and warrants.

•

On April 4, 2007, we issued 1,024,667 shares to Pfizer at an issue price of approximately $8.80 per share for aggregate proceeds of $5 million. We issued these shares pursuant to the terms of our Collaborative and Research License Agreement with Pfizer. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with the issuance and sale of the shares.

•

On April 5, 2007, we issued 1,022,417 common shares to European and U.S. institutional investors at A$10.78 each for aggregate proceeds of $9.0 million before costs. For every two shares purchased, the Company issued one free attaching warrant over shares at an exercise price of A$10.78 and a term of four years. HPC Capital Management Corp., a South Eastern United States based investment bank, acted as the sole placement agent. We relied on the exemptions from registration provided by Regulation D under the Securities Act and Regulation S in connection with the issuance and sale of the shares and warrants.

•

On March 27, 2007 and in April 2007, we issued 973,619 common shares to Sandell and other institutional investors as a result of the conversion of (i) $900,000 of the Sandell convertible note and (ii) $5.4 million of the convertible notes maturing September 26, 2009, all at $6.48 per share. We relied on the exemption from registration provided by Regulation S.

Sandell Convertible Note

•

On September 14, 2006, we amended the terms of the subordinated convertible promissory note that was issued on November 16, 2005 to Sandell. The amended note continued to have a three year term, with interest at 8% payable quarterly, and allowed for future interest payments to be made in cash or, under certain circumstances, in the form of our common shares. The note conversion price was adjusted to $8.00 per share, subject to further adjustment based upon certain events or circumstances. In connection with the amendment, we repaid $2.5 million of the outstanding principal and agreed to pay $1.0 million in related penalties, which were paid on September 14, 2006. Sandell’s conditional redemption rights under the terms of the original note were replaced by unilateral redemption rights for up to 50% of the amended note principal at July 31, 2007 and January 31, 2008. Sandell retained its existing warrants to purchase 158,450 shares, exercisable for six years at an adjusted exercise price of $28.68 per share. In connection with the amendments, we agreed with Sandell to extend the deadline for the registration statement required by the registration rights agreement to be declared effective by the SEC through October 15, 2006, with increased penalties if that deadline were missed. Our registration statement was declared effective on September 29, 2006. We were also released from the restrictions on future fundraising transactions contained in the original note documentation. We granted Sandell an additional warrant to purchase 1,425,000 shares exercisable for five years with an exercise price of $7.20 per share, a security interest in our current royalties, subject to release of that security upon any disposition by us of the royalty stream, and a guarantee by pSivida US. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with the issuance and sale of the warrants.

•

On December 29, 2006, we entered into an amendment agreement further revising the terms of the Sandell convertible note. Sandell agreed, among other things, to waive the cash-balance test until March 30, 2007, to defer a scheduled payment by us of $800,000, to extend general forbearance for any prior, existing or future defaults until the earlier of the closing of a pending transaction with another party or March 31, 2007 and to add $306,000 to the principal of the note, which amount represented the approximate value of the shares that we would have issued to satisfy our quarterly interest payment due January 2, 2007 had we qualified to pay with shares. In connection with the amendment, we issued to Sandell warrants to purchase 375,000 shares over five years with an exercise price of $8.00 per share and agreed to issue an additional 1.0 million shares on the same terms at closing. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with the issuance of the warrants.

•	On May 15, 2007, we and Sandell closed the Second Amendment Agreement dated December 29, 2006, as subsequently amended, pursuant to which we issued to Sandell (i) warrants to purchase 1,000,000 shares at an exercise price of $8.00 per share and a term of 5 years; (ii) warrants to purchase 1,000,000 shares at an exercise price of $6.28 per share and a term of 5 years; (iii) warrants to purchase 250,000 shares at an exercise price of $7.80 per share and a term of 5 years; and (iv) warrants to purchase 585,336 shares at an exercise price of $4.84 per share and a term of 5 years. Under the terms of the amendment agreement, we were granted ten days to file a registration statement to register the shares underlying the warrants previously issued on September 14, 2006, December 29, 2006 and the additional warrants issued at the closing. We filed the registration statement on May 24, 2007 and it was declared effective by the SEC on June 11, 2007. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with the issuance of the warrants.

Absolute Convertible Notes

•

On September 26, 2006, we issued three subordinated convertible promissory notes in the aggregate principal amount of $6.5 million to institutional investors for an aggregate price before costs of 100% of the face value of the promissory notes. The notes were initially convertible into common shares at a conversion price of $8.00 per share, subject to adjustment based on certain events or circumstances, including if 108% of the average market price of our shares for the ten trading days prior to April 30, 2007 was lower than the then current conversion price. The notes had a three year term, with interest at 8% per annum payable quarterly in arrears in cash or, under certain circumstances, in common shares at an 8% discount to the ten day volume-weighted average closing price. We also issued, for no additional proceeds, warrants to the security holders to purchase 731,250 common shares exercisable for five years with an exercise price of $8.00 per share. We could redeem the notes at any time by payment of 108% of the face value and could force conversion if the price of our shares remained above two times the conversion price for a period of 25 days. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with issuance and sale of the promissory notes and warrants.

Use of Proceeds

On March 9, 2007, the SEC declared our registration statement (No. 333-141091) on Form F-3 effective with respect to $60,000,000 of our common stock, warrants, preference shares and units. We commenced an offering of units under this shelf registration statement on June 29, 2007. This offering closed in July 2007. We sold 3,600,500 units in this offering at a price of $5.00 per unit for aggregate gross proceeds of $18,002,500. Each unit was composed of one share of common stock and a warrant to purchase 0.40 share of common stock. The warrants have a term of five years and an exercise price of $6.60 per share. Approximately $42 million in securities remained available for offer and sale under the shelf registration statement following the close of this registered direct offering.

On July 13, 2007, we completed a separate but related unregistered offering of units to an Australian institutional investor. The units had the same terms as the units sold in the registered direct offering. We received gross proceeds of approximately $2.6 million from this unregistered sale of 513,698 units. The units were sold under an exemption from registration provided by Regulation S, and were sold in accordance with the securities laws of Australia.

Cowen and Company, LLC and JMP Securities LLC acted as placement agents for the registered direct offering and received aggregate commissions of $1,260,175. Combined other expenses totalled $975,000 for the registered and unregistered offerings, including expenses associated with preparing the original registration statement. All expenses were paid to unaffiliated third parties.

The aggregate net offering proceeds to the Company from these offerings were $18.4 million. As of June 30, 2007, we had not received any of such proceeds because the offerings did not close until July 2007.

All information regarding these offerings has been adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Item 6.	Selected Financial Data

The following table presents our selected historical consolidated financial data as of the dates and for each of the periods indicated. The information set forth below is not necessarily indicative of future results and should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our audited consolidated financial statements and the notes thereto appearing elsewhere in this annual report. The selected consolidated financial data as of and for the years ended June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 have been derived from our audited consolidated financial statements and the notes thereto appearing elsewhere in this annual report. The selected consolidated balance sheet data as of June 30, 2005, 2004 and 2003 and the consolidated statement of operations data for each of the two years in the period ended June 30, 2004 have been derived from our audited consolidated financial statements (including the US GAAP reconciliation contained therein) contained in our 2007 Form 20-F, which are not included herein.

	Year Ended June 30,
	2007	2006	2005	2004	2003
	(Amounts in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
Revenues	$1,785	$1,036	$122	$40	$—

Loss from continuing operations	(83,525)	(45,312)	(11,738)	(7,503)	(3,611)

Net loss	(81,203)	(46,957)	(12,322)	(3,584)	(1,327)

Loss per share - basic and diluted
Continuing operations	$(7.57)	$(6.02)	$(2.26)	$(2.36)	$(1.43)
Net loss	$(7.36)	$(6.24)	$(2.37)	$(1.13)	$(0.52)

Weighted average shares outstanding - basic and diluted	11,038	7,521	5,195	3,175	2,532

	June 30,
	2007	2006	2005	2004	2003
	(Amounts in thousands)
BALANCE SHEET DATA:
Total assets	$107,220	$165,504	$70,254	$28,506	$5,486

Long-term debt	—	2,912	—	—	—
Total stockholders’ equity	88,265	130,747	61,821	25,680	4,725

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a global drug delivery company committed to the biomedical sector and the development of therapeutic delivery products. We have two FDA-approved products: Retisert for the treatment of posterior uveitis, and Vitrasert for the treatment of AIDS-related CMV retinitis. The Company has licensed the technologies underlying both of these products to Bausch & Lomb. We have one product candidate in Phase III clinical trials: Medidur FA for DME. The technology underlying this product candidate is licensed to Alimera. We have a worldwide collaborative research and license agreement with Pfizer under which Pfizer may develop additional ophthalmic products using this technology. We also have one product candidate for which we recently completed a Phase IIa clinical trial and expect to shortly begin a Phase IIb dose-ranging clinical trial: BrachySil for the treatment of pancreatic cancer.

Summary of Critical Accounting Policies

We prepare our consolidated financial statements in accordance with US GAAP. In preparing these financial statements, we make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. These estimates, judgments and assumptions, which management believes are reasonable under the circumstances and are based upon the information available at the time, cannot be made with certainty. These estimates, judgments and assumptions may change as new events occur or as additional information is obtained, and actual results may differ from these estimates under different assumptions or conditions. While there are a number of accounting policies, methods and estimates affecting our financial statements as described in Note 2 to the accompanying audited consolidated financial statements, management has identified certain of these accounting policies to be critical to aid in a full understanding and evaluation of our financial condition and results of operations. A critical accounting policy is one that is both material to the presentation of our financial statements and requires us to make subjective or complex judgments that could have a material effect on our financial condition and results of operations. We believe the following critical accounting policies, and our procedures relating to these policies, require more significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition for License Agreements

The Company has entered into collaborative license and development arrangements with strategic partners for the development and commercialization of products utilizing the Company’s technologies. The terms of these agreements typically include multiple deliverables by the Company (for example, license rights, providing research and development services and manufacturing of clinical materials) in exchange for consideration to the Company of some combination of non-refundable license fees, funding of research and development activities, payments based upon achievement of clinical development milestones and royalties in the form of a designated percentage of product sales or profits. The Company follows the provisions of the SEC Staff Accounting Bulletin (“SAB”) No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements”, as amended by SAB No. 104 (“SAB 104”), “Revenue Recognition”, and Emerging Issues Task Force (“EITF”) Issue No. 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables”. With the exception of royalties, these types of consideration are classified as collaborative research and development revenue in the Company’s statements of operations when revenue recognition is appropriate.

Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements, are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting.

For arrangements that are accounted for as a single unit of accounting, total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, are recognized as revenue on a straight-line basis over the period the Company expects to complete its performance obligations. The cumulative amount of revenue earned is limited to the cumulative amount of payments received as of the period ending date.

If the Company cannot reasonably estimate when its performance obligation either ceases or becomes inconsequential, then revenue is deferred until the Company can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance. Deferred revenue amounts are classified as current liabilities to the extent that revenue is expected to be recognized within one year.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

Amended and Restated Collaboration Agreement with Alimera

As discussed in Note 18 to the accompanying audited consolidated financial statements, we entered into an amended collaboration agreement with Alimera on March 14, 2008. The terms and conditions of this amendment required an assessment of the expected term of the agreement and our obligations thereunder. Pursuant to EITF 00-21, we evaluated the Company’s obligations under the amended agreement and concluded that, since each deliverable did not have a determinable fair value to the licensee on a standalone basis, such deliverables represented a single unit of accounting. The Company further determined that all of its consequential development obligations under the amended agreement would cease no later than December 31, 2009. Accordingly, commencing on the effective date of the amended agreement, the Company will amortize the aggregate $18.3 million deferred revenue balance that existed at that date on a straight-line basis over the 21.5 month performance period. The $18.3 million deferred revenue balance consisted of (i) a $12.0 million payment received upon the execution of the amended agreement; (ii) cancellation of approximately $5.7 million of accrued development costs, including related penalties and accrued interest, owed by the Company to Alimera as of March 14, 2008; and (iii) an additional $650,000 of previously received but unamortized milestone payments.

All future payments received from Alimera during the designated performance period will be recognized as revenue using the cumulative catch-up method. Under this method, the portion of any such payment represented by the time elapsed from the amendment effective date to the payment date as a percentage of the 21.5 month performance period will be recognized immediately as revenue, with the remainder amortized on a straight-line basis over the remaining performance period. All payments received from Alimera following the end of the performance period will be recognized as revenue when earned.

Pfizer Collaborative Research and License Agreement

On April 3, 2007, the Company and Pfizer entered into a Collaborative Research and License Agreement (the “Pfizer Agreement”) which superseded a prior research agreement dated December 22, 2006. Under the Pfizer Agreement, the parties have implemented a joint research program aimed at developing certain ophthalmic products using the Company’s Durasert drug delivery technology. In addition to potential development and sales related milestone payments, Pfizer will pay the Company $500,000 per quarter, commencing in calendar year 2008, in consideration of the Company’s costs in performing the research program, and continuing until the commencement of a Phase III clinical trial for the first licensed product candidate or until the agreement is earlier terminated. Pfizer made the first $500,000 research payment in February 2008.

The two Pfizer agreements have been combined for accounting purposes and, following an evaluation of the multiple deliverables in accordance with the provisions of EITF 00-21, the Company concluded that there was a single unit of accounting. The Company is currently evaluating the timing of the deliverables and other obligations under the Pfizer Agreement and, as a result, all payments received to date from Pfizer totaling $1.25 million have been recorded as deferred revenue.

Intrinsiq License Agreement

On January 17, 2008, the Company and Intrinsiq Materials Cayman Limited (“Intrinsiq”) entered into an agreement pursuant to which Intrinsiq acquired an exclusive license to develop and commercialize nutraceutical and food science applications of BioSilicon, and certain related assets, for $1,230,000. Intrinsiq paid $500,000 at closing and agreed to make additional payments totaling $730,000 through January 2009. In addition, subject to its unilateral right to terminate the license upon 90 days prior written notice, Intrinsiq is obligated to pay the Company minimum royalties of $3.95 million over six years, of which the first $500,000 payment is due 18 months after the closing.

The Company is required to spend approximately $460,000 to expand the Company’s BioSilicon manufacturing capacity and is obligated to enter into a supply agreement with Intrinsiq. The Company does not believe that the agreement to execute a supply agreement has standalone value to Intrinsiq. Therefore, until the supply agreement is executed, the Company is unable to estimate the period of its performance obligations under the license agreement. The aggregate total of $1.2 million, consisting of cash received and contractual amounts due from Intrinsiq, has been recorded as deferred revenue at March 31, 2008, and will not be subject to revenue recognition until the Company can determine the end date of its performance obligations.

Intangible Assets and Goodwill

Intangible assets acquired in a business combination

All potential intangible assets acquired in a business combination are identified and recognized separately from goodwill where they satisfy the definition of an intangible asset and their fair value can be measured reliably.

In connection with our acquisition of CDS referred to in Note 3 to the accompanying audited consolidated financial statements, we determined that the portion of the CDS purchase price allocation assigned to Medidur met the definition of in-process research and development, or IPR&D, as the product was in Phase III clinical trials, had not been approved by the FDA and did not have alternative future use other than the indications for which it was in development. As such, the value assigned to Medidur was immediately expensed on the acquisition date in accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”.

The portion of the purchase price allocation assigned to Retisert, which was a commercially available product approved for sale by the FDA at the date of the CDS acquisition, is subject to amortization over the estimated useful life of the intangible asset. We evaluated several pertinent factors to determine an appropriate useful life. These included:

•	the Retisert for uveitis patents will be further commercialized as we advance other development programs using these patents for similar drug delivery devices for other eye diseases;

•	the acquired intellectual property is not related to another asset or asset group that could limit its life;

•	the acquired patents have a legal expiration of 12 to 15 years from the date of acquisition and we are unaware of any regulatory or contractual provisions that would limits their lives;

•	the potential for product obsolescence as a result of competition and the financial limitations on our product development capabilities; and

•	the minimal expected costs of ongoing patent maintenance.

On the basis of these and other considerations, our judgment was that the acquired patents had an estimated useful life of 12 years from the date of acquisition.

Goodwill

Goodwill arising on consolidation consists of the excess of the cost of the acquisition over our interest in the fair value of the identifiable assets and liabilities at the date of acquisition. The excess of the purchase price over the fair value of the assets and liabilities of CDS acquired on December 30, 2005, $35.2 million, was recorded as purchased goodwill and is subject to testing for impairment on at least an annual basis. In applying impairment testing, our judgment was that the consolidated entity is the deemed reporting unit. In making this determination we considered that (1) we operate in one business segment, the biotechnology sector; and (2) our executive management assesses operating performance and reviews financial statements predominantly at the consolidated level.

The Company is required to test for goodwill impairment on an annual basis (June 30 of each year) and whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. For the analysis at June 30, 2007, the cash flow projections were based on the expectations and forecasts of management covering a 10.5 year period (the remaining estimated useful life of the Company’s patents) and applying a discount rate equal to a weighted average cost of capital for the Company of approximately 17.5%. Management believes the estimated useful life to be a reasonable period to consider based on the nature of the industry and the often long product development cycles prior to commercialization. Cash flows were estimated based on current numbers of patients diagnosed with the condition which the Company’s products are developed to treat, with growth rates based on generally expected trends, ranging between 0% and 4% per annum. Management considers such growth rates to be reasonable. Market penetration rates were developed based on currently available sales results and on management’s future expectations and range from between 0.4% to 12%. Management considers the market penetration rates applied to be reasonable based on the unmet need of the conditions for which the Company’s products are being developed to treat. Development costs were estimated based on historical costs and on management’s development plans currently in place, with general and administrative costs assumed to grow at the rate of 5% per annum after the three year period for which detailed cost budgets were prepared by management.

Impairment of Intangible Assets

The Company reviews its intangible assets that are being amortized for impairment whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. At December 31, 2006 and at June 30, 2007, the Company identified triggering events that required in-depth assessment of the recoverability of the carrying value of its Retisert and BrachySil intangible assets. The valuation assessment required detailed analysis of projected future cash inflows and cash outflows associated with each intangible asset. These projections required the application of numerous judgments. In the case of Retisert, a commercialized product with two years of sales history, these judgments and estimates included market penetration rates, estimated market growth, potential impact of new technologies under development, penetration rate for re-implants and appropriate weighted average cost of capital rate to discount the future cash flows. In the case of BrachySil, a product candidate then in Phase IIa clinical trials, other estimates included the cost and duration of later stage clinical trials, timing of regulatory approval and the probability of a collaboration agreement with a third party.

At June 30, 2007, the Company recorded an impairment write-down of $45.3 million in connection with its Retisert patents. No impairment write-downs were required at December 31, 2006.

If the actual cash flows are significantly different from the projected amounts, the Company may be required to record additional impairment write-downs against the $40.8 million of carrying value of its intangible assets (other than goodwill) at June 30, 2007.

Accounting for Convertible Notes

The Company financed its activities partially through the issuance of convertible notes with detachable warrants in November 2005 and September 2006 to institutional investors. These compound instruments require analysis of their component parts and appropriate classification as liabilities and equity. We concluded that the note holder conversion option was an embedded derivative that required bifurcation and classification as a derivative liability subject to fair value adjustment through the consolidated statements of operations. The fair value of the embedded derivative was estimated using the Binomial Tree Model, taking into account assumptions as to share price volatility, dividend yield and market interest rates for a comparable non-convertible debt instrument.

The initial carrying value of a convertible note liability is determined by first subtracting from the gross proceeds the relative fair value of any equity component and then subtracting the fair value of any compound embedded derivatives. The effective interest method is used to amortize to finance costs the debt discount over the expected life of the financial liability, or such shorter period as may be deemed appropriate. Debt issue costs are recorded as an asset and similarly amortized to finance costs over the life of the financial liability.

During the year ended June 30, 2007, the Company entered into multiple amendments of the terms of the Sandell convertible note. For each amendment, the Company estimated the present value of the future cash flows of the amended note, including cash and non-cash consideration, against that of the pre-amendment note. If the resulting present values reflected a change of greater than 10%, the pre-amendment note was accounted for as an extinguishment of debt and the amended note as the issuance of a new compound debt instrument. Alternatively, if the resulting present values reflected a change of less than 10%, the amendment was treated as a modification of the original debt instrument. As more fully described in Note 7 to the accompanying audited consolidated financial statements, during the year ended June 30, 2007, the Company entered into three amendments of its Sandell convertible note, two of which resulted in extinguishment of the prior debt instrument and one of which was treated as a debt modification.

Accounting for Business Combinations

We account for business combinations using the purchase method of accounting and, accordingly, the assets and liabilities of the acquired entity are recorded at their estimated fair values at the date of acquisition. Cost is measured as the fair value of the assets given, shares issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill.

In applying the purchase method to our acquisition of CDS, we made various estimates and assumptions concerning the valuation of the consideration paid by us and the fair values of the assets and liabilities of CDS. These included the following considerations:

•

We determined the volume weighted average closing price of the Company’s NASDAQ-listed common shares for the period from two days before until two days after the definitive announcement of the transaction to be the appropriate value of the shares given in the acquisition.

•

We determined that the issue of 30,280 nonvested shares in connection with employee retention was not in exchange for existing awards held by CDS employees, and, accordingly, the entire fair value of these nonvested shares was considered unearned compensation to be expensed over the future service (vesting) period and not as part of the purchase consideration.

•

We determined that the value of 224,798 nonvested shares issued in exchange for nonvested CDS common shares outstanding should not be discounted from the fair value per share determined for the vested shares on the basis that (1) the holders had the same rights as normal holders of shares and (2) the Company’s estimate was that all of the underlying shares would vest.

•	We estimated the fair value of share-based payments for the issuance of 43,112 vested stock options in exchange for the outstanding vested CDS options.

•

We estimated the value of identifiable intangibles of CDS (Vitrasert, Retisert and Medidur) utilizing the discounted value of projected cash flows. We reviewed the estimated future cash flows and the discount rates used to calculate a present value. The patents supporting Vitrasert were given no value based upon the judgment that the incidence of the disease to which the application of this technology relates had significantly decreased due to advancements in the treatment of AIDS. Projected cash flows for Medidur were adjusted downwards after applying an estimated probability of successful commercialization in light of that product’s then current stage of development. As a result of these analyses, the value ascribed to patents was associated with Retisert, and the value attributed to in-process research and development was related to Medidur.

Results of Operations for the Year Ended June 30, 2007 Compared to the Year Ended June 30, 2006

You should read the following discussion and analysis in conjunction with our consolidated financial statements and the notes thereto included elsewhere herein. The following table presents consolidated statement of operations information as a reference for management’s discussion which follows:

	Year ended June 30,		Change
	2007	2006	Amounts	%
	(In thousands except percentages)
Revenues	$1,785	$1,036	$749	72%

Operating expenses:
Impairment of intangible assets	45,278	—	45,278	na
Acquired in-process research and development	—	24,957	(24,957)	na
Research and development	21,065	20,612	453	2%
Selling, general and administrative	11,204	7,903	3,301	42%

Total operating expenses	77,547	53,472	24,075	45%

Loss from operations	(75,762)	(52,436)	(23,326)	44%
Other income (expense):
Change in fair value of derivative	11,434	2,533	8,901	351%
Interest income	277	420	(143)	(34)%
Interest and finance costs	(9,491)	(3,376)	(6,115)	181%
Loss on extinguishment of debt	(23,361)	—	(23,361)	na
Other income, net	153	628	(475)	(76)%

Total other income (expense)	(20,988)	205	(21,193)	(10,338)%

Loss from continuing operations before income taxes	(96,750)	(52,231)	(44,519)	85%
Income tax benefit	13,225	6,919	6,306	91%

Loss from continuing operations	(83,525)	(45,312)	(38,213)	84%
Loss from discontinued operations	(1,318)	(1,645)	327	(20)%
Gain on sale of discontinued operations	3,640	—	3,640	na

Net loss	$(81,203)	$(46,957)	$(34,246)	73%

Revenue

Revenue increased by $749,000, or 72%, to approximately $1.8 million for the year ended June 30, 2007 from approximately $1.0 million for the year ended June 30, 2006. The revenues in both periods were predominantly related to the operations of pSivida US (formerly CDS), which was acquired on December 30, 2005, the mid-point of the earlier fiscal year. The increase was primarily attributable to a $634,000 increase in royalty income from Bausch & Lomb on its sales of Retisert.

Royalty income during the year ending June 30, 2008 will decrease substantially compared to the year ended June 30, 2007 as a result of the advance royalty agreement entered into by CDS in June 2005 with Bausch & Lomb. Pursuant to this agreement, CDS received $3.0 million up front from Bausch & Lomb as an advance payment in lieu of $6.25 million of future Retisert royalties that otherwise would be payable under the license agreement. Bausch & Lomb was entitled to retain 50% of the first $3.0 million of royalties otherwise payable, or $1.5 million, and 100% of the next $4.75 million of royalties otherwise payable. Thereafter, pSivida US is entitled to receive 100% of the royalties payable under the license agreement. The following table summarizes the applicable royalty amounts for the period from inception (July 1, 2005) through March 31, 2008 and the future effect of this agreement prospectively from that date:

	Royalties Otherwise Payable Under the License Agreement	Net Royalty Amounts Payable Under the Amended License Agreement
	(In thousands)
For the six months ended December 31, 2005 (1)	$555	$278
For the six months ended June 30, 2006	589	294	(2)
For the year ended June 30, 2007	1,921	928	(3)
For the nine months ended March 31, 2008	1,422	—

From inception through March 31, 2008	4,487	1,500
For the period from April 1, 2008 until such time as cumulative royalties otherwise payable under the License Agreement total $7.75 million	3,263	—

Total	$7,750	$1,500

(1)	Represents the period prior to the acquisition of CDS on December 30, 2005
(2)	Represents the Retisert royalties included as revenue in the audited consolidated financial statements for the fiscal year ended June 30, 2006
(3)	Represents (i) 50% of $1,856,000 of royalties otherwise payable under the license agreement, which are included as revenue in the audited consolidated financial statements for the fiscal year ended June 30, 2007 and (ii) 0% of $65,000 of royalties otherwise payable under the license agreement.

As of March 31, 2008, Bausch & Lomb was entitled to retain an additional $3.3 million of future Retisert royalties otherwise payable to the Company. Accordingly, we currently do not expect to receive any Retisert royalty income from Bausch & Lomb through at least the fiscal year ending June 30, 2009.

On March 14, 2008, the Company and Alimera amended and restated the collaboration agreement dated February 2005. Pursuant to the amended collaboration agreement, a total of $18.3 million of deferred revenue will be recognized ratably over a period of 21.5 months from the effective date of the amendment through December 31, 2009, which represents the period of the Company’s performance obligations. For the years ending June 30, 2008 and 2009, the Company expects to record collaborative development revenue of approximately $3.0 million and $10.2 million, respectively, related to this amended agreement.

Impairment of Intangible Assets

Impairment of intangible assets totaled approximately $45.3 million for the year ended June 30, 2007. The impairment write-down was attributable to our Retisert patents as a result of a triggering event that required us to assess the recoverability of the carrying value of the Retisert intangible asset at June 30, 2007 (see Note 4 to the accompanying audited consolidated financial statements). At June 30, 2007, the remaining carrying values of the Company’s intangible assets were $11.1 million for Retisert and $29.7 million for BrachySil.

Acquired in-process research and development (“IPR&D”)

In connection with the acquisition of CDS on December 30, 2005, approximately $25.0 million of the purchase price was allocated to the Medidur FA for DME product candidate in Phase III clinical trials and was immediately charged to operations in the year ended June 30, 2006.

Research and Development

Research and development increased by $453,000, or 2%, to $21.1 million for the year ended June 30, 2007 from $20.6 million for the year ended June 30, 2006. This increase was primarily attributable to the following factors:

•

a net increase of approximately $2.0 million in amortization of intangibles, primarily due to the effect of a full year of amortization of the Retisert patents (which were amortized during the prior year only from the December 30, 2005 acquisition date of CDS); and

•	an increase of approximately $2.0 million due to the effect of a full year of the research operations of pSivida US (formerly CDS); which were partially offset by

•

a decrease of approximately $2.7 million in UK- and Singapore-based operating expenses as a result of (i) significant head count reductions in the U.K.; (ii) reduced levels of clinical trial program activities; and (iii) reduced depreciation expense related to a clean room facility that was fully depreciated as of March 2007; and

•	a net decrease of approximately $150,000 in share-based payments expense, primarily related to options that fully vested in 2006.

Selling, General and Administrative

Selling, general and administrative costs increased by approximately $3.3 million, or 42%, to $11.2 million for the year ended June 30, 2007 from $7.9 million for the year ended June 30, 2006. This increase was primarily attributable to the following factors:

•

an increase of approximately $2.3 million of personnel, occupancy and operating costs for pSivida US, primarily because the current period costs reflect a full year of their operations compared to six months of operations for the prior year; and

•

an increase of approximately $1.9 million of legal and audit fees in connection with U.S. statutory filings, registration statement filings in connection with convertible note transactions and amendments thereto, the negotiation of license agreements and evaluation of potential financing sources; which were partially offset by

•	a decrease of approximately $500,000 of share-based payments expense primarily attributable to options that fully vested during the year ended June 30, 2006.

Change in Fair Value of Derivative

Change in fair value of derivative increased by approximately $8.9 million, or 351%, to income of $11.4 million for the year ended June 30, 2007 from income of $2.5 million for the year ended June 30, 2006.

We recorded derivative liabilities in connection with the embedded conversion option feature of our convertible note issued to Sandell in November 2005, as amended, and of our convertible notes issued to Absolute in September 2006. These derivative liabilities were revalued at market from inception until the notes were redeemed in May 2007 and June 2007, respectively. The change in fair value of derivative related to the convertible note transactions resulted in income of $4.6 million and $2.5 million in the years ended June 30, 2007 and 2006, respectively.

In connection with several capital raising transactions during the year ended June 30, 2007, we issued shares together with detachable warrants to purchase additional shares over a specified time period. To the extent that the warrants were denominated in A$, which is different than our US$ functional currency, the value of the options were recorded as a derivative liability, subject to revaluation at subsequent reporting dates. The change in fair value of derivative related to these investor options resulted in income during the period of $6.8 million, primarily attributable to a net decrease in the market price of the Company’s shares during the period.

Interest Income

Interest income decreased by $143,000, or 34%, to $277,000 for the year ended June 30, 2007 from $420,000 for the year ended June 30, 2006. The decrease was primarily due to reduced levels of interest-bearing cash balances.

Interest and Finance Costs

Interest and finance costs increased by approximately $6.1 million, or 181%, to $9.5 million for the year ended June 30, 2007 from $3.4 million for the year ended June 30, 2006. This increase was attributable to:

•

an increase of $1.0 million in interest expense, of which $500,000 was related to interest on our convertible note transactions and $500,000 was related to interest accrued on the portion of Medidur FA for DME development costs for which we deferred payment under the terms of the original February 2005 collaboration agreement with Alimera;

•	an increase of $3.2 million in the amortization of debt discount and issue costs in connection with our convertible note transactions; and

•	an increase of $1.9 million of registration rights penalties predominantly related to delayed fulfillment of the registration rights requirements of our convertible note agreements.

As of June 30, 2007, we redeemed all of the outstanding convertible note balances, and all of the registration statements required to be filed in connection with the convertible note transactions had been filed and declared effective by the SEC.

In addition, under the March 14, 2008 amendment to our collaboration agreement with Alimera, Alimera has agreed to assume sole financial responsibility for the development of Medidur FA for DME. Under this amended agreement, all amounts that we owed to Alimera were deemed paid. We therefore do not expect to incur any future interest charges on Medidur FA for DME development costs.

Loss on Extinguishment of Debt

Loss on extinguishment of debt totaled $23.4 million for the year ended June 30, 2007. In each of September 2006 and December 2006, we amended the terms of the convertible promissory note originally issued to Sandell in November 2005. The terms of each of those amendments required us to account for the transaction as an extinguishment of the original note and the issuance of a new debt instrument. In May 2007 we redeemed the Sandell note by a single payment of $13.7 million and in June 2007, we redeemed the Absolute notes by payments of $885,000. In connection with each of the Sandell amendments and the final Sandell redemption, we issued warrants that were treated as additional consideration paid by us to Sandell in the extinguishment transactions. These warrants, valued using the Binomial Tree Method, accounted for $20.7 million of the total loss on extinguishment of debt during the year ended June 30, 2007.

Other Income, net

Other income, net decreased by $475,000, or 76%, to $153,000 for the year ended June 30, 2007 from $628,000 for the year ended June 30, 2006. This decrease was primarily due to lower unrealized foreign exchange gains on cash balances held by the parent company in currencies other than its US$ functional currency, partially offset by the strengthening of the A$ against the US$. During the year ended June 30, 2007, as we began the process of centralizing our accounting and finance functions in the U.S., excess cash balances were primarily maintained in the U.S. denominated in US$. In addition, during the year ended June 30, 2007, the Company recorded an expense of $75,000 to reverse income recorded in the prior year related to amortization of deferred gain resulting from a sale and leaseback transaction entered into by CDS in 2005 in relation to its premises. During fiscal 2007, we concluded that the deferred gain attributable to the sale and leaseback should not have been included in the US GAAP purchase price allocation for the acquisition of CDS (see Note 4 to the audited consolidated financial statements).

Income Tax Benefit

Deferred income tax benefit increased by approximately $6.3 million, or 91%, to $13.2 million for the year ended June 30, 2007 from $6.9 million for the year ended June 30, 2006. The increase is primarily attributable to the larger pre-tax loss in fiscal 2007.

Since June 30, 2007, we have been required to establish valuation allowances to offset essentially all net operating loss carryforwards, due to the likelihood that we will not be able to use these net operating loss carryforwards.

Loss From Discontinued Operations

In April 2007, the Company recorded a gain on sale of discontinued operations of $3.6 million in connection with the sale of its stock in its AION Diagnostics subsidiary to GEM. Proceeds consisted of approximately $1.9 million in cash and a $1.5 million unsecured promissory note, bearing 8% interest compounded monthly. The promissory note was due April 12, 2008 but has not yet been paid and is overdue (see Note 18 to the accompanying audited consolidated financial statements).

Loss from discontinued operations decreased by approximately $327,000, or 20%, to $1.3 million for the year ended June 30, 2007 from $1.6 million for the year ended June 30, 2006. The decrease was primarily due to approximately nine months of AION operations during fiscal 2007 compared to a full year in fiscal 2006.

Results of Operations for the Year Ended June 30, 2006 Compared to the Year Ended June 30, 2005

	Year ended June 30,		Change
	2006	2005	Amounts	%
	(In thousands except percentages)
Revenues	$1,036	$122	$914	749%

Operating expenses:
Acquired in-process research and development	24,957	—	24,957	na
Research and development	20,612	10,077	10,535	105%
Selling, general and administrative	7,903	3,806	4,097	108%

Total operating expenses	53,472	13,883	39,589	285%

Loss from operations	(52,436)	(13,761)	(38,675)	281%
Other income (expense):
Change in fair value of derivative	2,533	—	2,533	na
Interest income	420	475	(55)	(12)%
Interest and finance costs	(3,376)	(10)	(3,366)	na
Loss on extinguishment of debt	—	—	—	na
Other income (expense), net	628	(1,205)	1,833	(152)%

Total other income (expense)	205	(740)	945	(128)%

Loss from continuing operations before income taxes and minority interest	(52,231)	(14,501)	(37,730)	260%
Income tax benefit	6,919	2,462	4,457	181%
Minority interest in net loss of subsidiary	—	301	(301)	na

Loss from continuing operations	(45,312)	(11,738)	(33,574)	286%
Loss from discontinued operations	(1,645)	(584)	(1,061)	182%

Net loss	$(46,957)	$(12,322)	$(34,635)	281%

Revenue

Revenue increased to approximately $1.0 million for the year ended June 30, 2006 compared to $122,000 for the year ended June 30, 2005. This increase was predominantly the result of revenues earned by pSivida US during the six months ended June 30, 2006 following the acquisition of CDS on December 30, 2005. pSivida US revenues for fiscal 2006 included (a) approximately $500,000 of collaborative research and development revenues earned from several research projects and technology evaluation agreements; (b) $343,000 of royalty income from Bausch & Lomb on its sales of Retisert and Vitrasert products; and (c) approximately $145,000 of revenue recognized from milestone payments received by pSivida US under its collaboration agreement with Alimera.

Acquired in-process research and development (“IPR&D”)

In connection with the acquisition of CDS on December 30, 2005, approximately $25.0 million of the purchase price was allocated to the Medidur FA for DME product candidate in Phase III clinical trials with collaboration partner Alimera, and was immediately charged to operations in the year ended June 30, 2006.

Research and Development

Research and development expense increased by approximately $10.5 million, or 105%, to $20.6 million for the year ended June 30, 2006 from $10.1 million for the year ended June 30, 2005. The increase was primarily attributable to the following factors:

•

a $3.2 million increase attributable to the operations of pSivida US, which was acquired on December 30, 2005, including $2.3 million of development costs for the Medidur FA for DME Phase III clinical trial being conducted in collaboration with Alimera;

•

a $3.0 million increase in amortization of intangibles, of which approximately $2.7 million was related to the Retisert intangible asset recorded in connection with the acquisition of CDS and approximately $300,000 was related to additional intangibles associated with the acquisition of the remaining minority interest of pSiMedica Limited in August 2004; and

•

a $2.9 million increase attributable to the ongoing development of our BioSilicon technology, including commencement of a Phase IIb clinical trial for BrachySil, a related increase in headcount, principally at our Malvern, U.K. and Singapore offices to support the commencement of the trial, and depreciation expense related to the completion, in September 2005, of a cleanroom facility dedicated to the manufacture of BrachySil for future clinical and commercial use.

Selling, General and Administrative

Selling, general and administrative costs increased approximately $4.1 million, or 108%, to $7.9 million for the year ended June 30, 2006 from $3.8 million for the year ended June 30, 2005. This increase was primarily due to:

•

an increase of $1.2 million relating to the acquisition of CDS which increase consisted primarily of personnel and associated costs, office expense, insurance and depreciation from the December 30, 2005 acquisition date;

•

an increase of $1.6 million for legal and audit fees associated with U.S. regulatory and statutory reporting requirements that were largely the result of our listing on the NASDAQ Global Market in January 2005, the acquisition of CDS in December 2005 and the registration statement filing requirements associated with our initial convertible note transaction in November 2005 and other issuances of our equity securities;

•

an increase of approximately $800,000 in (i) personnel and related costs and (ii) director and consulting fees in connection with the Company’s expansion into the U.S. through the acquisition of CDS; and

•

an increase of $500,000 in share-based payments expense in connection with (i) option grants in fiscal 2006 subject to full vesting on or before June 30, 2006; and (ii) amortization of unearned compensation related to the issuance of nonvested common stock in connection with the acquisition of CDS.

Interest and Finance Costs

Interest and finance costs increased to $3.4 million for the year ended June 30, 2006 from $10,000 for the year ended June 30, 2005. Interest and finance costs incurred for the year ended June 30, 2006 were primarily related to $750,000 of interest expense and $2.2 million of amortization of the debt discount and issuance costs of the Sandell convertible note issued in November 2005. In addition, we incurred $370,000 of penalties pursuant to the terms of a registration rights agreement entered into with Sandell.

Change in Fair Value of Derivative

We recorded derivative liabilities in connection with the embedded conversion option feature of our convertible note issued to Sandell in November 2005. The fair value of the conversion option derivative is revalued over time on a “marked to market” basis. For the year ended June 30, 2006, we recorded a $2.5 million of income as a result of a reduction in the fair value of the embedded derivatives.

Other Income (Expense), net

Other income, net of $628,000 for the year ended June 30, 2006 compared to other expense, net of $1.2 million for the year ended June 30, 2005, and consisted predominantly of foreign exchange gains and losses, respectively. For fiscal 2005, during which the parent company’s functional currency was A$, the combination of significant cash balances denominated in foreign currencies (US$ and Pounds Sterling) and a strengthening A$ currency in relation to those foreign currencies resulted in significant unrealized foreign exchange losses. For fiscal 2006, the parent company changed its function currency to US$ on January 1, 2006, immediately following its acquisition of CDS. During the six months ended December 31, 2005, the combination of significant US$ and Pounds Sterling cash balances and a weaker A$ currency contributed to foreign exchange gains. For the six months ended June 30, 2006 the combination of lower combined A$ and Pounds Sterling average cash balances and a weaker US$ currency contributed to smaller foreign exchange gains. In addition, other income for the year ended June 30, 2006 included $75,000 of amortization of deferred gain in connection with a sale and leaseback transaction entered into by CDS in 2005 related to its premises (see Note 4 to the accompanying audited consolidated financial statements).

Income Tax Benefit

Income tax benefit increased approximately $4.5 million, or 181%, to $6.9 million for the year ended June 30, 2006 from $2.5 million for the year ended June 30, 2005, primarily as a result of increased losses.

Loss From Discontinued Operations

Net loss from discontinued operations increased by approximately $1.1 million, or 182%, to $1.6 million for the year ended June 30, 2006 from $584,000 for the year ended June 30, 2005. The increase was attributable to the operations of the Company’s former AION Diagnostics Limited subsidiary, which commenced its operating activities in September 2004. The Company sold AION Diagnostics to GEM in April 2007.

Inflation and Seasonality

Our management believes inflation has not had a material impact on our operations or financial condition and that our operations are not currently subject to seasonal influences.

Recent Accounting Pronouncements

See Note 2 to the accompanying audited consolidated financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption.

Liquidity And Capital Resources

We have incurred operating losses since inception, and, at June 30, 2007 and March 31, 2008 we had a total accumulated deficit of $148.9 million and $161.0 million, respectively. Our research and development and selling, general and administrative costs, in the aggregate, have exceeded our revenues, including revenues related to our two commercialized products, and, accordingly, our operations have historically generated negative cash flows. Although we generated positive cash flows from operations for the three months ended March 31, 2008, primarily due to the $12.0 million up-front cash proceeds from the amended collaboration agreement with Alimera (see Note 18 to the accompanying audited consolidated financial statements), we generally expect negative cash flows from operations on a quarterly basis at least until such time as one or more of our product candidates achieves regulatory approval and commences commercial sales. Since our inception, we have relied primarily on sales of our equity and debt securities and the proceeds from license fee and collaboration payments to fund our operations.

Cash and cash equivalents totaled approximately $18.2 million at March 31, 2008 compared to $2.7 million at June 30, 2007. In addition to the amended collaboration agreement with Alimera referred to above, in July 2007, we completed a share offering pursuant to which we issued 4,114,199 common shares for gross proceeds of approximately $20.6 million. Estimated share issue costs totaled $2.2 million. Included in this share issue was the purchase of 1,300,000 common shares by Pfizer in connection with the terms of the Collaborative Research and License Agreement entered into by the Company and Pfizer on April 3, 2007.

We currently believe that if the Pfizer and Alimera agreements continue and we receive the Pfizer research and development funding, Alimera continues to fund the development of Medidur FA and we receive the scheduled conditional note payments from Alimera, our existing cash resources together with these payments will be sufficient to fund our operations under our current operating plan through at least June 30, 2010. If we also receive Alimera or Pfizer milestone payments or our Retisert royalties resume during that period, we believe that our operations would be funded for a longer period.

The timing and amount of our future capital requirements will depend upon many other factors, including, but not limited to:

•

the continuation of, and payments under, our existing collaboration and license agreements with Pfizer, Alimera and others, including their continued funding of our programs and our receipt of milestone, royalty, note and other payments, and the development of new collaboration and licensing agreements for other product candidates, such as BrachySil;

•	the amount and timing of sales of Retisert, which affects the timing of resumption of Retisert royalty payments, and the amounts of such royalty payments;

•	the scope and extent of our internally funded operations, including our programs for BrachySil and other potential BioSilicon product candidates;

•	our ability to establish and maintain strategic arrangements (in addition to those set forth above) for research, development, clinical testing, manufacturing and marketing;

•	the success of our products and product candidates, including the timing and costs of regulatory approvals and the commercial success of approved products;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

•	changes in our current operating plan, which may affect our need for capital.

If we require additional financing, we do not know if it will be available when needed or on terms favorable to us or our stockholders. If available, additional equity financing may be dilutive to stockholders, debt financing may involve restrictive covenants or other unfavorable terms and potential dilutive equity, and funding through collaboration agreements may be on unfavorable terms including requiring us to relinquish rights to our technologies or products. If adequate financing is not available if and when needed, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs, or otherwise reduce our cash requirements.

Cash to fund working capital requirements is managed centrally, with most cash deposits maintained in U.S. dollars.

Our consolidated statements of historical cash flows are summarized as follows:

	Year Ended June 30,
	2007	2006	2005
	(In thousands)
Loss from continuing operations:	$(83,525)	$(45,312)	$(11,738)
Changes in operating assets and liabilities	1,164	2,488	(481)
Other adjustments to reconcile net loss to cash flows from operating activities	61,992	28,099	2,040

Cash flows used in operating activities of continuing operations	$(20,369)	$(14,725)	$(10,179)

Cash flows used in operating activities of discontinued operations	$(977)	$(1,486)	$(326)

Cash flows used in investing activities of continuing operations	$4,423	$(8,384)	$(6,064)

Cash flows provided by (used in) investing activities of discontinued operations	$1,792	$(217)	$(6)

Cash flows provided by financing activities of continuing operations	$11,193	$21,939	$2,697

Net cash used in operating activities of continuing operations for the year ended June 30, 2007 increased by approximately $5.6 million as compared to the prior year. This increase was primarily attributable to (i) a full year of operating costs for pSivida US, (ii) increased legal and audit fees; and (iii) increased interest expense and registration rights penalties paid in connection with our convertible note borrowings, which were partially offset by cost reductions implemented in our UK- and Singapore-based operations. Net cash used in operating activities of discontinued operations decreased by $509,000 as a result of the sale of our stock in our AION Diagnostics subsidiary in April 2007.

Net cash used in operating activities of continuing operations for the year ended June 30, 2006 increased by approximately $4.5 million as compared to the prior year. This increase was primarily attributable to (i) six months of operating activities of pSivida US; and (ii) costs incurred for BrachySil clinical trial activities in the U.K. and Singapore.

Net cash provided by investing activities of continuing operations totaled $4.4 million for the year ended June 30, 2007 compared to $8.4 million of cash used in investing activities for the year ended June 30, 2006. Cash provided by investing activities for the year ended June 30, 2007 consisted of a $4.5 million decrease in restricted cash balances resulting from the May 2007 redemption of the Sandell convertible note. Cash used in investing activities of continuing operations for the year ended June 30, 2006 consisted of (i) approximately $3.0 million of cash paid for the December 2005 acquisition of CDS, net of cash acquired; and (ii) a $4.5 million increase in restricted cash pursuant to the terms of the Sandell convertible note, which required the Company to maintain a minimum cash balance equal to 30% of the note principal. Purchases of property and equipment decreased from $940,000 in fiscal 2006 to $78,000 in fiscal 2007, primarily due to the completion during fiscal 2006 of construction of a clean room facility in Germany for use in the production of BrachySil. Cash provided by investing activities of discontinued operations consisted of approximately $1.8 cash proceeds from the April 2007 sale of AION Diagnostics, net of cash balances sold and, for the year ended June 30, 2006, represented purchases of property and equipment by AION Diagnostics.

Net cash used by investing activities of continuing operations for the year ended June 30, 2005 totaled $6.1 million and consisted of (i) $3.5 million of cash paid in the August 2004 purchase of the remaining minority interest in pSiMedica Limited; and (ii) $2.6 million of purchases of property and equipment primarily related to the construction of the clean room facility referred to above.

Net cash flows from financing activities totaled $11.2 million for the year ended June 30, 2007 compared to $21.9 million for the year ended June 30, 2006. Cash flows from financing activities during the year ended June 30, 2007 reflected the following transactions:

(a)	Share issues

Date	Transaction	Number of Common Shares	Price Per Share	Gross Proceeds	Share Issue Costs
				(In thousands of $)
Dec-06	Private placement	358,269	A$10.40	2,933	(135)
Feb-07	Private placement	1,251,103	A$ 9.20	9,083	(593)
Apr-07	Private placement	1,584,512	A$10.80	13,975	(611)
Various note conversions by:
	Sandell	169,514	US$ 8.40	n/a	(22)
	Absolute	870,980	US$ 8.00	n/a	(100)

		4,234,378		25,991	(1,461)

(b)	Proceeds from borrowings:

In September 2006, we issued subordinated convertible notes to Absolute in the amount of $6.5 million less borrowing costs of $1.1 million. In connection with various Sandell note amendments and a letter agreement treated as a debt modification, we incurred borrowing costs of approximately $700,000.

(c)	Premiums paid on extinguishment of debt:

•	In connection with the September 14, 2006 amendment of the Sandell note we made an additional payment to Sandell of $1.0 million; and

•

In connection with the optional redemptions of the Sandell and Absolute notes in May 2007 and June 2007, respectively, we were required to pay an 8% premium to the principal and accrued interest amounts being redeemed, or approximately $1.0 million. In addition, in order for us to redeem the Sandell note at a date earlier than specified under the terms of the note agreement, we agreed to pay an additional fee of approximately $1.0 million.

(d)	Repayment of borrowings:

•	In connection with the September 14, 2006 amendment of the Sandell note, we repaid $2.5 million of the note principal;

•	In connection with the May 15, 2007 redemption of the Sandell note, we repaid the remaining approximately $11.7 million principal balance of the note; and

•	In connection with the June 14, 2007 redemption of the Absolute notes, we repaid the remaining $806,000 principal balance of the notes.

pSivida had no borrowings as of June 30, 2007.

Cash flows from financing activities during the year ended June 30, 2006 reflected the following:

•	in September 2005, we issued 166,250 common shares at a price of $26.00 each, raising $4.3 million before costs of $609,000 in a private placement structured as a PIPE;

•	in November 2005, we issued a subordinated convertible promissory note to Sandell in the principal amount of $15.0 million before costs of $556,000;

•	in December 2005, we incurred costs of $854,000 for the issuance and registration of ADSs in connection with the acquisition of CDS; and

•	in June 2006, we issued 262,895 common shares at a price of A$24.00 each, raising $4.7 million, before costs of $121,000, through a rights issue.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Tabular Disclosure Of Contractual Obligations

The following table summarizes our minimum contractual obligations as of June 30, 2007:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Operating Lease Obligations	$555	$459	$89	$7	$—
Purchase Obligations	96	76	20

Total	$651	$535	$109	$7	$—

Our purchase obligations primarily consist of purchase orders for clinical trial materials, supplies and other operating needs.

We also have contractual obligations that are variable in nature and, as such, are not included in the above table. These include the following:

Alimera Agreement. As the result of the March 2008 amendment of our collaboration agreement with Alimera, Alimera assumed financial responsibility for the ongoing Phase III clinical trial and other development costs for Medidur FA for DME and cancelled accrued development costs and related interest and penalties. Accordingly, subsequent to the March 2008 amendment, we no longer have ongoing contractual financial obligations for the development of Medidur FA for DME.

Executive contracts. At June 30, 2007, the Company had agreements with four executive officers that would require the Company to make severance payments to them if the Company terminated their employment without cause or the executives resign for good cause. If the Company terminated all four executives as of that date, or if all four executives resigned for good cause, the Company would have been required to make aggregate payments up to $1.5 million. The amounts payable pursuant to severance arrangements change over time depending upon the date of termination and then current salaries.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

We have exposure to changes in foreign currency exchange rates, valuation of derivative liabilities and interest rates.

Foreign Currency Exchange Rates

We conduct operations in two principal currencies, the U.S. dollar and the Pound Sterling. The U.S. dollar operates as the functional currency for our U.S. operations and the Pound Sterling as the functional currency for our U.K. operations. Cash to fund working capital requirements is managed centrally by the U.S. subsidiary. In connection with the consolidation of functions in the United States, cash and cash equivalents have become significantly concentrated in U.S. dollars.

At June 30, 2007, we had cash balances denominated in Australian dollars of A$944,000. The following table shows the sensitivity of our consolidated statements of operations to an appreciation or depreciation in the value of the Australian dollar currency against our U.S. dollar functional currency.

	A$ Depreciation			Current Rate	A$ Appreciation
	-15%	-10%	-5%		+5%	+10%	+15%
				(In thousands)
Unrealized exchange (loss)/gain	$(120)	$(80)	$(40)	$—	$40	$80	$120

Derivative Liabilities

In connection with several capital raising transactions, we issued shares together with detachable warrants to purchase additional shares over a specified time period. Since these warrants were denominated in A$, which is different than the Company’s US$ functional currency, the values of these warrants were recorded as derivative liabilities, subject to revaluation at subsequent reporting dates. The change in fair value of derivatives related to these investor warrants resulted in income of approximately $6.8 million during the year ended June 30, 2007, and was determined using the Black-Scholes valuation model.

Our financial position and results of operations will be sensitive to future revaluations of these derivative liabilities. The primary factor that impacts the change in fair value of these derivatives is fluctuations in our share price. Reduction of the remaining useful life of the warrants, assuming that share price remains constant, will result in a modest decrease of the derivative liability value. Changes in risk-free interest rates have a de minimis effect.

At June 30, 2007, the closing price of the Company’s shares traded on the ASX was A$6.60 per share. The following table summarizes the sensitivity of our consolidated statements of operations for the year ended June 30, 2007 to assumed increases or decreases of the Company’s ASX share price at June 30, 2007:

	Decrease in A$ Stock Price			Current Price	Increase in A$ Stock Price
	-15%	-10%	-5%		+5%	+10%	+15%
				(In thousands)
Change in fair value of derivatives	$(2,096)	$(1,414)	$(715)	$—	$730	$1,474	$2,230

Interest Rates

Cash and cash equivalent balances are subject to variable interest rates. We do not consider our exposure to interest rates to be significant.

Item 8.	Financial Statements and Supplementary Data.

The information required by this item may be found on pages F-1 through F-37 of this annual report.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A.(T)	Controls and Procedures

Disclosure Controls and Procedures

Our management, including our chief executive officer and chief financial officer, are responsible for establishing and maintaining our disclosure controls and procedures. The term “disclosure controls and procedures”, as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

We evaluated the effectiveness of our disclosure controls and procedures under the supervision of our principal executive officer and principal financial officer as of June 30, 2007. Based upon that evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were not effective as of such date. The basis for this determination was that, as discussed below, we have identified material weaknesses in our internal control over financial reporting, which we view as an integral part of our disclosure controls and procedures.

Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Although the purpose of internal control systems is to enable risks to be optimally managed, all internal control systems, no matter how well designed, have inherent limitations which may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Our management, with the participation of our principal executive officer and principal financial officer, assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007. In making this assessment, management used the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that we did not maintain effective internal control over financial reporting as of June 30, 2007.

In connection with our management’s assessment of out internal control over financial reporting, the following material weakness has been identified as of June 30, 2007:

•

A number of audit adjustments and additional disclosures have been made to our Company’s 2007 consolidated financial statements, principally including an adjustment to allocate the loss on extinguishment of debt between liability and equity, a reclassification adjustment to record the change in fair value of derivative on redemption of convertible debt with a corresponding change in the loss on extinguishment, and the reversal of an amount of revenue, and related adjustments to income tax benefit recorded. Management has determined that these adjustments and reclassifications resulted from the control deficiency that there is an inadequate amount of accounting and finance personnel sufficiently trained to address certain of the major transactions and complex accounting and financial reporting matters that arise from time-to-time and this control deficiency constitutes a material weakness.

In addition, subsequent to March 31, 2008, we identified the error requiring an adjustment to both Goodwill and Additional paid-in capital at March 31, 2008, December 31, 2007, September 30, 2007 and June 30, 2007 of approximately $4.7 million. The error was the result of incorrectly translating the A$ value of shares issued as purchase consideration for the acquisition of CDS back to US$ by using the exchange rate at the measurement date determined under A-IFRS instead of under US GAAP. This error relates to the control deficiency identified above.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Security and Exchange Commission that permit the Company to provide only management’s report in this annual report.

(c)	Management’s Plan for Remediation of Material Weakness

In light of the conclusion that our Company’s internal control over financial reporting was not effective, our management developed a plan intended to remediate such ineffectiveness and to strengthen our internal control over financial reporting through the implementation of certain remedial measures, which include:

(1)	creating a US GAAP training program for the accounting and finance personnel of our Company and recruiting additional professional personnel; and

(2)	engaging third-party accounting professionals to provide US GAAP consulting services and conduct timely reviews and evaluations.

(d)	Changes in Internal Control over Financial Reporting

In our annual report on Form 20-F for the year ended June 30, 2006, we reported that we had insufficient accounting personnel with sufficient knowledge and experience in US GAAP and the SEC accounting requirements. During the quarter ended June 30, 2007, we implemented the following actions for purpose of complying with Section 404 of the Sarbanes-Oxley Act of 2002:

•	We consolidated accounting and reporting functions in the U.S. office of the Company.

•

Although we reduced the number of financial and accounting personnel during the year ended June 30, 2007 as a result of budgetary constraints, we began the process of hiring sufficient additional U.S. based financial and accounting personnel during the fourth quarter of fiscal 2007.

Other than those changes referenced above, there were no other changes in our internal control over financial reporting during the quarter ended June 30, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

Not applicable.

Item 10.	Directors, Executive Officers, and Corporate Governance.

Directors

The following table sets forth for each director: the director’s name and age, the director’s positions held with the Company, the director’s term of office as a director, the director’s principal occupations for the past five years and any other directorships held by the director.

David Mazzo Age 50 Non-Executive Chairman since January 24, 2007 and Director since July 25, 2005 Audit and Compliance Committee Nomination Committee Compensation Committee

Dr. Mazzo most recently served as the President and Chief Executive Officer and as a member of the Board of Directors of Aeterna Zentaris, Inc. until April 2008. He was with Aeterna Zentaris since April 2007. Prior to joining Aeterna Zentaris, Dr. Mazzo served in management positions in several international pharmaceutical companies, most recently as President and Chief Executive Officer of Chugai Pharma USA, the US affiliate of the large Japanese pharmaceutical company, Chugai, a member of the Roche Group. Prior to that he served as Senior Vice President, Global Development Operations at the Schering-Plough Research Institute and as Senior Vice President and Global Head Pharmaceutical Development at Hoechst Marion Roussel. Dr. Mazzo was awarded his B.S. degree in chemistry and B.A. degree (with Honors) in Interdisciplinary Humanities from Villanova University and his doctorate degree in analytical chemistry from the University of Massachusetts, Amherst.

Dr. Mazzo is also a director of NASDAQ-listed Avanir Pharmaceuticals (appointed August 1, 2005).

Paul Ashton Age 47 Managing Director since January 24, 2007 and Director since December 30, 2005	Dr. Ashton was the President, Chief Executive Officer (CEO), and a director of CDS prior to its acquisition by the Company on December 30, 2005. Dr. Ashton was a co-founder of CDS, which was formed in 1991. He served as a member of the board of directors of CDS for many years until CDS’ acquisition by the Company, and as CEO from 1996 until CDS’ acquisition by the Company. Before co-founding CDS, Dr. Ashton worked at the University of Kentucky where he was a joint faculty member in the Departments of Ophthalmology and Surgery. He also served on the faculty of Tufts University for four years and worked as a pharmaceutical scientist at Hoffman-La-Roche. Dr. Ashton received a BSc (with Honors) in chemistry from Durham University, England, and a PhD in pharmaceutical science from the University of Wales and is a visiting professor of Ophthalmology at the University of Kentucky.

Michael Rogers Age: 47 Director since July 25, 2005 Audit and Compliance Committee (Chair, Audit Committee Financial Expert) Nomination Committee Compensation Committee	Mr. Rogers is the Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Incorporated, a position he has held since joining Indevus in February 1999. From February 1998 to December 1998, Mr. Rogers was Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a publicly-traded health care information technology company. From July 1995 to November 1997, he was Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a publicly-traded biopharmaceutical company. From July 1994 to July 1995, Mr. Rogers was Vice President, Investment Banking at Lehman Brothers, Inc. From 1990 to 1994, he was associated with PaineWebber, Inc., serving most recently as Vice President, Investment Banking Division. Mr. Rogers received an M.B.A. from the Darden School at the University of Virginia and a B.A. from Union College.

Katherine Woodthorpe Age: 51 Director since August 3, 2007 Audit and Compliance Committee Nomination Committee Compensation Committee	Dr. Woodthorpe is the Chief Executive of the Australian Private Equity & Venture Capital Association Limited (AVCAL), a position she has held since December 2006. In addition, Dr. Woodthorpe has been Chair of the Antarctic Climate and Ecosystems Cooperative Research Centre since 2002, Director of Insearch Ltd since 2000 and Council Member, University of Technology Sydney since 2004. Prior to AVCAL, she worked as a professional Non-Executive Director and management adviser; her areas of expertise included developing strategies for rapid growth and commercialization of technology products and services. Dr. Woodthorpe received a BSc (Honors first class) from the University of Manchester and a PhD in Chemistry from the University of Leicester.

All directors hold office until the next annual meeting and until such director’s successor is elected and qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified.

Executive Officers

The following table sets forth for each executive officer (other than Dr. Ashton, whose biography is listed above): the officer’s name and age, the officer’s position or positions with the Company, the officer’s terms of office as an officer and the officer’s principal occupations for the past five years.

Lori Freedman Age 41 Vice President for Corporate Affairs, General Counsel and Company Secretary (since May 23, 2006)	Ms. Freedman was appointed Vice President for Corporate Affairs, General Counsel and Company Secretary of the Company on May 23, 2006. She served as CDS’ Vice President of Corporate Affairs, General Counsel, and Secretary since 2001. From March 2001 through September 2001, Ms. Freedman served as Vice President, Business Development, and Counsel of Macromedia, Inc., a provider of software for creating Internet content and business applications. She served as Vice President, General Counsel, and Secretary of Allaire Corporation, a provider of Internet infrastructure for building business applications, from 1999 until Allaire was acquired by Macromedia in 2001. From May 1998 to December 1998, she worked for Polaroid Corporation as a Corporate Counsel. Prior to joining Polaroid, Ms. Freedman was with the law firm of McDermott, Will & Emery. Ms. Freedman received a B.S. in Economics and Psychology from Brandeis University and a J.D. from Boston University.

Michael Soja Age 59 Vice President of Finance, Chief Financial Officer and Treasurer (since May 23, 2006)	Mr. Soja was appointed Vice President of Finance and CFO of the Company on May 23, 2006. Prior to his appointment, he served as CDS’ Vice President of Finance and Chief Financial Officer since 2001. From 1974 to 2001, he was employed by XTRA Corporation, a lessor of transportation equipment, serving as Vice President and Chief Financial Officer from 1980 to 2001. Previously, Mr. Soja worked for KPMG. Mr. Soja received a B.A. in Mathematics from the College of the Holy Cross in 1970, an M.S. in Accounting from Northeastern University in 1971 and an M.B.A. from Babson College in 1978.

All officers hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until such officer’s respective successor is chosen and qualified, unless a shorter period shall have been specified by the terms of such officer’s election or appointment, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified,

Code of Ethics

We have adopted a code of ethics, which is equivalent to that of our predecessor. The code of ethics applies to our managing director, chief financial officer, our other executive officers and our controller. Our code of ethics is available in the corporate governance section of our website, www.psivida.com. We intend to disclose any future amendments to, or waivers from, our code of ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Audit and Compliance Committee

The Board has established an Audit and Compliance Committee. The current members of the Audit and Compliance Committee are Mr. Michael Rogers (chair), Dr. David Mazzo and Dr. Katherine Woodthorpe. The Board has determined that Mr. Rogers is a “ financial expert,” for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations adopted by the SEC, and that each of Mr. Rogers, Dr. Mazzo and Dr. Woodthorpe is “independent” for purposes of his or her service on the Audit and Compliance Committee as that term is defined under applicable rules of the SEC and The NASDAQ Global Market.

Procedure for Recommending Nominees to the Board of Directors

In June 2008, the Board of Directors of the Company adopted a policy pursuant to which Company shareholders entitled to vote on the election of directors generally may recommend nominees to the Company’s Board of Directors. These procedures require a shareholder to make such a recommendation by written notice to the Company Secretary prior to the applicable deadline set forth in the Company policy. As also set forth in the Company policy, this notice is required to contain certain information regarding each proposed nominee, the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made. The Nomination Committee will evaluate candidates recommended by shareholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in the Company’s corporate governance principles and criteria approved by the Board of Directors from time to time. The Nomination Committee will determine whether to interview any candidate.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% members are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the SEC.

pSivida was a foreign private issuer throughout fiscal 2007. Our directors, executive officers and 10% members were, therefore, not required to comply with the Section 16(a) filing requirements.

Item 11.	Executive Compensation

Compensation Discussion and Analysis

In financial year 2007, each of the Company’s executives officers was engaged under an employment agreement with the Company.

Paul Ashton, Michael Soja and Lori Freedman were employed under agreements negotiated on an arm’s-length basis by Gavin Rezos, the then Managing Director, and approved by the Board. Dr. Ashton, Mr. Soja and Ms. Freedman were executive officers of CDS at the time of its acquisition by the Company, and had change of control agreements entitling them to severance upon the acquisition of CDS by the Company in the event of a reduction in compensation or a loss of title or responsibility. The Board sought to retain Dr. Ashton, Mr. Soja and Ms. Freedman subsequent to the acquisition, and Mr. Rezos negotiated employment arrangements that would not result in these executive officers triggering their severance provisions.

Aaron Finlay was employed by the Company prior to the acquisition of CDS. In February 2006, in light of the acquisition of CDS, Mr. Rezos negotiated an amendment to Mr. Finlay’s employment agreement in order to retain him as the Company’s Australian resident Secretary, to manage the Australian operations as the Company moved forward with its stated plan to becoming a US-based company, and to assist in such transition. On February 29, 2008, Mr. Finlay became a part-time consultant to the Company for a six-month transition period. For a description of the compensation that Mr. Finlay is receiving for such consultancy services, see Item 13 “Certain Relationships and Related Transactions, and Director Independence”.

In financial year 2007, none of the Company, the Board or the Compensation Committee engaged a compensation consultant, nor did any of them benchmark executive compensation against a specific peer group of companies. Global compensation consulting firm Radford Surveys + Consulting has been engaged to advise the Board with respect to executive compensation for financial year 2008.

(a)	Compensation objectives

The Company’s executive compensation program is designed to attract, retain and motivate executive officers capable of leading the Company to achieve its business objectives. The Compensation Committee recommends, and the Board determines, the compensation arrangements for executive officers including base salary and bonus. The Compensation Committee also recommends, and the Board grants, stock options to executive officers as a means of aligning the interests of the Company’s executive team with the interests of the Company’s shareholders, of retaining qualified Company executives and of rewarding Company executives for positive Company or individual performances. In making its recommendations, the Compensation Committee and the Board take into account the Company’s size and stage of business development.

(b)	Compensation components

(i)	Salary

The Company’s executive officer employment agreements provide for minimum base salaries. These base salaries may be increased annually by the Board, which may consider such factors as the relevant officer’s individual performance, job responsibilities and industry benchmarks. For financial year 2007, each of the executive officers, as well as the former Managing Director, Mr. Rezos, was paid at the rate of his or her minimum base salary.

Upon Mr. Rezos’ resignation, Dr. Brimblecombe (who was then Chairman of the Board) served as Acting Chief Executive Officer of the Company until January 2007. For financial year 2007, as approved by the Board, Dr. Brimblecombe received compensation of $64,352 for his six months of services as Acting Chief Executive Officer as well as $17,678 for his services as Chairman of the Board.

(ii)	Incentive compensation

The Company’s executive officers may receive incentive compensation recommended by the Compensation Committee and approved by the Board, which may consist of discretionary bonuses or share options. Such bonuses and share option awards may be based on individual or corporate performance, on achievement of individual or corporate goals such as financings, advancement of the Company’s research and development activities and intellectual property portfolio or research and development collaborations with third parties or on other factors.

All share options awarded to Company executive officers have to date been granted under Company’s Employee Share Option Plan. The Compensation Committee recommended, and the Board awarded, share options to align the interests of executive officers more closely to those of shareholders, and in doing so considered the executive officer’s position with and services provided to the Company, the executive officer’s past and potential contribution to the growth of the Company and any other factors that the Board deemed relevant. The Compensation Committee and the Board believe that share option grants can be a particularly valuable tool to provide incentives to and retain valued executive officers, because such grants and awards typically have an exercise price equal to or greater than the share price on the date of grant and a vesting period that generally extends over time. The Company’s executive officers forfeit unvested options granted under the Company’s Employee Share Option Plan if they terminate employment for other than good reason or if the Company terminates them for cause.

The Board awarded 6,250 options under the Company’s Employee Share Option Plan to each of Mr. Soja and Ms. Freedman in October 2006 in accordance with the terms of his or her respective employment agreement. The Board did not award any other share options to executive officers during financial year 2007. Other amounts appearing in the Summary Compensation Table below relate to expenses recognized by the Company during financial year 2007 with respect to share option grants issued during prior financial years. Subsequent to financial year 2007, in October 2007, the Board awarded 18,750 options to each of Mr. Soja, Ms. Freedman and Mr. Finlay. The Board concluded that these awards reflected the roles these executive officers had played in the Company’s financial restructuring and would provide them with additional incentives to continue to advance the Company’s interests. In November 2007, shareholders approved a grant of 18,750 options to Dr. Ashton.

During financial year 2007, the Board awarded cash bonuses to Dr. Ashton, Mr. Soja and Ms. Freedman to assist in payment to the Company of amounts paid by the Company with respect to US taxes arising from the vesting of restricted stock held by the executives. The Board determined that in light of the potential equity financings by the Company, the executive officers should not sell shares to finance such payments. The Company did not award any other bonuses to executive officers during or with respect to financial year 2007.

In connection with the Company’s reincorporation from Australia to Delaware, United States, the Company’s shareholders approved a new equity incentive plan known as the pSivida Corp. 2008 Incentive Plan. The Company will make all future grants of incentive compensation to executive officers under this equity incentive plan.

(iii)	Other compensation

The Company maintains broad-based benefits and perquisites that are provided to all employees located in the United States, including Dr. Ashton, Mr. Soja and Ms. Freedman. These benefits and perquisites include health insurance, life and disability insurance and a 401(k) plan, including matching Company contributions. The Company is required by Australian law to contribute 9% of the gross income of any employee located in Australia to an approved superannuation fund. During financial year 2007, Mr. Finlay was entitled to the standard employee benefits and perquisites previously maintained generally in Australia.

Following Mr. Rezos’ resignation, the Company entered into a six-month consulting agreement with Mr. Rezos, negotiated by Dr. Brimblecombe and approved by the Board, pursuant to which Mr. Rezos provided services to the Company as an independent consultant for six months. Mr. Rezos was paid A$329,000 as compensation for his services for the term, and his options continued to vest until February 1, 2007. The Board determined that such compensation was warranted as a means of ensuring that Mr. Rezos would be available to assist the Company during the transitional phase following his resignation as Managing Director.

(iv)	Termination-based compensation

The Company did not make any termination-based payments to executive officers during financial year 2007. Pursuant to the terms of the various employment agreements that the Company has reached with its executive officers, the Company has agreed to make severance payments to its executive officers in certain circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis.” Based on the foregoing review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this current report on 8-K for filing with the SEC.

Submitted By

The Compensation Committee

Dr. David Mazzo

Mr. Michael Rogers

Dr. Katherine Woodthorpe

Summary of executive compensation

As discussed above in “Compensation Discussion and Analysis” during financial year 2007, each of executive officers was employed under an employment agreement with the Company. Each employment agreement provided a minimum base salary, which for Dr. Ashton was $300,000, for Mr. Soja and Ms. Freedman was $272,497 and for Mr. Finlay was A$275,000. Each employment agreement also provided that the executive officers were entitled to discretionary bonuses and share option grants. The employment agreements of Mr. Soja and Ms. Freedman also required us to grant each of them 6,250 options during financial year 2007. In accordance with the terms of our US-based executive officers” employment agreements, we provided life insurance and matching

401(k) contributions for each of the US-based executive officer. We made superannuation contributions in accordance with Australian law on behalf of Mr. Finlay. Mr. Finlay also received benefits including travel insurance and a Company-paid parking space. Mr. Finlay resigned as an executive officer on June 17, 2008.

The following table contains certain information about the compensation that we paid our former Chief Executive Officer, our former Acting Chief Executive Officer, our current Managing Director, our current Chief Financial Officer and our other executive officers who were serving as executive officers as of financial year end June 30, 2007. These executive officers are referred to as named executive officers. Unless otherwise indicated, all compensation information relates to the financial year ended June 30, 2007 and is adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)(5)(6)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)

Paul Ashton(1)(3) Managing Director	2007	300,000	25,832	16,056	(26,814)	—	—	13,820	328,894

Michael J. Soja Vice President of Finance, Chief Financial Officer and Treasurer	2007	272,497	54,242	136,640	1,078	—	—	11,530	475,987

Lori Freedman Vice President for Corporate Affairs, General Counsel and Company Secretary	2007	272,497	55,308	142,941	1,078	—	—	14,255	486,079

Aaron Finlay(2)(3) Former Company Secretary	2007	244,308	—	—	—	—	—	29,284	273,592

Gavin Rezos(1)(2)(3) Former Managing Director	2007	63,267	—	—	—	—	—	260,631	323,898

Roger Brimblecombe(1)(2)(3) Former Acting Chief Executive Officer and Former Chairman of the Board of Directors	2007	82,030	—	—	—	—	—	—	82,030

(1)	Dr. Ashton, Mr. Rezos and Dr. Brimblecombe also served as directors during financial year 2007. Dr. Ashton did not receive any additional compensation for serving as a director. In Mr. Rezos’ role as a director, he received $25,280 in director’s fees, and we made $2,063 of superannuation contributions on his behalf in accordance with Australian law. Dr. Brimblecombe received $17,678 in director’s fees in his role as Chairman of the Board.
(2)	Mr. Finlay and Mr. Rezos received their compensation in Australian dollars. Dr. Brimblecombe received his director’s fees in Australian dollars and his salary in Pounds Sterling. Compensation paid in Australian dollars and Pounds Sterling was converted into U.S. dollars using the average exchange rates during financial year 2007. Stock and option awards were converted from Australian dollars to U.S. dollars using the average exchange rate during financial year 2007.
(3)	Mr. Finlay served as Company secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on 29 February 2008. Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Rezos resigned in July 2006. Dr. Brimblecombe resigned in January 2007. Dr. Ashton, who was an executive officer throughout financial year 2007, became Managing Director following Dr. Brimblecombe’s resignation.

(4)	Reflects the amounts recognized for financial statement reporting purposes for financial year 2007 in accordance with SFAS 123R. The negative option award amount attributed to Dr. Ashton results from the revaluation of a prior year option grant as of June 30, 2007 required by SFAS 123R. The option award amounts of Mr. Soja and Ms. Freedman were similarly affected. However, option grants to Mr. Soja and Ms. Freedman during financial year 2007 effectively offset the decrease resulting from the revaluation.
(5)	Option awards are valued using the Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 to the accompanying audited consolidated financial statements included elsewhere herein. Stock awards were issued in conjunction with the December 2005 acquisition of CDS. The amounts shown represent the amortization of the deferred compensation over the vesting period.
(6)	In March 2007, Dr. Ashton voluntarily forfeited 11,510 shares that had been granted at the time of the acquisition of CDS.
(7)	The table below shows amounts under All Other Compensation for financial year 2007:

	Company paid amounts for life insurance ($)	Company contributions to 401(k) plan ($)	Australian law superannuation contributions made by the Company ($)	Other ($)		Consulting ($)		Total ($)
Paul Ashton	630	13,190	—	—		—		13,820
Michael Soja	630	10,900	—	—		—		11,530
Lori Freedman	630	13,625	—	—		—		14,255
Aaron Finlay	—	—	21,988	7,296	(*)	—		29,284
Gavin Rezos	—	—	2,063	—		258,568	(**)	260,631
Roger Brimblecombe	—	—	—	—	(***)	—		—

(*)	Composed primarily of Company-paid office parking.
(**)	Following Mr. Rezos’ resignation, we paid him $258,568 under a six-month consulting agreement.
(***)	Dr. Brimblecombe received $17,678 in director’s fees in his role as Chairman of the Board, which amount is included in Dr Brimblecombe’s salary in the executive compensation table above.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during the year ended June 30, 2007. All share and option information have been adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)((3)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul Ashton(1)	—	—	—	—	—	—	—	—	—	—	—
Managing Director

Michael J. Soja	10/18/06	—	—	—	—	—	—	—	6,250	9.80	31,057
Vice President of Finance, Chief Financial Officer and Treasurer

Lori Freedman	10/18/06	—	—	—	—	—	—	—	6,250	9.80	31,057
Vice President for Corporate Affairs, General Counsel and Company Secretary

Aaron Finlay(1)	—	—	—	—	—	—	—	—	—	—	—
Former Company Secretary

Gavin Rezos(1)	—	—	—	—	—	—	—	—	—	—	—
Former Managing Director

Roger Brimblecombe(1)	—	—	—	—	—	—	—	—	—	—	—
Former Acting Chief Executive Officer and Former Chairman of the Board of Directors

(1)	Mr. Finlay served as Company secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on February 29, 2008. Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Rezos resigned in July 2006. Dr Brimblecombe resigned in January 2007. Dr Ashton, who was an executive officer throughout financial year 2007, became Managing Director following Dr Brimblecombe’s resignation.
(2)	The exercise price was equal to 110% of the closing price (as adjusted to give effect to the Reincorporation) on ASX of the shares on the grant date.
(3)	The exercise price and grant date fair value were converted from Australian dollars to U.S. dollars using the exchange rate on the date of grant.

Outstanding equity awards at financial year end

The following table shows outstanding equity awards for the Company’s named executive officers as of June 30, 2007. All share and option information have been adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(5)	Option Exercise Price ($)(6)	Option Expiration Date(7)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Ashton(1)	13,210	—		7.0968	09/18/07	—	—	—	—
Managing Director	8,807			9.0836	08/25/09
	6,250		6,250	31.236	09/30/10

Michael J. Soja	2,969		2,969	31.236	09/30/10	—	—	—	—
Vice President of Finance, Chief Financial Officer and Treasurer		6,250		11.0344	09/30/11

Lori Freedman	2,969		2,969	31.236	09/30/10	—	—	—	—
Vice President for Corporate Affairs, General Counsel and Company Secretary		6,250		11.0344	09/30/11

Aaron Finlay(1)(2) Former Company Secretary	17,500	—	—	40.0632	08/05/09	—	—	—	—
	5,000			27.1616	03/31/10
	5,000			31.236	09/30/10

Gavin Rezos(1)(3) Former Managing Director	30,000	—	—	20.7108	12/31/07	—	—	—	—
	69,276			40.0632	08/05/09
	15,000			27.1616	03/31/10
	15,000			31.236	09/30/10

Roger Brimblecombe(1) Former Acting Chief Executive Officer and Former Chairman of the Board of Directors	10,000 13,728 7,500 1,875	—	—	20.7108 40.0632 27.1616 31.236	12/31/07 08/05/09 03/31/10 09/30/10	—	—	—	—

(1)	Mr. Finlay served as Company secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on February 29, 2008. Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Rezos resigned in July 2006. Dr. Brimblecombe resigned in January 2007. Dr. Ashton, who was an executive officer throughout financial year 2007, became Managing Director following Dr. Brimblecombe’s resignation.
(2)	Mr. Finlay transferred all of his options for other than value to Mrs. Sophie Finlay as trustee for the Aylesford Trust for tax and/or estate planning purposes.
(3)	Mr. Rezos transferred 30,000 options with an exercise price of $20.7108 per share expiring on December 31, 2007 for other than value to Aymon Pacific Pty Ltd as trustee for the Jerezos Discretionary Trust for tax and/or estate planning purposes. Mr. Rezos transferred 15,000 options with an exercise price of $31.236 per share expiring on September 30, 2010 for other than value to Mrs. Joanne Rezos for tax and/or estate planning purposes.
(4)	The vesting dates for the 6,250 options held by each of Mr. Soja and Ms. Freedman with an exercise price of $11.0344 and an expiration date of September 30, 2011 are as follows.

Number of Options	Vesting Date
2,083	October 18, 2007
2,083	October 18, 2008
2,084	October 18, 2009

(6)	The vesting date for the 6,250 options held by Dr. Ashton and the 2,969 options held by each of Mr. Soja and Ms. Freedman, each with an exercise price of $31.236 and an expiration date of September 30, 2010, was originally scheduled for December 30, 2007. However, the options did not vest on that date, because the options’ vesting was and remains subject to performance conditions that have not yet been defined.
(7)	The exercise price of options denominated in Australian dollars was converted to U.S. dollars using the exchange rate at June 30, 2007.
(8)	Dr. Ashton’s options with an expiration date of September 18, 2007 expired. Mr. Rezos’ and Dr. Brimblecombe’s options, each with expiration dates of December 31, 2007, also expired.

Option exercises and stock vested

The following table provides information relating to option exercises and the vesting of stock awards during the financial year ended June 30, 2007. All share and option information have been adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul Ashton(1)	—	—	11,510	81,307
Managing Director

Michael J. Soja	—	—	23,634	161,468
Vice President of Finance, Chief Financial Officer and Treasurer

Lori Freedman	—	—	24,126	164,826
Vice President for Corporate Affairs, General Counsel and Company Secretary

Aaron Finlay(1)	—	—	—	—
Former Company Secretary

Gavin Rezos(1)	—	—	—	—
Former Managing Director

Roger Brimblecombe(1)	—	—	—	—
Former Acting Chief Executive Officer and Former Chairman of the Board of Directors

(1)	Mr. Finlay served as Company secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on February 29, 2008. Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Rezos resigned in July 2006. Dr. Brimblecombe resigned in January 2007. Dr. Ashton, who was an executive officer throughout financial year 2007, became Managing Director following Dr. Brimblecombe’s resignation.

Pension benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-qualified deferred compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential payments upon termination or change in control

Each of our current executive officers has a contract with the Company that provides for potential payments in connection with such officer’s termination. If the severance provisions in our executive officer contracts had been triggered on June 30, 2007, our executive officers would have been entitled to payments in the following amounts:

Payments Due in Connection with a Termination without Cause or for Good Cause(1)

	Salary ($)	Bonus ($)	Medical/ Life/ Disability Insurance ($)(8)	Superannuation contributions ($)	Total ($)
Paul Ashton(2)(3)(4)(5)	274,168	—	8,616	—	282,784
Managing Director

Michael Soja(4)(5)(6)	490,752	—	43,440	—	534,192
Vice President of Finance, Chief Financial Officer and Treasurer

Lori Freedman(4)(5)(6)	489,686	—	43,440	—	533,126
Vice President for Corporate Affairs, General Counsel and Company Secretary

Aaron Finlay(2)(7)	155,613	—	—	14,005	169,618
Former Company Secretary

Gavin Rezos(2)	—	—	—	—	—
Former Managing Director

Roger Brimblecombe(2)	—	—	—	—	—
Former Acting Chief Executive Officer and Former Chairman of the Board of Directors

(1)	For purposes of the above table, the amount of severance has been determined as if the severance provisions contained in the contracts of each of our executive officers were triggered on June 30, 2007.
(2)	Mr. Finlay served as Company secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on 29 February 2008. Mr. Finlay resigned as an executive officer on June 17, 2008. Mr. Rezos resigned in July 2006. Dr. Brimblecombe resigned in January 2007. Dr. Ashton, who was an executive officer throughout financial year 2007, became Managing Director following Dr. Brimblecombe’s resignation. Mr. Rezos and Dr. Brimblecombe were not employed by us as of June 30, 2007, and did not receive any severance payments during the financial year ended 30 June 2007.
(3)	The above table does not take into account the amounts that Dr. Ashton would receive if we were to choose to exercise our right under our non-competition agreement with Dr. Ashton to require him not to compete with the Company for a period of up to 24 months.

(4)	Dr. Ashton, Mr. Soja and Ms. Freedman agreed that bonuses paid during the year ended June 30, 2007 would not be taken into account when determining the bonus element of any severance payments owed to them. Each of Dr. Ashton, Mr. Soja and Ms. Freedman also agreed that any severance payments made to him or her during the year following the date that the Board approved the bonuses would be reduced by an amount equal to the bonus granted to such officer. The amounts included in the salary column for Dr. Ashton, Mr. Soja and Ms. Freedman have been reduced accordingly.
(5)	The above table assumes medical, life and disability insurance premiums were paid on a lump sum basis with respect to Dr. Ashton for one year and with respect to Mr. Soja and Ms. Freedman for two years, and does not take into account potential increases in insurance premiums. This table also assumes that Dr. Ashton, Mr. Soja and Ms. Freedman elect coverage under our employee benefit plans and do not obtain coverage from an another employer. As of December 31, 2007, Mr. Soja and Ms. Freedman would be entitled to benefits under our medical, life and disability plans for only one year following termination.
(6)	The severance amounts of Mr. Soja and Ms. Freedman have been calculated on the assumption that making such payments would not be limited or precluded by Code Section 280G and without regard to whether such payments would subject them to the federal excise tax levied on certain “excess parachute payments” under Internal Revenue Code Section 4999. In the event that either of the above Internal Revenue Code provisions would be triggered by the making of these severance payments, such severance payments shall be reduced to the extent necessary to maximize the executive officer’s total after-tax payments.
(7)	The above table reflects Mr. Finlay’s employment agreement in effect at June 30, 2007, with amounts translated to US$ at the exchange rate on that date. Mr. Finlay has since resigned as an employee and become a consultant. This table does not reflect the actual severance payments that Mr. Finlay received as a result of this change. For a discussion thereof, see “—Aaron Finlay” below and Item 13. “Certain Relationships and Related Transactions, and Director Independence”. Mr. Finlay did not receive any severance in connection with his later resignation as an executive officer.
(8)	For purposes of quantifying medical, life and disability insurance benefits, we used the assumptions used for financial reporting purposes under generally accepted accounting principles.

The severance arrangements of each of our executive officers during the 2007 financial year are described in the following paragraphs.

Paul Ashton

Termination by the Company without Cause or by Dr Ashton with Good Cause would require us to pay severance to Dr. Ashton. Dr. Ashton would be entitled to a lump sum payment equal to 100% of his annual salary plus the pro rata portion of his bonus for the year of such termination calculated on the assumption that all targets and formulas for determining such bonus have been met, or, if no such targets or formulas have been established, the maximum bonus for which he was eligible during the prior year calculated on the same assumption. The bonus shall be reduced by any bonus payments relating to services performed in the year in which termination occurs that (1) have already been paid or are payable as of the date of termination or (2) were not earned because of the failure to achieve targets or formulas which are no longer able to be achieved and shall exclude any bonus paid or payable in the year in which termination with respect to services rendered in a prior year. We would also be required to provide Dr. Ashton with medical, life and disability insurance benefits for a period of one year. Additionally, all options held by the Dr. Ashton would vest and become exercisable upon such termination and remain exercisable for a period of six months thereafter (except that incentive stock options (ISOs) would be exercisable for only three months thereafter), and all restricted stock held by Dr. Ashton would vest and no longer be subject to forfeiture. Termination by the Company for Cause or by Dr. Ashton without Good Cause would not require us to pay any severance to Dr. Ashton.

Dr. Ashton has a separate non-competition agreement with us. Under this agreement, following a termination by the Company for Cause or by Dr Ashton without Good Cause, Dr. Ashton would be required not to engage in certain activities that would be in competition with us for a period of twelve months from the date of termination. We could at its option extend this period for an additional twelve months in which case we would be required to pay Dr. Ashton an amount equal to his annual base salary as of the date of termination in twelve equal installments over the course of the additional twelve month period.

Under Dr. Ashton’s non-competition agreement, following a termination by the Company without Cause or by Dr Ashton for Good Cause, we would have the option to prevent him from engaging in certain activities that would be in competition with us for a period of up to twenty-four months from the date of such termination. In exchange, we would pay Dr. Ashton an amount equal to 1/24th of $800,000 for each month in the period specified. Any amounts received by Dr. Ashton pursuant to his severance arrangements with us would reduce the amount that we are required to pay under his non-competition agreement on a dollar-for-dollar basis.

Michael Soja and Lori Freedman

Termination of employment of Mr. Soja or Ms. Freedman by the Company without Cause, or termination by Mr. Soja or Ms. Freedman with Good Cause would require us to pay severance to the affected executive officer. Such termination during financial year 2007 would have entitled each of Mr. Soja and Ms. Freedman to a lump sum cash payment equal to (a) 200% of annual salary, (b) the prior year’s bonus and (c) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus have been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would have been required to provide medical, life and disability benefits for a period of two years.

Such termination as of December 31, 2007, would entitle each of Mr. Soja and Ms. Freedman to a lump sum payment equal to the sum of (a) 100% of annual salary, (b) the prior year’s bonus and (c) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus have been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. This lump sum payment would be made either all in cash, or, at our election, 50% in cash and 50% in stock. We also would be required to provide medical, life and disability benefits for a period of one year.

Additionally, regardless of when such a termination would occur, all options held by Mr. Soja and Ms. Freedman would vest and become exercisable upon such termination and remain exercisable for a period of one year following the date of termination (except that ISOs would be exercisable for only three months thereafter), and all restricted stock would vest and no longer be subject to forfeiture. Termination by the Company for Cause by Mr. Soja or Ms. Freedman without Good Cause would not require us to pay any severance to Mr. Soja or Ms. Freedman. Neither Mr. Soja nor Ms. Freedman has entered into a separate non-competition agreement with us.

Aaron Finlay

Under Mr. Finlay’s employment agreement at June 30 2007, we could terminate Mr. Finlay’s employment without notice or payment in lieu if he (1) were convicted of a criminal offense (which in the reasonable opinion of the Board brings the company into serious disrepute); or (2) became insolvent, committed an act of bankruptcy or ceased for any reason to be eligible to hold office as a director of a company.

Under an agreement effective as at February 29, 2008, Mr. Finlay ceased to be an employee of the Company. Pursuant to that agreement, Mr. Finlay received a lump sum payment of A$140,000 in cash, net of any applicable taxes withheld. Also pursuant to that agreement, Mr. Finlay entered into a six-month part-time consulting agreement under which he will be compensated for his services at the rate of A$13,000 per month. For a discussion of the severance payments that Mr. Finlay received for resigning as an employee, see Item 13. “Certain Relationships and Related Transactions, and Director Independence”. Mr. Finlay did not receive any severance in connection with his resignation as an executive officer on June 17, 2008.

Roger Brimblecombe and Gavin Rezos

Dr. Brimblecombe and Mr. Rezos also had contracts providing for potential payments upon termination of their employment at the Company. However, neither of these former executive officers were entitled to any severance or other payments in connection with their respective resignations from their positions at the Company.

Director Compensation

The Chairman of the Board currently receives annual director fees of $35,000. The other two non-executive directors receive annual director fees of $25,000. The chair of each Board committee receives an additional amount of $5,000 per annum. Our non-executive directors also receive attendance fees for each Board or Board committee meeting attended. The chair of each Board or Board committee meeting receives $1,000 per meeting attended, while the other non-executive directors receive $750 per meeting attended. Dr. Ashton receives no additional compensation for serving as a director.

Similar arrangements existed during the financial year ended June 30, 2007. Each then director received a base director fee in addition to potential supplementary fees if he or she chaired either the Board or a Board committee. Commencing September 1, 2006, directors received attendance fees for each Board or Board committee meeting attended. Amounts paid to each director differed due to the circumstances under which the relevant director was first engaged.

The following table provides information for our non-executive directors during the year ended June 30, 2007.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Mazzo	56,573	—	15,696	—	—	—	72,269
Michael Rogers	49,000	—	15,696	—	—	—	64,696
Stephen Lake(1)	24,994	—		—	—	—	24,994
Roger Aston(1)	18,768	—		—	—	—	18,768
Heather Zampatti(1)	4,148	—		—	—	373	4,521

(1)	In financial year 2007, Dr. Aston served as a director from December 20, 2006 until May 1, 2007. Ms. Zampatti resigned her position as a director on August 28, 2006. Mr. Lake was a director throughout financial year 2007 but resigned his position as a director on August 3, 2007. Mr. Lake, Dr. Aston and Ms. Zampatti received their compensation in Australian dollars. Compensation paid in Australian dollars was converted into U.S. dollars using the average exchange rates during financial year 2007.
(2)	Reflects the amounts recognized for financial statement reporting purposes for financial year 2007 in accordance with SFAS 123R. Stock and option awards were converted from Australian dollars to U.S. dollars using the average exchange rate during financial year 2007. Option awards are valued using the Black-Scholes valuation model. The underlying valuation assumptions for equity awards are further disclosed in Note 10 to the accompanying audited consolidated financial statements included elsewhere herein. There were no stock awards or option awards granted during financial year 2007.
(3)	The following table shows the number of outstanding shares of deferred stock awards and the number of outstanding shares underlying option awards for our non-executive directors as of June 30, 2007. All option information have been adjusted to give effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

	Outstanding Stock Awards	Outstanding Option Awards
David Mazzo	—	5,000
Michael Rogers	—	5,000
Stephen Lake	—	6,052
Roger Aston	—	38,728
Heather Zampatti	—	10,000

The option numbers represent options to acquire shares.

In November 2007, shareholders approved grants of 18,750 options to each of Dr. Mazzo and Mr. Rogers (who were both non-executive directors during financial year 2007) and 5,000 options to Dr. Woodthorpe (who became a non-executive director subsequent to financial year 2007, in August 2007).

Compensation Committee Interlocks and Insider Participation

During financial year 2007, the following individuals served as Remuneration Committee members: Dr. Roger Brimblecombe, Mr. Stephen Lake, Dr. David Mazzo and Mr. Michael Rogers. Dr. Brimblecombe served as Acting Chief Executive Officer during the period in which he served on the Remuneration Committee. Otherwise, none of these individuals served as an officer or employee of the Company or any of its subsidiaries at the time of his or her service on the Committee, or had any interlocking relationships requiring disclosure under the SEC rules.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Beneficial ownership

The tables below set out information regarding beneficial ownership of our common stock, including common stock held by means of CDIs, as at May 31, 2008 by (a) any person or entity who, to our knowledge, owns 5% or more of our shares and (b) our directors and named executive officers. Unless otherwise indicated, the address for each of the beneficial owners listed is c/o pSivida Corp, 400 Pleasant Street, Watertown, MA 02472, telephone (617) 926-5000, facsimile (617) 926-5050.

The information regarding beneficial ownership gives effect to the Reincorporation, including the Reincorporation’s share exchange ratio.

Except as indicated, and subject to community property laws where applicable, the persons named in the tables below have sole voting and investment power with respect to all of the shares shown as beneficially owned by them.

5% Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Pfizer, Inc. C/- K R O’Connell Pfizer Global R & D Headquarters 50 Pequot Avenue New London, CT 06320 USA	1,862,093	(1)	10.19%
ORBIS Investment Management (Australia) Pty Limited. Level 2, Challis House, 4-10 Martin Place Sydney, Australia NSW 2000	949,582	(2)	5.19%

(1)	Includes 1,862,093 shares, as referenced in the Form 13D filing dated July 17, 2007 and as adjusted to give effect to the Reincorporation’s share exchange ratio.
(2)	Includes 949,582 shares, as referenced in the Form 13G/A filing dated February 8, 2008 and as adjusted to give effect to the Reincorporation’s share exchange ratio.

Directors and Executive Officers	Number of Shares Beneficially Owned	Number of Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Shares Beneficially Owned
Dr. David Mazzo(1)	500	5,000	5,500	*
Mr. Michael Rogers(2)	—	5,000	5,000	*
Dr. Katherine Woodthorpe	—	—	—	*
Dr. Paul Ashton(3)(4)	430,092	15,057	445,149	2.44%
Mr. Aaron Finlay(5)	375	27,500	27,875	*
Ms. Lori Freedman(6)	64,808	5.052	69,860	*
Mr. Michael Soja(7)	69,011	5,052	74,063	*
Dr. Roger Brimblecombe(8)**	15,330	23,103	38,433	*
Mr. Gavin Rezos(9)(10)**	287,259	122,796	411,555	2.24%
Current directors and named executive officers as a group (6 persons)***	564,411	35,161	599,572	3.28%

*	Represents holdings of less than 1% of our outstanding capital stock. After giving effect to the Reincorporation, including the Reincorporation’s share exchange ratio, we had 18,262,969 shares of common stock outstanding as of May 31, 2008.
**	Represents balance of shares held by former director as of date of resignation and balance of options held by former director as of May 31, 2008.
***	Does not include shares and options owned by Mr. Finlay, Dr. Brimblecombe and Mr. Rezos, each of whom are no longer executive officers or directors of the Company.
(1)	All such options are held directly by Dr Mazzo available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010.
(2)	All such options are held directly by Mr. Rogers available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010.
(3)	Of such shares, 413,310 are held directly by Dr. Ashton and 16,782 are held by Dr. Ashton Children’s Irrevocable Trust as to which Dr. Ashton disclaims beneficial ownership.
(4)	Of such options, 8,807 are held directly by Dr. Ashton and available to be exercised into an equal number of shares with an exercise price of $9.0836 per share expiring on August 25, 2009; and 6,250 are held directly by Dr. Ashton available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010.

(5)	Of such options 17,500 are held by Mrs. Sophie Finlay as trustee for the Aylesford Trust available to be exercised into an equal number of shares with an exercise price of A$47.20 per share expiring on August 5, 2009; 5,000 are held by Mrs. Sophie Finlay as trustee for the Aylesford Trust available to be exercised into an equal number of shares with an exercise price of A$32.00 per share expiring on March 31, 2010; and 5,000 are held by Mrs. Sophie Finlay as trustee for the Aylesford Trust available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010. Mr. Finlay served as Company Secretary throughout financial year 2007, and subsequently became a part-time consultant to the Company on February 29, 2008.
(6)	Of such options, 2,969 are held directly by Ms. Freedman available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010; and 2,083 are held directly by Ms. Freedman available to be exercised into an equal number of shares with an exercise price of A$13.00 expiring on September 30, 2011.
(7)	Of such options, 2,968 are held directly by Mr. Soja available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010; and 2,083 are held directly by Mr. Soja available to be exercised into an equal number of shares with an exercise price of A$13.00 expiring on September 30, 2011.
(8)	Of such options, 13,728 are held directly by Dr. Brimblecombe available to be exercised into an equal number of shares with an exercise price of A$47.20 per share expiring in August 2009; 7,500 are held directly by Dr. Brimblecombe available to be exercised into an equal number of shares with an exercise price of A$32.00 per share expiring on March 31, 2010; and 1,875 are held directly by Dr. Brimblecombe available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on September 30, 2010. Dr Brimblecombe retired as Acting Executive Chairman on January 24, 2007.
(9)	Of such shares, 37,966 are directly held by Mr. Rezos, 83,143 are held by Joanne Rezos, Mr. Rezos' wife, 76,484 are held by Mr. and Mrs. Rezos as trustees for the Rezos family superannuation Fund, 80,241 are held by Aymon Pacific Pty Ltd as trustee for the Jerezos Discretionary Trust and 9,425 are held by Viaticus Capital Pty Ltd, a Australian corporation owned by Mr. Rezos. Mr. Rezos may be deemed to be the beneficial owner of the shares held directly by Aymon Pacific Pty Ltd as trustee for the Jerezos Discretionary Trust, Mr. and Mrs. Rezos as trustees for the Rezos Family Superannuation Fund, Mrs. Rezos and Viaticus Capital Pty Ltd. Mr. Rezos resigned as Managing Director on July 31, 2006.
(10)	Of such options, 67,776 are held directly by Mr. Rezos available to be exercised into an equal number of shares with an exercise price of A$47.20 per share expiring in August 2009; 15,000 are held directly by Mr. Rezos available to be exercised into an equal number of shares with an exercise price of A$32.00 per share expiring on March 31, 2010; 15,000 are held by Mrs. Rezos available to be exercised into an equal number of shares with an exercise price of A$36.80 per share expiring on 30 September 2010; 11,270 warrants (acquired in connection with a participation in the our December 2006 unit offering) are held directly by Mr. Rezos available to be exercised into an equal number of shares with an exercise price of A$10.40 per share expiring on December 31, 2010; and 13,750 warrants (acquired in connection with a participation in our February 2007 unit offering) are held by the Rezos Family Superfund available to be exercised into an equal number of shares with an exercise price of A$9.20 per share expiring on February 22, 2010.

Item 13.	Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

We have an exclusive world-wide collaborative research and license agreement with Pfizer. Pfizer owns in excess of 10% of our shares. Under the terms of the agreement, we will receive up to $153.5 million in development and sales related milestones. Pfizer will fund a research and development program under the agreement including payments to us, has an exclusive license to market all products developed under the collaboration agreement and will pay us a royalty on net sales of those products.

During the year ended June 30, 2007, we incurred consultancy fees of A$380,000 from Viaticus Capital Pty Ltd, a company controlled by former Managing Director Mr. Gavin Rezos, for consulting services provided by Mr. Rezos following his resignation as Managing Director.

For the period from July 1, 2006 through April 12, 2007, the date of the sale of our subsidiary AION Diagnostics, we incurred costs of A$210,000 to Mirimar Property Partners Pty Ltd, of which Mr. Gavin Rezos is a partner, for the lease of the Mirimar Building office space.

As a result of our decision to seek to reincorporate in the United States, we determined to continue Aaron Finlay’s role on a consultancy basis. Accordingly, we entered into a contractor agreement dated February 29, 2008 with Sol Capital Pty Ltd, a company wholly owned by Mr. Finlay, to formalize the consultancy arrangement. We agreed to pay Mr. Finlay, through Sol Capital Pty Ltd, a gross monthly fee of A$13,000. In return, Mr. Finlay will provide us with such services as are agreed from time to time as relevant to our operations and that are within the scope of Mr. Finlay’s expertise. Mr. Finlay will provide such services for a maximum of two days per week. We may also request Mr. Finlay to work additional hours at a gross rate of A$240 per hour. The term of the agreement is six months from February 29, 2008. We and Aaron Finlay also entered into a Deed of Release dated February 29, 2008 pursuant to which Aaron Finlay agreed to resign, effective February 29, 2008, as Company Secretary and from his positions at pSiNutria Limited. We agreed to pay Mr. Finlay an aggregate gross amount of A$177,019 under this Deed of Release. We also agreed that Mr. Finlay may exercise any options in the Company held by or behalf of Mr. Finlay that vest prior to December 31, 2010 until such options expire or are exercised. All unvested options in the Company held by Mr. Finlay on January 1, 2011 will automatically be cancelled. Mr. Finlay agreed to release the Company from all claims arising out of his positions with the Company and his resignation. We agreed to a limited release of Mr. Finlay.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee is responsible for reviewing and approving each related party transaction, except to the extent our board of directors has delegated to another independent committee oversight of a particular transaction and subject to stockholders consent, if applicable. Our board of directors may also approve related party transactions.

Item 14.	Principal Accounting Fees and Services.

Our independent registered public accounting firm and auditor for the fiscal years ended June 30, 2007 and 2006 was Deloitte Touche Tohmatsu.

The following table sets forth the fees of Deloitte Touche Tohmatsu and its affiliates with respect to the fiscal years ended June 30, 2007 and 2006.

	Year Ended June 30,
	2007	2006
	(in thousands)
Fees
Audit fees	$1,720	$1,120
Audit-related fees	—	—
Tax fees(a)	31	40
All other fees	—	—

Total	$1,751	$1,160

(a)	Tax fees for the years ended June 30, 2007 and 2006 related to the preparation of various corporate tax returns as well as tax advice.

The Company’s Audit and Compliance Committee pre-approves all audit and non-audit services provided by Deloitte Touche Tohmatsu and other external auditors, and may not engage external auditors to perform any non-audit/assurance services that may impair the external auditor’s judgment or independence.

Item 15.	Exhibits and Financial Statements.

(a) Financial Statements

For a list of the consolidated financial information included herein, see Index to the Consolidated Financial Statements on page F-1.

(b) Exhibits.

Exhibit No.	Exhibit Title
3(i).1	Certificate of Incorporation of pSivida Corp. and Certificates of Amendment of Certificate of Incorporation of pSivida Corp. (u)

3(ii).1	By-Laws of pSivida Corp. (u)

4.1	Form of Specimen Stock Certificate for Common Stock (u)

4.2	Form of Warrant, dated as of November 15, 2005 (d)**

4.3	Form of Registration Rights Agreement, between pSivida Limited and stockholders of Control Delivery Systems, Inc., dated as of December 30, 2005 (b)**

4.4	Series A Warrant, dated September 14, 2006 (g)

4.5	Form of Series B Warrant (g)**

4.6	Registration Rights Agreement, dated as of September 26, 2006 by and among pSivida Limited, Australian IT Investments Limited, Absolute Octane Fund and European Catalyst Fund (h)

4.7	Form of pSivida Limited Warrants, dated September 26, 2006 (h)**

4.8	pSivida Limited Series C Warrants (j)

4.9	Series D Warrants (l)

4.10	Series E Warrants (l)

4.11	Series F Warrants (l)

4.12	Series G Warrants (l)

4.13	Second Amended and Restated Registration Rights Agreement dated May 15, 2007 by and among pSivida Limited and Castlerigg Master Investments Ltd. (l)

4.14	Form of Investor Warrant (m)**

4.15	Form of Placement Agent Warrant (m)**

4.16	Form of Application for Shares and Options (a)**

4.17	Securities Purchase Agreement, dated February 16, 2007, by and among pSivida Limited and the investors set forth on the signature pages thereto (a)

9.1	Deed Poll, dated October 26, 2004, executed by Qinetiq (c)

10.1	License Agreement, between the University of Kentucky Research Foundation and Control Delivery Systems, Inc., dated as of October 20, 1991, including amendment (e)*

10.2	License Agreement, between the University of Kentucky Research Foundation and Control Delivery Systems, Inc., dated as of October 31, 1995 (e)*

Exhibit No.	Exhibit Title
10.3	License Agreement, between the University of Kentucky Research Foundation and Control Delivery Systems, Inc., dated as of September 9, 1997 (e)*

10.4	License Agreement, between the University of Kentucky Research Foundation and Control Delivery Systems, Inc., dated as of September 9, 1997 (e)*

10.5	License Agreement, the University of Kentucky Research Foundation and Control Delivery Systems, Inc., dated as of September 9, 1997 (e)*

10.6	Process Development and Manufacturing Agreement between pSiMedica Limited and AEA Technology QSA GmbH, dated March 4, 2004 (c)*

10.7	Employment Agreement, between pSivida Limited and Aaron Finlay, dated April 19, 2004 (o)

10.8	Commercial Sublease, between Exergen Corporation, and Control Delivery Systems, Inc., dated as of April 6, 2005 (b)

10.9	Amended and Restated License Agreement, between Control Delivery Systems, Inc. and Bausch & Lomb Incorporated dated December 9, 2003, as amended on June 28, 2005 (b)*

10.10	Retention Agreement, between CDS and Paul Ashton, dated September 29, 2005 (b)***

10.11	Retention Agreement, between CDS and Michael Soja, dated September 28, 2005 (b)***

10.12	Retention Agreement, between CDS and Lori Freedman, dated September 29, 2005 (b)***

10.13	Merger Agreement, dated October 3, 2005, among pSivida Limited, pSivida Inc., and Control Delivery Systems, Inc. (s)

10.14	Non-Competition Agreement, between pSivida Limited and Paul Ashton, dated October 3, 2005 (b)***

10.15	Securities Purchase Agreement, dated October 5, 2005, between pSivida Limited and the investor listed on the Schedule of Buyers attached thereto (d)

10.16	Letter Agreement, dated November 15, 2005, relating to the Securities Purchase Agreement, dated October 5, 2005 (d)

10.17	Employment Agreement, between pSivida Limited and Paul Ashton, dated January 1, 2006 (n)***

10.18	Amendment to Employment Agreement, between pSivida Limited and Aaron Finlay, dated January 25, 2006. (o)

10.19	Employment Agreement, between pSivida Limited and Lori Freedman, dated May 16, 2006 (f)***

10.20	Employment Agreement, between pSivida Limited and Michael Soja, dated May 16, 2006 (f)***

10.21	Amendment Agreement between pSivida Limited and Castlerigg Master Investments Ltd., dated July 28, 2006 (g)

10.22	Deed of Release by and among pSivida Limited, Aymon Pacific Pty Ltd, Viaticus Capital Pty Ltd and Gavin Rezos, dated August 17, 2006 (n)***

10.23	Contractor Agreement between pSivida Limited and Viaticus Capital Pty Ltd, dated August 17, 2006 (n)***

10.24	Securities Purchase Agreement, dated as of September 18, 2006 by and among pSivida Limited, Australian IT Investments Limited, Absolute Octane Fund and European Catalyst Fund (h)

10.25	Form of pSivida Limited Subordinated Convertible Note, dated September 26, 2006 (h)**

10.26	Letter Agreement between pSivida Limited and Castlerigg Master Investment Ltd., dated October 17, 2006 (i)

10.27	Employment Agreement, between pSivida Limited and Roger Brimblecombe dated December 5, 2006 (n)***

10.28	Form of Second Amended and Restated Convertible Note (j)**

10.29	Form of Common Stock Purchase Agreement between pSivida Ltd. and GEM Global Yield Fund dated February 2007 (o)**

10.30	Form of Amendment No. 1 to the Common Stock Purchase Agreement between pSivida Lrd. and GEM Global Yield Fund dated March 20, 2007 (o)**

10.31	Collaborative Research and License Agreement, dated as of April 3, 2007, by and among pSivida Limited, pSivida Inc. and Pfizer Inc. (k)*

10.32	Binding Letter of Intent by and between pSivida Limited and Castlerigg Master Investments Ltd. (t)

10.33	Memorandum of Understanding by and between pSivida Limited and Castlerigg Master Investments Ltd. (t)

10.34	Amended and Restated Second Amendment Agreement dated May 15, 2007 by and among pSivida Limited and Castlerigg Master Investments Ltd. (l)

10.35	Lease Renewal Agreement between pSivida Inc. and Exergen Corporation dated October 18, 2007(p)

10.36	Deed of Release between pSivida Limited and Aaron Finlay dated February 29, 2008 (q)***

10.37	Contractor Agreement between pSivida Limited and Sol Capital Pty Ltd dated February 29, 2008 (q)***

10.38	Amended and Restated Collaboration Agreement by and between pSivida Inc. and Alimera Sciences, Inc. dated March 14, 2008 (q)*

10.39	Implementation Agreement between pSivida Limited and pSivida Corp. dated April 28, 2008 (r)

Exhibit No.	Exhibit Title
10.40	Rules of the pSivida Corp. Employee Share Option Plan (a)***

10.41	pSivida Corp. 2008 Incentive Plan (a)***

21.1	List of subsidiaries (a)

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended (a)

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended (a)

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (a)

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (a)

*	Confidential treatment has been granted for portions of this exhibit.
**	The final versions of documents denoted as “form of” have been omitted pursuant to Rule 12b-31. Such final versions are substantially identical in all material respects to the filed versions of such documents provided that the name of the investor, and the investor’s and/or the Company’s signatures are included in the final versions.
***	Management contracts and compensatory plans and arrangements required to be filed as exhibits pursuant to Item 15(b) of this annual report.
(a)	Filed herewith.
(b)	Incorporated herein by reference to pSivida Limited’s Form 20-F filed on January 18, 2006.
(c)	Incorporated herein by reference to pSivida Limited’s Form 20-F filed on January 20, 2005.
(d)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on November 15, 2005.
(e)	Incorporated herein by reference to Control Delivery Systems, Inc.’s filing on Form S-1 filed on December 15, 2000.
(f)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on May 23, 2006.
(g)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on July 31, 2006.
(h)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on September 26, 2006.
(i)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on October 18, 2006.
(j)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on January 3, 2007.
(k)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on April 26, 2007.
(l)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on May 16, 2007.
(m)	Incorporated herein by reference to pSivida Limited’s Form 6-K filed on July 2, 2007.
(n)	Incorporated herein by reference to pSivida Limited’s Form 20-F filed on December 8, 2006.
(o)	Incorporated herein by reference to pSivida Limited’s Form 20-F filed on October 1, 2007.
(p)	Incorporated herein by reference to pSivida Limited’s Form 10-Q filed on February 11, 2008.
(q)	Incorporated herein by reference to pSivida Limited’s Form 10-Q filed May 12, 2008.
(r)	Incorporated herein by reference to pSivida Limited’s Form 8-K dated May 2, 2008.
(s)	Incorporated herein by reference to pSivida Limited’s Form 6-K dated October 4, 2005.
(t)	Incorporated herein by reference to pSivida Limited’s Form 6-K dated April 4, 2007.
(u)	Incorporated herein by reference to pSivida Corp.’s Form 8-K dated June 19, 2008.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PSIVIDA CORP.

By:	/s/ Paul Ashton
Paul Ashton, Managing Director

Date:	June 19, 2008

By:	/s/ Michael J. Soja
Michael J. Soja, Vice President, Finance and CFO

Date:	June 19, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature

By:	/s/ David J. Mazzo
David J. Mazzo, Non-Executive Chairman

Date:	June 19, 2008

By:	/s/ Paul Ashton
Paul Ashton, Managing Director
(Principal Executive Officer)

Date:	June 19, 2008

By:	/s/ Michael J. Soja
Michael J. Soja, Vice President, Finance and CFO
(Principal Accounting Officer)

Date:	June 19, 2008

By:	/s/ Michael Rogers
Michael Rogers, Non-Executive Director

Date:	June 19, 2008

By:	/s/ Katherine Woodthorpe
Katherine Woodthorpe, Non-Executive Director

Date:	June 19, 2008

PSIVIDA CORP. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DELOITTE TOUCHE TOHMATSU

To the Board of Directors and Stockholders of pSivida Corp.

Watertown, Massachusetts

We have audited the accompanying consolidated balance sheets of pSivida Corp. and subsidiaries (the “Company”) as of June 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of pSivida Corp. and subsidiaries as of June 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU

Chartered Accountants

Perth, Australia

June 19, 2008

PSIVIDA CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share amounts)

	June 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$2,670	$6,692
Restricted cash	—	3,000
Note receivable	1,500	—
Accounts and other receivables, net of allowances	1,008	670
Prepaid expenses and other current assets	516	683
Assets of discontinued operations	—	344

Total current assets	5,694	11,389
Property and equipment, net	512	2,093
Goodwill	60,212	58,212
Other intangibles, net	40,802	92,310
Restricted cash	—	1,500

Total assets	$107,220	$165,504

Liabilities and stockholders’ equity
Current liabilities:
Current portion of convertible note	$—	$8,375
Accounts payable	1,472	1,118
Accrued expenses	6,064	4,390
Deferred revenue	356	722
Derivative liabilities	8,865	1,800
Liabilities of discontinued operations	—	309

Total current liabilities	16,757	16,714
Convertible note	—	2,912
Deferred revenue	1,346	1,226
Deferred tax liabilities	852	13,905

	18,955	34,757

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 60,000,000 shares authorized, 14,140,184 and 9,684,035 shares issued and outstanding at June 30, 2007 and 2006, respectively	14	10
Additional paid-in capital	229,913	196,564
Accumulated deficit	(148,867)	(67,664)
Accumulated other comprehensive income	7,205	1,837

Total stockholders’ equity	88,265	130,747

Total liabilities and stockholders’ equity	$107,220	$165,504

See notes to consolidated financial statements

PSIVIDA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

	Year Ended June 30,
	2007	2006	2005
Revenues:
Collaborative research and development	$733	$693	$122
Royalty income	1,052	343	—

Total revenues	1,785	1,036	122

Operating expenses:
Impairment of intangible assets	45,278	—	—
Acquired in-process research and development	—	24,957	—
Research and development	21,065	20,612	10,077
Selling, general and administrative	11,204	7,903	3,806

Total operating expenses	77,547	53,472	13,883

Operating loss from continuing operations	(75,762)	(52,436)	(13,761)

Other income (expense):
Change in fair value of derivatives	11,434	2,533	—
Interest income	277	420	475
Interest and finance costs	(9,491)	(3,376)	(10)
Loss on extinguishment of debt	(23,361)	—	—
Other income (loss), net	153	628	(1,205)

Total other income (expense)	(20,988)	205	(740)

Loss from continuing operations before income taxes and minority interest	(96,750)	(52,231)	(14,501)
Income tax benefit	13,225	6,919	2,462
Minority interest in net loss of subsidiary	—	—	301

Loss from continuing operations	(83,525)	(45,312)	(11,738)

Discontinued operations:
Loss from discontinued operations	(1,318)	(1,645)	(584)
Gain on sale of discontinued operations	3,640	—	—

Income (loss) from discontinued operations	2,322	(1,645)	(584)

Net loss	$(81,203)	$(46,957)	$(12,322)

Basic and diluted net loss per share:
Loss from continuing operations	$(7.57)	$(6.02)	$(2.26)
Income (loss) from discontinued operations	0.21	(0.22)	(0.11)

Net loss	$(7.36)	$(6.24)	$(2.37)

Weighted average common shares outstanding:
Basic and diluted	11,038	7,521	5,195

See notes to consolidated financial statements

PSIVIDA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Number of Shares	Par Value Amount
Balance at July 1, 2004	3,848,444	$4	$33,982	$(8,385)	$79	$25,680

Comprehensive loss:
Net loss	—	—	—	(12,322)	—	(12,322)
Foreign currency translation adjustments	—	—	—	—	1,133	1,133

Total comprehensive loss						(11,189)

Stock and options issued as consideration for increased interest in subsidiary	1,245,110	1	44,201	—	—	44,202
Stock-based compensation	—	—	412	—	—	412
Exercise of stock options	389,250	—	2,716	—	—	2,716

Balance at June 30, 2005	5,482,804	5	81,311	(20,707)	1,212	61,821

Comprehensive loss:
Net loss	—	—	—	(46,957)	—	(46,957)
Change in functional currency of parent company					3,450	3,450
Foreign currency translation adjustments	—	—	—	—	(2,825)	(2,825)

Total comprehensive loss						(46,332)

Stock issued, net of issue costs	429,145	1	7,494	—	—	7,495
Stock and options issued as consideration for acquisition, net of issue costs	3,771,117	4	105,050	—	—	105,054
Stock-based compensation	—	—	1,458	—	—	1,458
Equity portion of convertible note	—	—	1,251	—	—	1,251
Exercise of stock options	969	—	—	—	—	—

Balance at June 30, 2006	9,684,035	10	196,564	(67,664)	1,837	130,747

Comprehensive loss:
Net loss	—	—	—	(81,203)	—	(81,203)
Foreign currency translation adjustments	—	—	—	—	5,368	5,368

Total comprehensive loss						(75,835)

Stock issued, net of issue costs	3,193,884	3	24,649	—	—	24,652
Stock-based compensation	—	—	497	—	—	497
Vesting of nonvested shares	221,771	—	—	—	—	—
Equity portion of convertible note	—	—	1,373	—	—	1,373
Conversion of convertible notes, net of issue costs	1,040,494	1	993	—	—	994
Fair value of warrants issued in connection with convertible note amendments	—	—	21,469	—	—	21,469
Proceeds allocated to derivative liabilities in connection with warrants issued to investors	—	—	(15,632)	—	—	(15,632)

Balance at June 30, 2007	14,140,184	$14	$229,913	$(148,867)	$7,205	$88,265

See notes to consolidated financial statements

PSIVIDA CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended June 30,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(81,203)	$(46,957)	$(12,322)
Loss from discontinued operations	1,318	1,645	584
Gain on sale of discontinued operations	(3,640)	—	—

Loss from continuing operations	(83,525)	(45,312)	(11,738)

Adjustments to reconcile net loss to cash flows from operating activities:
Impairment of intangible assets	45,278	—	—
Amortization of intangible assets	9,247	7,229	4,204
In-process research and development	—	24,957	—
Depreciation and amortization of property and equipment	1,767	1,776	481
Loss on extinguishment of debt	23,361	—	—
Amortization of convertible note debt discount and issue costs	5,416	2,209	—
Change in fair value of derivatives	(11,434)	(2,533)	—
Non-cash interest expense	875	49	—
Stock based compensation expense	707	1,337	118
Gain on sale of fixed assets	—	(6)	—
Deferred income tax benefit	(13,225)	(6,919)	(2,462)
Minority interest in net loss of subsidiary	—	—	(301)
Changes in operating assets and liabilities:
Accounts, note and other receivables	(213)	176	228
Prepaid expenses and other current assets	(57)	8	(150)
Accounts payable	158	(804)	(771)
Accrued expenses	1,228	2,501	212
Deferred revenue	48	607	—

Net cash used in operating activities of continuing operations	(20,369)	(14,725)	(10,179)
Net cash used in operating activities of discontinued operations	(977)	(1,486)	(326)

Net cash used in operating activities	(21,346)	(16,211)	(10,505)

Cash flows from investing activities:
Purchases of property and equipment	(77)	(941)	(2,564)
Decrease (increase) in restricted cash	4,500	(4,500)	—
Net cash paid for acquisition of businesses, net of cash acquired	—	(2,962)	—
Net cash paid for increased interest in subsidiary	—	—	(3,500)
Proceeds from sale of property and equipment	—	19	—

Net cash provided by (used in) investing activities of continuing operations	4,423	(8,384)	(6,064)
Net cash provided by (used in) investing activities of discontinued operations	1,792	(217)	(6)

Net cash provided by (used in) investing activities	6,215	(8,601)	(6,070)

Cash flows from financing activities:
Proceeds from issuance of stock	25,991	9,017	—
Stock issuance costs	(1,461)	(1,522)	(19)
Proceeds from issuance of convertible notes	6,500	15,000	—
Debt issuance costs	(1,830)	(556)	—
Repayment of convertible notes	(14,973)	—	—
Premium paid on extinguishment of debt	(3,034)	—	—
Exercise of stock options	—	—	2,716

Net cash provided by financing activities	11,193	21,939	2,697

Effect of foreign exchange rate changes on cash and cash equivalents	(84)	(259)	2,062

Net decrease in cash and cash equivalents	(4,022)	(3,132)	(11,816)
Cash and cash equivalents at beginning of year	6,692	9,824	21,640

Cash and cash equivalents at end of year	$2,670	$6,692	$9,824

See notes to consolidated financial statements

PSIVIDA CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(tabular amounts in thousands except share, per share and percentage amounts)

1.	Nature of the Business

pSivida Corp. (together with its subsidiaries, “pSivida”, “Company”, “we” or “us”), incorporated in Delaware, is a global drug delivery company committed to the biomedical sector and the development of drug delivery products.

The Company’s United States (“U.S.”) subsidiary, pSivida US, Inc. (formerly pSivida Inc. and previously Control Delivery Systems, Inc (“CDS”)), which was acquired on December 30, 2005, has two Food and Drug Administration (“FDA”)-approved ophthalmology products: Retisert® for the treatment of posterior uveitis and Vitrasert® for the treatment of AIDS-related cytomegalovirus (“CMV”) Retinitis. The Company has licensed the technologies underlying both of these products to Bausch & Lomb. The Company has one product candidiate in Phase III clinical trials: Medidur with fluocinolone acetonide (FA) for the treatment of diabetic macular edema (DME) (“Medidur FA for DME”). The technology underlying this product candidate is licensed to Alimera Sciences (“Alimera”). The Company has a worldwide collaborative research and license agreement with Pfizer, Inc. (“Pfizer”) under which Pfizer may develop additional ophthalmic applications using this technology.

The Company’s United Kingdom (“U.K.”) subsidiary, pSiMedica Limited, owns the rights to develop and commercialize a modified form of silicon known as BioSilicon™. The Company has a BioSilicon product candidate for which the Company recently completed a Phase IIa clinical trial and expects to shortly begin a Phase IIb dose-ranging clinical trial: BrachySil™ for the treatment of pancreatic cancer.

Basis of Presentation

These audited consolidated financial statements at June 30, 2007 and 2006 and for the three years in the period ended June 30, 2007 are presented in U.S. dollars in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Throughout these financial statements, references to “US$” and “$” are to U.S. dollars and references to “A$” are to Australian dollars.

In the Company’s annual report on Form 20-F for the year ended June 30, 2007, the Company was classified as a development stage enterprise in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”), No. 7, “Accounting and Reporting by Development Stage Enterprises”. As disclosed in Note 18, during the fiscal year ending June 30, 2008, the Company raised net proceeds of $18.4 million in a share offering and consummated an amended collaboration agreement with Alimera for current and future consideration of up to approximately $78 million. In connection with the filing of the Company’s quarterly unaudited financial statements for the three and six months ended December 31, 2007, the Company determined that it no longer met the criteria of a development stage enterprise. As a result, management has concluded that inclusion of development stage disclosures in these audited consolidated financial statements would be inconsistent with its previously filed unaudited financial statements and of little or no value to readers of these financial statements.

Effective June 19, 2008, a reorganization transaction was implemented, whereby pSivida Limited, the former Australian parent company, reincorporated as a U.S. company under the name pSivida Corp. (see Note 18). As part of the reincorporation all ordinary shares of pSivida Limited, including ordinary shares represented by American Depositary Shares (“ADSs”), were exchanged for pSivida Corp. common stock, including common stock represented by CHESS Depositary Interests (“CDIs”), in a ratio of 40 pSivida Limited ordinary shares to 1 share of pSivida Corp. common stock. All options and warrants to purchase ordinary shares or ADSs of pSivida Limited were also equitably adjusted to reflect the reincorporation. As a result of the reincorporation, the ownership interest of one common share and one

CDI are equivalent. Throughout these financial statements, all share, option and warrant information, including related per share data, have been adjusted to give effect to the above-referenced exchanges of securities for all periods presented. All assets and liabilities of pSivida Limited have, by order of the Federal Court of Australia, been transferred to and assumed by pSivida Corp., following which pSivida Limited will be deregistered without a winding up.

Business Risks and Uncertainties

The Company’s prospects are subject to the risks and uncertainties typical of companies that have achieved limited commercialization of their products and technologies. These risks include, but are not limited to, uncertainties regarding the achievement of milestones and other contingent contractual payment events; failure to prove efficacy for BrachySil; inability to raise capital; continued losses and lack of profitability; termination of license agreements; inability to pay any registration penalties; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; and possible influence by Pfizer. As a result, the Company’s operating results may fluctuate significantly in the future.

The success of the Company’s technology and business development programs and, ultimately, the attainment of profitable operations, is dependent on future events, including the Company’s ability to continue its development activities and ultimately to achieve revenues in excess of its expenses. The Company cannot be certain that it will be able to maintain its existing collaboration agreements, achieve additional collaboration arrangements or obtain other sources of funding, if and when needed, on acceptable terms, if at all, or that the Company will be able to achieve revenues sufficient for profitable operations. If the Company is unable to do so, it could be required to reduce the scope of its development plans and operations.

Going Concern Basis

At June 30, 2007, the Company had current assets of $5.7 million and current liabilities of $16.8 million, resulting in net current liabilities of $11.1 million. For the year ended June 30, 2007, the Company incurred negative operating cash flows of $21.3 million and a net loss of $81.2 million, which included a $45.3 million impairment write-down of the Retisert intangible asset. In addition, at that date the Company had limited sources of ongoing revenues and believed that it would need to raise additional cash through (a) non-dilutive collaboration development partnerships and/or (b) sales of equity and/or debt capital in future periods.

As discussed in Note 18 (i) in July 2007, the Company issued 4,114,199 shares for aggregate net proceeds of approximately $18.4 million and (ii) on March 14, 2008, the Company entered into an amended collaboration agreement with Alimera, pursuant to which the Company received $12.0 million in cash and may receive additional future consideration aggregating up to approximately $66.0 million. As a result of the aforementioned transactions, the Company currently believes that its cash and cash equivalent balances, together with expected payments and funding of research and development in connection with the Company’s agreements with Alimera and Pfizer, will be sufficient to fund the Company’s operations under its current operating plan through at least June 30, 2010. Accordingly, the Company does not believe that it will be required to raise additional cash through June 30, 2009 to continue as a going concern.

2.	Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of pSivida Corp. and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, assumptions and estimates that affect (i) reported amounts of assets and liabilities; (ii) disclosure of contingent assets and liabilities at the date of the consolidated financial statements; and (iii) reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates, and such differences could be material to the accompanying consolidated financial statements.

Foreign Currency Translation

Functional currency

Upon the acquisition of CDS in December 2005, the Company determined that the U.S. was the primary economic environment in which the then Australian parent entity operated. Accordingly, effective January 1, 2006, the then Australian parent entity changed its functional currency from A$ to US$ and recorded $3,450,000 in other comprehensive income. The functional currency of each other entity is the currency of the primary economic environment in which that entity operates, primarily the U.S. dollar or the Pound Sterling.

Foreign currency transactions

In preparing the financial statements of the individual entities, transactions denominated in currencies other than the entity’s functional currency (“foreign currencies”) are recorded at the rate of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary items denominated in foreign currencies are translated at the exchange rate prevailing at that date. Gains and losses arising from transactions denominated in foreign currencies are included in “Other income (loss), net” in the consolidated statements of operations.

Foreign operations

On consolidation, the assets and liabilities of entities with a functional currency other than the Company’s US$ reporting currency are translated at exchange rates prevailing at the reporting date. Income and expense items are translated at the average exchange rates for the period. Exchange differences are included in stockholders’ equity as a component of accumulated other comprehensive income.

Cash and Cash Equivalents

Cash consists of demand deposits. Cash equivalents are highly liquid investments with maturities of less than three months at the date of acquisition that are readily convertible to known amounts of cash.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, restricted cash, accounts and note receivable, accounts payable and accrued expenses approximate fair value because of their short-term maturity.

Accounts and Other Receivables

Receivables are recorded net of allowance for doubtful accounts and consist primarily of (i) quarterly royalties earned and (ii) goods and services and valued added tax reimbursements in certain foreign jurisdictions. At June 30, 2007 and 2006 the Company did not record any allowance for doubtful accounts.

Debt and Equity Instruments

Debt and equity instruments are classified as either liabilities or equity in accordance with the substance of the contractual arrangement. Warrants issued in connection with share issues that are denominated in a currency (A$) other than the issuer’s functional currency (US$) are treated as a derivative liability, reflecting the variable amount of functional currency to be received upon potential exercise. After initial recognition, subsequent changes in the fair value of the derivative liability are recorded in the consolidated statement of operations in each reporting period. Fair value is determined using a Black-Scholes valuation model.

Convertible Notes

The proceeds received upon the issuance of a convertible note with detachable warrants are allocated into liability and equity components on a relative fair value basis. Management reviews the terms of a compound instrument to determine whether there are embedded derivatives that may be required to be bifurcated and accounted for separately as a derivative financial instrument. In connection with the Company’s issuance of convertible notes during the years ended June 30, 2007 and 2006, management determined that the noteholder conversion options were required to be bifurcated and accounted for separately as derivative financial instruments. Bifurcated embedded derivatives are initially recorded at fair value as a reduction of the liability component of the convertible debt instrument. Changes in the fair value of the embedded derivative are recorded in the consolidated statement of operations in each subsequent reporting period. Fair value is estimated using a Binomial Tree Model.

Debt discount, which consists of the sum of the equity component and compound embedded derivative, is reported as a direct reduction of the face amount of the debt. The effective interest method is used to amortize to finance costs the debt discount over the contractual life of the financial liability, or such shorter period as may be deemed appropriate (such as when the debt can be put to the Company at par). Debt issue costs are recorded as a deferred asset and amortized to finance costs over the same period using the effective interest rate method. At June 30, 2006, deferred debt issue costs of $218,000 were included in prepaid and other current assets in the consolidated balance sheet.

Amendments of convertible note transactions are accounted for as debt extinguishments or modifications based upon an assessment of the future cash flows of the amended note, including cash and non-cash consideration, compared to the future cash flows of the original note. The respective future cash flows are discounted using the imputed interest rate determined for the original note transaction. If the resulting present values reflect a change of greater than 10%, the transaction is accounted for as an extinguishment of debt and the issuance of a new convertible debt instrument. Alternatively, if the resulting present values reflect a change of less than 10%, the amendment is treated as a modification of the original debt instrument. Debt issue costs paid to third parties in connection with an amendment accounted for as an extinguishment are treated as a deferred cost, subject to amortization, whereas debt issue costs related to a debt modification are expensed as a period cost. During the year ended June 30, 2007, the Company entered into multiple amendments of a convertible note issued on November 16, 2005 to Sandell Asset Management (“Sandell”) which are more fully discussed in Note 7.

Property and Equipment

Property and equipment is stated at cost. The Company uses the straight-line method to record depreciation expense over an estimated useful life of the assets of three years. Leasehold improvements are amortized over the shorter of the remaining lease term or the useful life of the asset. Repairs and maintenance costs are expensed as incurred.

When impairment indicators are present, the Company evaluates the recoverability of its long-lived assets. Should the assessment indicate an impairment, the affected assets are written down to fair value.

Leases

Leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. Lease payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. Contingent rentals are recognized as an expense in the financial year in which they are incurred.

Goodwill and Other Intangible Assets

The Company’s intangible assets consist of (i) goodwill, which is not being amortized; and (ii) amortizing intangibles, which consist of patents and purchased technologies, which are being amortized over their useful lives. All intangible assets are subject to impairment tests on an annual or periodic basis.

Goodwill is subject to annual impairment testing using the guidance and criteria described in Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. The impairment test consists of a two-step process. The first step is the comparison of the fair value to the carrying value of the reporting unit to determine if the carrying value exceeds the fair value. The second step measures the amount of an impairment loss, and is only performed if the carrying value exceeds the implied fair value of the reporting unit. This annual impairment assessment is performed by the Company on the last day of each fiscal year or should an event or changes in circumstances (a “triggering event”) occur which suggests that the recoverability of goodwill should be reconsidered.

Amortizing intangibles are evaluated for impairment using the methodology prescribed in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Recoverability of these assets is assessed only when triggering events have occurred that may give rise to an impairment. When a potential impairment has been identified, forecasted undiscounted net cash flows of the operations to which the asset relates are compared to the current carrying value of the long-lived assets present in that operation. If such cash flows are less than such carrying amounts, the assets are written down to their respective fair values. See Note 4 below for additional details.

Revenue Recognition

The Company recognizes revenues when they are realized or realizable and earned. Revenues are realized or realizable and earned when the Company has persuasive evidence of an arrangement, the goods have been delivered or the services have been rendered to the customer, the sales price is fixed or determinable and collectability is reasonably assured. In addition to this general policy, the following are specific revenue recognition policies:

Royalties

Royalty revenue is recognized on an accrual basis and consists of amounts earned from licensees as a designated percentage of their sales of products utilizing the Company’s licensed technologies and are paid on a quarterly basis. Non-refundable royalties received in advance for which the Company has no obligation to perform future services are recognized when received. In connection with the Retisert product, CDS and Bausch & Lomb entered into an advance royalty agreement in June 2005 pursuant to which Bausch & Lomb was entitled to retain (i) 50% of the first $3.0 million of royalties otherwise payable and (ii) 100% of the next $4.75 million of royalties otherwise payable under their license agreement. As of June 30, 2007, Bausch & Lomb was entitled to retain the next $4.7 million of royalties otherwise payable to the Company.

Collaborative research and development

The Company’s business strategy includes entering into collaborative research and development arrangements with strategic partners for the development and commercialization of products utilizing the

Company’s technologies. The terms of these agreements typically include multiple deliverables by the Company (for example, license rights, providing research and development services and manufacturing of clinical materials) in exchange for consideration to the Company of some combination of non-refundable license fees, funding of research and development activities, payments based upon achievement of clinical development milestones and royalties in the form of a designated percentage of product sales or profits. The Company follows the provisions of Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104 , “Revenue Recognition”, and Emerging Issues Task Force (“EITF”) Issue No. 00-21 (“EITF 00-21”), “Accounting for Revenue Arrangements with Multiple Deliverables”. With the exception of royalties, these types of consideration are classified in the Company’s statement of operations as collaborative research and development when revenue recognition is appropriate.

Non-refundable license fees are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements, are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting.

For arrangements that are accounted for as a single unit of accounting, total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, are recognized as revenue on a straight-line basis over the period the Company expects to complete its performance obligations. The cumulative amount of revenue earned is limited to the cumulative amount of payments received as of the period ending date.

If the Company cannot reasonably estimate when its performance obligation either ceases or becomes inconsequential, then revenue is deferred until the Company can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance. Deferred revenue amounts are classified as current liabilities to the extent that revenue is expected to be recognized within one year.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

Research and Development

Research and development costs are recognized as an expense in the period in which they are incurred. Research and development costs include wages, benefits and other operational costs related to the Company’s research and development departments, clinical trial activities and supplies and amortization of intangible assets.

Stock-based Compensation

Effective July 1, 2005, the Company adopted SFAS No. 123(R), “Share-Based Payment”, (“SFAS 123(R)”) which requires a company to measure the grant date fair value of equity awards given to employees in exchange for services and to recognize that cost over the requisite service period. SFAS 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and

supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related implementation guidance. The Company elected the “modified prospective” method of applying SFAS 123(R) pursuant to which restatement of prior period results was not required. Under this method, compensation expense is recognized beginning with the adoption date (i) based on the requirements of SFAS 123(R) for all share-based payments granted after the adoption date and (ii) based on the requirements of SFAS 123 for all awards granted to employees prior to the adoption date of SFAS 123(R) that were unvested at the adoption date. The Company recognizes stock-based compensation for awards that have graded vesting on a straight-line basis over the requisite service period of each separately vesting portion of the award as if the award was, in substance, multiple awards. The Company estimates the fair value of stock option awards on the date of grant using the Black-Scholes option valuation model. See Note 10 for additional information regarding the impact of SFAS 123(R) on the Company’s financial statements.

In connection with the December 2005 acquisition of CDS, the Company issued nonvested stock to CDS employees in exchange for their nonvested CDS stock. Deferred compensation related to these non-vested shares is charged to compensation expense over the remaining requisite service period.

The Company’s consolidated statement of operations for the years ended June 30, 2007 and 2006 included charges for stock-based compensation pursuant to SFAS 123(R). For the year ended June 30, 2005, the Company included charges for stock-based compensation pursuant to APB 25.

Net Loss per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the sum of (i) the weighted average number of common shares outstanding and (ii) the weighted average number of common shares that would be issued on the conversion of all dilutive securities outstanding. Potentially dilutive securities were not included in the calculation of diluted loss per share for the years ended June 30, 2007, 2006 and 2005, as their inclusion would be anti-dilutive.

Potentially dilutive securities at the end of each year in the three year period ended June 30, 2007 are summarized as follows:

	June 30,
	2007	2006	2005
Options	505,281	530,536	474,043
Warrants	9,464,492	242,951	—
Non-vested stock issued in connection with CDS acquisition	8,587	241,868	—
Convertible note	—	528,169	—

	9,978,360	1,543,524	474,043

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and foreign currency translation adjustments and is reported in the consolidated statements of stockholders’ equity for all periods presented.

Comprehensive loss for the three years in the period ended June 30, 2007 was as follows:

	2007	2006	2005
Net loss	$(81,203)	$(46,957)	$(12,322)
Foreign currency translation adjustments	5,368	625	1,133

Comprehensive loss	$(75,835)	$(46,332)	$(11,189)

Income Tax

The Company provides for income taxes using an asset and liability approach. The Company computes deferred income tax assets and liabilities annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. When necessary, valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes” (”FIN 48”) as an interpretation of SFAS No. 109, “Accounting for Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition of tax benefits previously recognized and additional disclosures for unrecognized tax benefits, interest and penalties. The evaluation of a tax position in accordance with FIN 48 begins with a determination as to whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is then measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement for recognition in the financial statements. The Company implemented FIN 48 on July 1, 2007, and its adoption did not have a material effect upon the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (”SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, for purposes such as derivative valuation and impairment analysis, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Pursuant to FASB Staff Position (“FSP”) no. FAS 157-2, issued in February 2008, the application of SFAS 157 for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in financial statements on a recurring basis may be deferred until fiscal years beginning after November 15, 2008. The Company is currently evaluating the implications of SFAS 157, but do not believe that it will have a material effect on the Company’s consolidated financial statements.

In December 2006, the FASB issued Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) 00-19-2, “Accounting for Registration Payment Arrangements”. This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measure in accordance with SFAS No. 5,

“Accounting for Contingencies”. This guidance is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Company has evaluated this FSP, which was implemented on July 1, 2007, and its adoption did not have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159: “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” “(SFAS 159”), which becomes effective for fiscal periods beginning after November 15, 2007. Under SFAS 159 companies may elect to measure selected financial assets and liabilities at fair value, with changes in fair value recognized in earnings each reporting period. This election, called the “fair value option”, will enable some companies to reduce volatility in reported earnings caused by measuring related assets and liabilities differently. The Company is currently evaluating the potential impact of adopting SFAS 159 on its consolidated financial statements.

In June 2007, the FASB issued EITF 07-03, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities,” (“EITF 07-03”) which requires nonrefundable advance payments for future research and development activities to be capitalized and recognized as an expense as the goods are delivered or services are performed. The effects of applying EITF 07-03 will be reported as a change in accounting principle through a cumulative-effect adjustment to retained earnings in the statement of financial position as of the beginning of the year of adoption. EITF 07-03 will be effective for the Company’s fiscal year beginning July 1, 2008. The Company is currently evaluating the potential impact of adopting EITF 07-03 on its consolidated financial statements.

In November 2007, the FASB issued EITF 07-01, “Accounting for Collaborative Arrangements” (“EITF 07-01”). EITF 07-01 defines a collaborative arrangement as a contractual arrangement in which the parties are (i) active participants to the arrangement; and (ii) exposed to significant risks and rewards that depend upon the commercial success of the endeavor. It also addresses the appropriate income statement presentation for activities and payments between the participants in a collaborative arrangement as well as for costs incurred and revenue generated from transactions with third parties. EITF 07-01 is effective for the Company’s fiscal year beginning July 1, 2009. The Company is currently evaluating the potential impact of adopting EITF 07-01 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141 (revised)”). SFAS 141 (revised) relates to business combinations and requires the acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141 (revised) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company must adopt this standard on a prospective basis for any business combinations entered into after June 30, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes reporting requirements that require sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our fiscal year beginning July 1, 2009. The Company is currently evaluating the impact, if any, of the adoption of SFAS 160 on its financial position, results of operations and cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of SFAS 161.

3.	Business Combinations

Control Delivery Systems, Inc (“CDS”)

On December 30, 2005, the Company completed the acquisition of 100% of the outstanding stock of CDS pursuant to a definitive agreement dated October 3, 2005. The acquisition was an integral part of the Company’s U.S. growth strategy, creating a global bio-nanotech company specializing in drug delivery. CDS’ portfolio of products and product candidates included two approved and marketed products, one Phase III product candidate and other early-stage product candidates. This acquisition also provided the Company with an operating base in the Boston biotech hub, enhanced its overall visibility, provided access to the U.S. scientific and investment communities and brought additional development and regulatory expertise to the Company’s management team. These factors contributed to the purchase price that resulted in recognition of a significant amount of goodwill, as further noted below. The goodwill amount is not deductible for tax purposes.

The CDS acquisition was accounted for under the purchase method of accounting and the results of operations of CDS have been included in the consolidated statements of operations of the Company from the December 30, 2005 acquisition date. On completion of the acquisition, the CDS name was changed to pSivida Inc. and more recently to pSivida US Inc.

The acquisition consideration was valued at $108,182,000 and consisted of the following:

Cash	$83
3,771,117 shares of pSivida common stock at $26.40 per share	99,550
224,798 nonvested shares of pSivida common stock at $26.40 per share	5,935
Less: unearned compensation related to the future service period of nonvested shares	(1,099)
43,112 vested options at Black-Scholes fair value of $15.48 per share	668
Direct acquisition costs	3,045

$108,182

The fair value of the shares issued as consideration was based upon the weighted average closing price on NASDAQ for the period including two days before and after the date that the terms of the acquisition were agreed to and announced. The fair value of the nonvested shares was reduced by the portion of the fair value attributable to the requisite future service period. The fair value of the options was determined using the Black-Scholes model.

The following table summarizes the allocation of the purchase price for the acquisition of CDS:

Current assets	$770
Property and equipment	454
Intangible assets:
Patents (Retisert)	64,399
Acquired in-process research and development	24,957

Total intangible assets	89,356
Goodwill	35,585
Accounts payable and accrued expenses	(2,634)
Deferred revenue	(1,667)
Deferred income tax liabilities, net	(13,682)

$108,182

The Company estimated the fair values of identified intangibles of CDS (Vitrasert, Retisert and Medidur FA for DME) utilizing the discounted value of projected cash flows for periods that reflected management’s assessment of expected patent protection. The patents related to Vitrasert were given no value based upon the judgment that the incidence of the disease to which the application of this technology relates has been significantly reduced as a result of advancements in the treatment of AIDS. As a result, the value ascribed to patents was associated with the Retisert product, which was licensed to Bausch & Lomb and received FDA regulatory approval in April 2005. Projected cash flows for Medidur FA for DME were adjusted downwards after applying an estimated probability of successful commercialization in light of that product candidate’s then current stage of development. The $24,957,000 allocated to acquired in-process research and development (“IPR&D”) was reflected as an expense in the fiscal year ended June 30, 2006 because the Medidur FA for DME product candidate to which it related had not received regulatory approval prior to the acquisition date.

4.	Goodwill and Acquired Intangible Assets

	June 30,
	2007	2006
Goodwill
Balance at beginning of year	$58,212	$22,484
Acquisition of CDS	—	35,585
Sale and leaseback adjustment (i)	(337)	—
Foreign currency translation adjustments	2,337	143

Balance at end of year	60,212	58,212

Patents and licences
Gross carrying amount at beginning of year	105,561	39,949
Acquisition of CDS	—	64,399
Asset impairment write-down	(45,278)	—
Foreign currency translation adjustments	4,251	1,213

Gross carrying amount at end of year	64,534	105,561

Accumulated amortization at beginning of year	(13,251)	(5,889)
Amortization expense	(9,247)	(7,229)
Foreign currency translation adjustments	(1,234)	(133)

Accumulated amortization and impairment at end of year	(23,732)	(13,251)

Net book value at end of year	40,802	92,310

Total goodwill and acquired intangible assets	$101,014	$150,522

(i)	Prior to the date of its acquisition by the Company, CDS entered into a sale and leaseback transaction for its premises. The gain on sale was initially deferred and amortized on a straight-line basis over the lease period of three years. In connection with the Company’s acquisition of CDS in fiscal 2006, the deferred gain was included in the purchase price allocation. However, during fiscal 2007, the Company concluded that the deferred gain should not have been included in the purchase price allocation for the acquisition of CDS. The Company has adjusted goodwill for this misstatement in the year ended June 30, 2007. Prior period amounts have not been restated as the adjustment was not deemed to be material pursuant to the guidance of SAB No. 99, “Materiality” and SAB No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”.

The net book value of the Company’s intangible assets (other than goodwill) by product and/or product candidate at June 30, 2007 and 2006 is summarized as follows:

	June 30,		Estimated Useful Life at June 30, 2007
	2007	2006	(Years)
Patents and licences
Retisert	$11,057	$61,723	10.5
BrachySil	29,745	30,587	10.5

	$40,802	$92,310

The Company amortizes its acquired intangible assets that have finite lives on a straight-line basis over their respective estimated useful lives, generally 12 years. The aggregate amortization expense for intangible assets with finite lives was $9.2 million, $7.2 million and $4.2 million for the years ended June 30, 2007, 2006 and 2005 respectively. Based upon intangible assets in service as of June 30, 2007, amortization expense for each of the next five years is estimated to be approximately $3.9 million per year.

In connection with an exclusive worldwide collaborative research and license agreement entered into with Pfizer in April 2007, the Company granted Pfizer a security interest (i) in certain patents owned by the Company and (ii) in certain other patents owned by third parties and licensed exclusively to the Company. Pursuant to the terms and conditions of the security agreement, the security interest was released as of March 31, 2008.

The ultimate recoupment of the carrying value of patents and licenses is dependent on the Company’s successful development and commercial exploitation of its technology.

The Company operates its business as one reporting unit. Goodwill is not amortized, but is evaluated for impairment annually (as of June 30) and whenever triggering events indicate that the carrying value may no longer be recoverable. The Company completed its annual impairment review of goodwill as of June 30, 2007, 2006 and 2005, and concluded that no impairment charge was required as of such dates.

Impairment of Intangible Assets

At June 30, 2007, the Company evaluated the recoverability of its Retisert intangible assets based upon revised sales trend information and receipt of formal confirmation, in July 2007, of its prior understanding from industry sources that Bausch and Lomb had withdrawn its European application for authorization to market Retisert. An analysis of expected pre-tax undiscounted cash flows for Retisert resulted in the determination that its asset carrying value exceeded the undiscounted cash flows. The Company estimated the net after-tax cash flows for Retisert, net of direct costs, over its expected economic useful life from the June 30, 2007 measurement date. Management then determined what it believed to be an appropriate nominal after-tax discount rate to present value the estimated after-tax net cash flows. In management’s assessment of an appropriate estimate of the Company’s cost of equity capital, it applied a risk-free rate of return of 4.7%, a beta of approximately 2.1% and an estimated market risk premium (the additional risk that equity investors historically expect for holding a well diversified portfolio of equity securities) of 6%. The results of management’s impairment analysis at June 30, 2007 are summarized as follows:

Intangible Asset	Asset Classification	Discount Rate Used	Fair Value	Asset Carrying Value at June 30, 2007	Impairment Write-down
Retisert	Patents	22.5%	$11,057	$56,335	$(45,278)

5.	Property and Equipment, Net

	June 30,
	2007	2006
Property and equipment	$4,869	$4,698
Leasehold improvements	274	259

Gross property and equipment	5,143	4,957
Accumulated depreciation and amortization	(4,631)	(2,864)

	$512	$2,093

Depreciation and amortization expense was $1,767,000, $1,776,000 and $481,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

6.	Accrued Expenses

	June 30,
	2007	2006
Amounts payable to development partner	$3,742	$2,285
Professional fees	1,027	1,007
Personnel costs	330	310
Clinical trials	290	94
Other	675	694

	$6,064	$4,390

7.	Convertible Notes

	June 30,
	2007	2006
Convertible note	$—	$11,287
Less: current portion	—	8,375

Convertible note - long term portion	$—	$2,912

Loss on Extinguishment of Debt

During the year ended June 30, 2007, the Company incurred a loss on extinguishment of debt in connection with (i) the subordinated convertible note issued in November 2005 to Sandell, as amended, and (ii) the subordinated convertible notes issued in September 2006 to other institutional investors, herein referred to as “Absolute”. The debt extinguishments consisted of the transactions summarized in the following table and as more fully described below:

Year ended June 30, 2007
Sandell Note:
September 14, 2006 amendment	$8,871
December 29, 2006 amendment	3,276
May 15, 2007 note redemption	10,867

23,014
Absolute Notes:
June 14, 2007 note redemption	347

$23,361

Sandell Convertible Note

In November 2005, the Company issued a $15.0 million subordinated convertible note to Sandell with a term of three years and interest at 8% payable quarterly. The note was convertible into common shares at an initial conversion price of $28.40 per share, subject to adjustments as defined. Warrants to purchase 158,451 shares at an exercise price of $28.80 per share were issued in connection with the transaction. The facility was determined to be a hybrid financial instrument consisting of a loan host contract and a compound embedded derivative. The convertible note was valued using a Binomial Tree Model, with the initial carrying value of the note equal to the gross proceeds reduced by the values assigned to the conversion option derivative, the issued warrants and debt issue costs. The terms of the note agreement also required the Company to maintain minimum cash balances equal to 30% of the outstanding principal balance ($4.5 million at June 30, 2006).

On September 14, 2006, the Company closed an agreement revising the terms of the Sandell note (the “Amended Note”). The Amended Note continued to have a three-year term and to bear 8% interest payable quarterly in arrears in cash or, under certain conditions, at the Company’s option, in the form of shares. The terms of the Amended Note included an adjusted conversion price of $8.00 per share, subject to further adjustment based upon certain events or circumstances, including, without limitation, if 108% of the average market price of the Company’s shares for the ten trading days prior to April 30, 2007 was lower than the then current conversion price. The investor’s conditional redemption rights under the original note were replaced by unilateral redemption rights for up to 50% of the Amended Note principal at July 31, 2007 and January 31, 2008. In connection with the amendment, the Company repaid $2.5 million of the outstanding note principal and agreed to pay $1.0 million in related penalties, which were paid on September 14, 2006. Sandell retained its existing warrants to purchase 158,451 shares, exercisable for six years at an adjusted exercise price of $28.68 per share. Sandell extended the deadline for the registration statement required by a registration rights agreement to be declared effective by the SEC through October 15, 2006, with increased penalties if that deadline was missed. The Company’s registration statement was declared effective on September 29, 2006. The Company was also released from restrictions on future fundraising transactions contained in the original note documentation. The Company also granted to Sandell (i) Series A warrants to purchase 1,425,000 shares exercisable for five years with an exercise price of $7.20 per share; (ii) a security interest in our current royalties, subject to release of that security upon any disposition by the Company of the royalty stream; and (iii) a guarantee by our US subsidiary, pSivida US Inc.

The present value of the future cash flows of the Amended Note, including the $1.0 million of cash fees paid and the value of the Series A warrants granted, was determined to be substantially different compared to the future cash flows under the original note terms, both discounted using the effective interest rate determined under the original note. The Company recorded a loss on extinguishment of debt of approximately $8.9 million, which represented the difference between the carrying amount of the original debt instrument and the consideration paid, including the value of the Series A warrants. The Amended Note, embedded derivative and the Series A warrants were valued using a Binomial Tree Model.

On October 17, 2006, the Company signed a letter agreement with Sandell further revising the terms of the Amended Note. Pursuant to that letter agreement, the Company was released until March 30, 2007 from the requirement to maintain a net cash balance in excess of 30% of the outstanding principal amount of the Amended Note and instead was required to maintain a net cash balance through that date of $1.5 million. Sandell further waived any default that would otherwise have resulted from the unavailability of a resale registration statement until the Company filed with the SEC the 2006 audited financial statements reconciled to US GAAP. The Company filed those financial statements on October 31, 2006, thus satisfying the condition in the agreement. In exchange for the foregoing, the Company agreed to make (i) a one-time payment to the investor of $800,000 on December 28, 2006 in satisfaction of registration rights penalties through the date of the letter agreement; and (ii) three payments of $150,000 on January 31, 2007, February 28, 2007 and March 30, 2007.

The present value of the future cash flows of the Amended Note, as further modified, was determined not to be substantially different compared to the future cash flows of the original Amended Note, both discounted using the effective interest rate as determined under the Amended Note dated September 14, 2006. Accordingly, the $450,000 of cash fees and the transaction costs directly related to the letter agreement reduced the carrying amount of the Amended Note, subject to amortization over the remaining term at an adjusted effective interest rate.

In November 2006, Sandell exercised its right to convert $245,000 of the note principal and associated unpaid interest into 30,625 shares.

On December 29, 2006, the Company entered into a second amendment agreement with Sandell revising the Amended Note (the “Second Amended Note”), pursuant to which Sandell agreed, subject to closing, to a general forbearance with respect to any defaults through March 31, 2007 or such earlier date as defined in the amendment agreement, including the following:

•	Sandell agreed to allow the Company to transfer or grant security interests in certain of the Company’s assets which would be necessary if we were to complete a pending transaction;

•

Sandell agreed to forego the cash interest payment due on January 2, 2007 in favor of adding approximately $306,000 to the outstanding principal amount of the convertible note, which amount represented the value of the shares which the Company would have issued to satisfy the payment had the Company met certain conditions allowing the Company to pay the interest with shares;

•	Sandell agreed to defer the Company’s scheduled payment of $800,000;

•	Sandell agreed to forgive $770,000 of pending registration delay penalties;

•	Sandell agreed to amend the debt covenants to release the Company from the obligation to satisfy a minimum cash balance test of 30% of the outstanding note principal; and

•

Sandell agreed that the Company would have until ten days after March 31, 2007 or such earlier date to file a registration statement with respect to securities issuable on exercise of Sandell’s Series A warrants.

In return for the foregoing, the Company issued to Sandell Series C warrants to purchase 375,000 shares exercisable for five years with an exercise price of $8.00 per share and agreed, upon receipt of required approvals, including shareholder approval, and satisfaction of other closing conditions, as defined, to issue additional Series D warrants to purchase 1.0 million shares exercisable for five years with an exercise price of $8.00.

The present value of the future cash flows of the Second Amended Note, including the value of the Series C warrants issued, were determined to be substantially different compared to the future cash flows of the Amended Note, both discounted using the effective interest rate as determined under the original Amended Note. The Company recorded a loss on extinguishment of debt of approximately $3.3 million, which represented the difference between the carrying amount of the Amended Note instrument and the consideration paid, including the value of the Series C warrants.

On February 22, 2007, as a result of the terms of a fund raise transaction (see Note 9), the note conversion price was adjusted from $8.00 per share to $6.48 per share. In March and April 2007, Sandell exercised their right to convert $900,000 of the note principal and associated unpaid interest into 138,889 shares.

On March 30, 2007, the Company paid the $800,000 penalty payment that had been previously deferred pursuant to the December 29, 2006 second amendment agreement.

On May 15, 2007, the Company and Sandell amended the second amendment agreement and completed the transactions contemplated thereby pursuant to which the Company: (i) redeemed the remaining principal balance and accrued interest of the convertible note by a single payment of $13.7 million which also included an excess payment made in consideration of the Company’s ability to redeem earlier than the terms of the note permitted; (ii) issued the previously agreed warrants to purchase 1.0 million shares with an exercise price of $8.00 per share; and (iii) issued additional warrants to purchase 1.0 million shares with an exercise price of $6.28 per share, 250,000 shares with an exercise price of $7.80 per share and 585,337 shares with an exercise price of $4.84 per share, in each case with a term of five years. In connection with the final redemption of the Sandell note, the Company recorded a loss on extinguishment of debt of approximately $10.9 million, which represented the difference between the carrying amount of the Amended Note instrument and the consideration paid, including the value of the additional warrants issued, reduced by (i) the portion of the consideration allocated to the equity component of convertible note instrument at the date of the transaction and (ii) the value of the conversion option derivative re-measured immediately prior to the redemption. On May 24, 2007, the Company filed a registration statement to register the 4,635,337 common shares issuable upon exercise by Sandell of the warrants that were issued in connection with the various Sandell amendment agreements. The SEC declared the registration statement effective on June 11, 2007 and, under the terms of the registration rights agreement, as amended, all pending registration delay penalties were permanently waived.

Absolute Convertible Notes

On September 26, 2006, the Company issued new subordinated convertible promissory notes to institutional investors (collectively referred to herein as “Absolute”) in the principal amount of $6.5 million with a term of three years and interest at 8% per annum payable quarterly. The notes were initially convertible into shares at a conversion price of $8.00 per share, subject to adjustment based on certain events or circumstances, including if 108% of the average market price of the Company’s shares for the ten trading days prior to April 30, 2007 was lower than the then current conversion price. The Company also issued warrants to Absolute with a term of five years which entitle the investors to purchase 731,250 shares at $8.00 per share. The Company also entered into a registration rights agreement pursuant to which the Company agreed to file a registration statement covering the resale of the shares underlying the notes and the warrants as soon as practicable and to have the registration statement declared effective on or before January 1, 2007. The convertible notes were valued using a Binomial Tree Model, with the initial carrying value equal to the gross proceeds reduced by the value assigned to the conversion option derivative and debt issue costs. Applying the relative fair value method, a value of approximately $1.4 million was assigned to the issued warrants.

In November 2006, one of the note holders exercised its rights to convert $290,000 of note principal and associated unpaid interest into 36,250 shares. As a result of the price at which shares and options were issued in a private placement transaction on February 22, 2007 (see Note 9), the note conversion price was adjusted to $6.48 per share. In April 2007, certain note holders exercised their right to convert $5,409,000 of note principal and associated unpaid interest into 834,730 shares. As a result of the exercise price of certain warrants issued to Sandell on May 15, 2007, the note conversion price was further adjusted to $4.84 per share.

The Company filed the required registration statement on March 6, 2007 and it was declared effective by the SEC on March 9, 2007. The Company paid $147,000 of registration delay penalties to the investors through the effective date.

The Company could redeem the notes at any time by payment of 108% of the face value and could force conversion if the price of the Company’s shares remained above two times the conversion price for a period of 25 days. On May 15, 2007, the Company issued to the note holders notice of its irrevocable election to redeem the remaining principal balance of the notes, pursuant to which the Company paid the holders $885,000 on June 14, 2007. In connection with the final redemption of the notes, the Company recorded a loss on extinguishment of debt of $347,000, which represented the difference between the carrying amount of the notes and the consideration paid, less the value of the conversion option derivative re-measured immediately prior to the redemption.

8.	Derivative Liabilities

	June 30,
	2007	2006
Derivative liabilities - at fair value:
In connection with convertible notes (i)	$—	$1,800
In connection with warrants issued to investors (ii)	8,865	—

	$8,865	$1,800

(i)	The conversion option derivative arose in connection with the subordinated convertible promissory note issued to Sandell in November 2005, as subsequently amended, and in connection with the Absolute subordinated convertible notes issued in September 2006. The facility agreements contained a number of options such that they created hybrid financial instruments that consisted of a loan host contract and a compound embedded derivative. In accordance with the stated accounting policy, this embedded derivative was recognized separately from the host debt instrument. The value of the derivative embedded in the loan changes over time and is re-valued on a marked to market basis through profit and loss. The derivatives were valued using the Binomial Tree Method. The net change in the value of the conversion option derivatives from date of issuance of the convertible notes until immediately prior to the final redemptions of the convertible notes resulted in income recognized of approximately $4.7 million and $2.5 million during the years ended June 30, 2007 and 2006, respectively. The fair value of the conversion option derivatives immediately prior to the redemption of each of the Sandell and Absolute notes was written off as part of the calculation of the loss on extinguishment of debt (see Note 7).
(ii)	In connection with several capital raising transactions during the year ended June 30, 2007, the Company issued common shares together with detachable warrants to purchase additional shares over a specified time period. These warrants were denominated in A$, which was different than the Company’s US$ functional currency. To the extent that the potential exercise of such warrants would result in a variable amount of proceeds in the Company’s functional currency, the fair value of the warrants was recorded as a derivative liability, with a corresponding reduction in share capital, subject to revaluation of the liability on a marked-to-market basis through profit and loss. The fair value of the warrants was determined using a Black-Scholes Model. The grant date valuations of the warrants issued in the capital raising transactions totalled approximately $15.6 million. The net reduction in the fair value of these derivative liabilities through June 30, 2007 resulted in income recognized of approximately $6.8 million.

9.	Stockholders’ Equity

The Company has historically financed its operations primarily through the sale of equity and debt securities.

Stock Offerings

In August 2005, the Company issued 166,250 common shares to predominantly U.S. investors in a private placement transaction at $26.00 per share for gross proceeds of $4.3 million. In connection with the offering, a total of 33,250 warrants to purchase common shares were issued to the investors and placement agents, exercisable for three years at $50.00 per share.

In June 2006, the Company issued 262,895 common shares to Australian investors pursuant to a rights issue at A$24.00 per share for gross proceeds of $4.7 million.

In December 2006, the Company issued 358,269 common shares at A$10.40 per share in a private placement transaction for gross proceeds of $2.9 million. Each common share was purchased with two free attaching warrants exercisable for four years at A$10.40 per share.

In February 2007, the Company issued 1,251,103 common shares at A$9.20 per share in a private placement transaction for gross proceeds of $9.1 million. Each common share was purchased with two free attaching warrants exercisable for four years at A$9.20 per share.

In April 2007, the Company issued 1,022,418 common shares at A$10.78 per share in a private placement transaction for gross proceeds of $9.0 million. Each two common shares were purchased with one free attaching warrant exercisable for four years at A$10.78 per share.

In April 2007, pursuant to the terms of a Collaborative Research and License Agreement dated April 3, 2007 between the Company and Pfizer, Pfizer invested $5.0 million for the purchase of 562,094 common shares at A$10.94 per share.

The Company changed its functional currency from A$ to US$ effective January 1, 2006, immediately following its acquisition of CDS. To the extent that warrants issued to investors in capital raising transactions subsequent to January 1, 2006 were denominated in A$, which was different than the Company’s US$ functional currency, the fair value of the warrants was recorded as a derivative liability, subject to revaluation at subsequent reporting dates (see Note 8).

Convertible Notes

In connection with the November 2005 issuances of the subordinated convertible notes to Sandell, the Company issued warrants to purchase 158,451 common shares at an initial exercise price of $28.80 per share. In connection with the September 2006 issuance of the subordinated convertible notes to Absolute, the Company issued warrants to purchase 731,250 common shares at an initial exercise price of $8.00 per share. In applying the relative fair value method to the allocation of the proceeds from these convertible notes, the equity portion of the Sandell and Absolute convertible notes was valued at $1,252,000 and $1,373,000, respectively.

During the year ended June 30, 2007, holders of the Sandell and Absolute convertible notes converted a total of $6,844,000 of note principal and associated accrued and unpaid interest into 1,040,494 common shares at the applicable note conversion prices (see Note 7). For each conversion, an amount of unearned discount and issue costs was charged to additional paid-in capital such that the effective interest rate used to amortize the respective notes remained constant.

Nonvested Stock

Nonvested stock was issued to employees of CDS as part of its acquisition in December 2005 (see Note 3). The amortization of the unearned compensation amounts are recorded on a straight-line basis over the requisite service periods, which ranged from January 2007 through May 2008 (see Note 10). The nonvested shares were subject to forfeiture on termination of employment.

Investor Warrants to Purchase Common Shares

During the years ended June 30, 2007 and 2006, the Company issued warrants to purchase common shares (denominated in US$), predominantly in connection with its convertible note transactions and various amendments thereto (see Note 7).

At June 30, 2007, the Company had outstanding warrants to purchase common shares that are denominated in US$ with a weighted average remaining life at June 30, 2007 of 4.65 years, as follows:

	Year Ended June 30,
	2007		2006
	Number of Warrants	Weighted Average Exercise Price US$	Number of Warrants	Weighted Average Exercise Price US$
Balance at beginning of year	191,701	32.38	—	—
Granted	5,491,587	7.13	191,701	32.38

Balance at end of year	5,683,288	8.00	191,701	32.38

During the year ended June 30, 2007, the Company issued warrants to purchase common shares (denominated in A$) to investors in connection with various stock offering transactions describe above.

At June 30, 2007, the Company had outstanding warrants to purchase common shares that are denominated in A$ with a weighted average remaining life at June 30, 2007 of 3.68 years, as follows:

	Year Ended June 30,
	2007		2006
	Number of Warrants	Weighted Average Exercise Price A$	Number of Warrants	Weighted Average Exercise Price A$
Balance at beginning of year	51,250	43.60	51,250	43.60
Granted	3,729,954	9.65	—	—

Balance at end of year	3,781,204	10.11	51,250	43.60

At June 30, 2007 and 2006, the weighted average exercise price of these warrants translated to US$ is $8.58 and $31.83, respectively.

Registration Rights Agreements

During each of the years ended June 30, 2007 and 2006, the Company entered into registration rights agreements with purchasers of certain of its equity and debt securities. These registration rights agreements required the Company to register with the SEC the resale of shares issued or issuable to such persons. The Company’s obligations to register shares in such transactions were subject to various deadlines, and the Company’s failure to meet certain of these deadlines resulted in financial penalties against the Company. Predominantly related to our convertible note financing transactions, the Company incurred registration rights penalties totaling $2,274,000 and $370,000 for the years ended June 30, 2007 and 2006, respectively, all of which had been paid prior to June 30, 2007. These amounts were included in interest and finance costs in the consolidated statements of operations. In connection with the convertible note transactions, all required registration statements were filed and declared effective by the SEC during the year ended June 30, 2007.

10.	Stock-Based Compensation

Employee Share Option Plan

The Company’s employee share option plan (the “Plan”) was initially approved by shareholders at the Company’s annual general meeting on November 30, 2001 and, as required under Australian law, was re-approved by shareholders at each of the Company’s annual general meetings held on November 17, 2004 and November 27, 2007. The Plan provides for the issuance of non-qualified stock options to eligible employees and directors subject to the terms and conditions determined by the administrator. During the three year period ended June 30, 2007, option grants under the Plan had requisite service periods ranging from immediate vesting to 3-year graded vesting and a contractual life of five years. Shares issuable upon the exercise of stock options under the Plan represent newly issued shares.

Prior to July 1, 2005, the Company accounted for stock-based compensation to employees using the intrinsic value method in accordance with APB 25 and related interpretations. Under the intrinsic method, stock-based compensation was measured on the date both the number of shares contained in the award and the price to be paid were evident as the difference between the fair value of the underlying common stock and the price the employee was required to pay. The following table illustrates the effect on net loss and net loss per share for the year ended June 30, 2005 as if the Company had applied the fair value provisions of SFAS 123 to stock-based employee awards:

Year Ended June 30, 2005
Net loss, as reported	$(12,322)
Add: Stock-based employee compensation expense included in reported net loss	118
Deduct: Total stock-based employee compensation expense determined under fair value-based provisions of SFAS 123(R)	(3,419)

Pro forma net loss	$(15,623)

Basic and diluted net loss per share
As reported	$(2.37)

Pro forma	$(3.01)

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock option grants. The table below indicates the key weighted average assumptions used in the option valuation calculations for options granted under the Plan during the years ended June 30, 2007, 2006 and 2005.

	2007	2006	2005
Option life (in years)	4.49	4.66	2.00
Stock volatility	65.0%	55.0%	57.0%
Risk-free interest rate	5.89%	5.257%	5.36%
Expected dividends	0.0%	0.0%	0.0%

The key assumptions for this valuation method include the expected life of the option, stock price volatility, risk-free interest rate and dividend yield. Many of these assumptions are judgmental and highly sensitive in the determination of fair value. Stock-based awards pursuant to the Plan have historically been granted in the form of options to acquire shares priced in A$, generally at a 10% premium to the grant date closing share price on the Australian Stock Exchange. The expected life is based upon limited historical exercise behavior adjusted for subjective factors that may influence future exercise patterns, including the shift in operational focus during the past two years to the U.S. The Company uses an expected stock-price volatility assumption that is a combination of historical and current implied volatilities of the underlying stock which is obtained from public data sources. The risk-free interest rate is based upon published Australian government bond rates over a term equivalent to the expected option term. An assumed dividend yield of zero reflects the fact that the Company has never paid cash dividends and has no intentions to pay dividends in the foreseeable future.

The Company has limited history of option grants subject to graded vesting schedules. For option grants to non-executives, an estimated forfeiture rate of 10% has been used in calculating stock-based compensation. No forfeiture rate has been assumed for option grants to executives and directors. Additional expense will be recorded if the actual forfeiture rate is lower than estimated, and a recovery of prior year expense will be recorded if the actual forfeiture rate is higher than estimated.

Estimates of fair value may not represent actual future events or the value to be ultimately realized by persons who receive stock option awards.

The weighted average grant date fair value of stock options granted pursuant to the Plan during the years ended June 30, 2007, 2006 and 2005 was A$6.40, A$10.40 and A$12.40 per share, respectively. The exercise prices of all outstanding options under the Plan at June 30, 2007 were in excess of the market price of the Company’s shares at that date and, accordingly, the options had no intrinsic value. The exercise prices of all options vested during each of the years ended June 30, 2007, 2006 and 2005 were in excess of the market price of the Company’s shares at those respective dates and, accordingly, the vested options had no intrinsic value.

The following table summarizes the stock-based compensation expense related to the Plan by expense category charged to operations for the years ended June 30, 2007 and 2006:

	Year ended June 30,
	2007	2006
Research and development	$(63)	$272
Selling, general and administrative	35	569

	$(28)	$841

At June 30, 2007, there was $125,000 of unrecognized compensation expense related to non-vested share-based payment awards that is expected to be recognized over a weighted average period of 1.34 years.

The following table provides a reconciliation of stock option activity under the Plan for each of the years in the three year period ended June 30, 2007:

	2007		2006		2005
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		A$		A$		A$
Balance at beginning of year	490,153	38.00	422,792	38.40	177,375	20.80
Granted	28,750	13.00	78,750	35.60	315,538	43.20
Exercised	—	—	—	—	(67,500)	13.64
Forfeited	(52,065)	37.20	(11,389)	35.60	(2,621)	39.20

Balance at end of year	466,838	36.41	490,153	38.00	422,792	38.40

Exercisable at end of year	420,900	37.95	445,779	34.80	343,618	32.40

The intrinsic value of options exercised during the year ended June 30, 2005 was approximately $1.8 million.

Outstanding and exercisable stock options under the Plan as of June 30, 2007 are summarized below:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
A$		(in years)	A$		A$
13.00	28,750	4.25	13.00	—	n/a
24.40	109,375	0.50	24.40	109,375	24.40
32.00 - 36.80	118,238	2.96	34.28	106,050	34.00
40.80	5,000	2.81	40.80	—	n/a
47.20	205,475	2.10	47.20	205,475	47.20

13.00 - 47.20	466,838	2.08	36.41	420,900	37.95

At June 30, 2007 the weighted average exercise price of outstanding and exercisable options translated into US$ is $30.90 and $32.21, respectively. The weighted average remaining contractual life of exercisable options under the Plan at June 30, 2007 was 1.89 years.

As a result of the reincorporation that was implemented on June 19, 2008, no further options will be granted under the Plan. At an Extraordinary General Meeting on June 6, 2008, shareholders approved and adopted the pSivida Corp. 2008 Incentive Plan pursuant to which a maximum of 1,750,000 common shares have been authorized for issuance in satisfaction of stock-based awards to management, key employees, consultants and directors. See Note 18.

Nonvested Stock Issued to CDS Employees

On December 30, 2005, the Company issued 224,798 nonvested shares with a fair value of $26.40 per common share to CDS employees in exchange for their non-vested CDS stock. The portion of the fair value attributable to the employees’ pre-acquisition service period was included as part of the CDS acquisition cost and the value attributable to the post-acquisition service period is being expensed over the vesting period (see Note 3).

On December 30, 2005, the Company also granted 30,280 nonvested shares with a fair value of $20.68 per common share to CDS employees in connection with employee retention agreements for which employee services subsequent to the consummation date of the acquisition were required in order for the shares to vest. The grant date fair value was expensed over the vesting period which was completed in March 2007.

The following table presents a reconciliation of the activity related to the issuance of these nonvested shares:

	Year Ended June 30,
	2007	2006
Balance at beginning of year	241,868	—
Issued in connection with CDS acquisition	—	255,078
Vested	(221,771)	—
Forfeited	(11,510)	(13,210)

Balance at end of year	8,587	241,868

The total fair value of shares vested during the year ended June 30, 2007 was approximately $1.5 million.

The following table summarizes the stock-based compensation expense related to the nonvested shares by expense category charged to operations for the years ended June 30, 2007 and 2006:

	Year ended June 30,
	2007	2006
Research and development	$588	$406
Selling, general and administrative	147	90

	$735	$496

At June 30, 2007, there was approximately $29,000 of unrecognized compensation expense related to amortization of deferred compensation related to 8,587 nonvested shares that is expected to be recognized over the weighted average remaining vesting period of approximately eight months.

Options Issued in Exchange for CDS Options

On December 30, 2005, as part of the consideration for the acquisition of CDS, the Company issued 43,112 fully vested stock options with a fair value of $15.48 per share in exchange for outstanding CDS options (see Note 3). The following table presents a reconciliation of the activity related to the issuance of these options:

	Year Ended June 30,
	2007		2006
	Number of Options	Weighted Average Exercise Price US$	Number of Options	Weighted Average Exercise Price US$
Balance at beginning of year	40,381	23.44	—	—
Options granted in connection with CDS acquisition	—	—	43,112	27.20
Options exercised	—	—	(969)	—
Options cancelled	(1,938)	122.16	(1,762)	128.76

Balance at end of year	38,443	18.44	40,381	23.44

Exercisable at end of year	38,443	18.44	40,381	23.44

The intrinsic value of options exercised during the year ended June 30, 2006 was $19,000.

Other Non-Plan Options

During the year ended June 30, 2005, a total of 321,750 non-Plan options were exercised at a weighted average exercise price of A$0.21 per share. The intrinsic value of the exercised options was approximately $10.4 million. At June 30, 2007, 2006 and 2005 there were no non-Plan options outstanding.

12.	Retirement Plans

The Company’s UK subsidiary operates a defined contribution pension plan pursuant to which the Company makes statutory contributions on behalf of employees plus a certain matching percentage of elective employee contributions. Pension expense under the defined contribution plan totaled $149,000, $172,000 and $148,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

pSivida US Inc. operates a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 15% of their pre-tax compensation, as defined, subject to statutory maximums. The Company matches employee contributions up to 5% of eligible compensation, subject to a stated maximum. Pension expense under the plan totaled $105,000 and $45,000 for the years ended June 30, 2007 and 2006, respectively.

Under government regulations in Australia, the Company is required to contribute 9% of Australian employees’ gross wages, as defined, to an approved superannuation fund selected by each employee. Employees are entitled to contribute additional amounts to the fund at their own discretion. The Company expensed contributions totaling $62,000, $60,000 and $31,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

13.	Income Taxes

The components of income tax benefit are as follows:

	Year Ended June 30,
	2007	2006	2005
Deferred income tax benefit	$(13,225)	$(6,919)	$(2,462)

The components of loss from operations before income tax benefit are as follows:

	Year Ended June 30,
	2007	2006	2005
U.S. operations	$(61,697)	$(32,046)	$—
Non-U.S. operations	(35,053)	(20,185)	(14,501)

Loss from operations before income tax benefit	$(96,750)	$(52,231)	$(14,501)

Our income tax benefit differed from that using the statutory U.S. federal tax rate of 34% as follows:

	Year Ended June 30,
	2007	2006	2005
Statutory U.S. federal tax rate applied to loss before income taxes	$(32,896)	$(17,759)	$(4,930)
State taxes	(3,701)	(1,922)	—
Non-U.S. tax rate differential, net	8,942	2,748	1,928
In-process research and development	—	9,982	—
Other, net	(354)	(199)	368
Unused tax losses not recognized	14,784	231	172

Income tax benefit	$(13,225)	$(6,919)	$(2,462)

The Company does not provide for taxes on the undistributed earnings of its foreign subsidiaries as it considers these earnings to be permanently re-invested outside the U.S.

The components of net deferred tax liabilities are as follows:

	June 30,
	2007	2006
Deferred tax assets comprise:
NOL carryforwards	$28,210	$22,276
Temporary differences:
Research and development accruals	1,436	920
Revenue recognition	369	467
Other	125	601

	$30,140	$24,264

Deferred tax liabilities comprise:
Patents	$13,342	$34,716
Other	38	—

	$13,380	$34,716

Net deferred tax liabilities (assets) before valuation allowances	(16,760)	10,452
Valuation allowances	17,612	3,453

Net deferred tax liability	$852	$13,905

The valuation allowances generally reflect limitations on the Company’s ability to use the tax attributes and reduce the value of such attributes to the likely net realizable amount. The increase in the valuation allowance of approximately $14.2 million during 2007 is primarily related to the decrease in intangible assets and the decrease in the related deferred tax liabilities.

The Company and various operating subsidiaries have tax loss carry forwards in their individual tax jurisdictions. At June 30, 2007, the Company had U.S. federal net operating loss carry forwards of approximately $45.9 million which expire at various dates between calendar years 2022 and 2027. The utilization of these carry forward losses is limited by Section 382 of the Internal Revenue Code as a result of changes in the Company’s ownership. At June 30, 2007, the Company had state net operating loss carry forwards in the U.S. of approximately $45.5 million which expire at various dates between calendar years 2007 and 2012. Additionally, at June 30, 2007 the Company had loss carry forwards in the following tax jurisdictions which have no expiration dates – (i) UK £15.7 million (approximately $31.5 million); (ii) Australia A$1.0 million (approximately $900,000) and (iii) Singapore S$5.8 million (approximately $3.8 million).

The Company’s U.S. federal income tax returns for calendar years 2004 through 2007 remain subject to examination by the Internal Revenue Service. The Company’s U.K. tax returns for the years ended June 30, 2006 and 2007 remain subject to examination. The Company’s Australian tax returns for the years ended June 30, 2004 through June 30, 2007 remain subject to examination.

The Company adopted FIN 48 effective July 1, 2007, and its adoption did not have a material impact on its financial condition or results of operations.

14.	Discontinued Operations

On April 12, 2007, the Company sold its entire interest in AION Diagnostics Inc. (“AION”) to GEM Global Yield Fund (“GEM”), a portfolio management company. Total consideration included cash payments totaling $1.85 million and a $1.5 million promissory note due in April 2008. Interest on the note accrues at an annual rate of 8% compounded monthly and is due at maturity. The promissory note was due

April 12, 2008, but has not yet been paid as of June 19, 2008 and is overdue (see Note 18). The Company recorded a gain on sale of discontinued operations of $3.7 million for the year ended June 30, 2007. In addition, the Company granted an exclusive license for non-electronic imaging diagnostic applications of its BioSilicon technology to AION and the Company will be entitled to sales-based royalties on all commercialized products.

The operating results of AION for each of the three years in the period ended June 30, 2007 were included as discontinued operations in the accompanying consolidated financial statements. During those periods, AION generated no revenues and there was no income tax benefit associated with its operating loss.

15.	Commitments and Contingencies

Operating Leases

The Company leases office and research laboratory facilities under operating lease agreements that expire through 2009. The lease agreements generally require the Company to pay for taxes, insurance, maintenance and other operating expenses in addition to base rent. Certain of the lease agreements provide for renewal options at market rates. The Company also leases certain office equipment under operating lease agreements that expire through 2010.

At June 30, 2007, the Company’s total future minimum lease payments under non-cancellable operating leases are as follows:

Fiscal Year:
2008	$459
2009	89
2010	7
2011	—
2012	—
Thereafter	—

$555

Rent expense related to operating leases charged to operations was approximately $610,000, $433,000 and $264,000 for the years ended June 30, 2007, 2006 and 2005, respectively.

16.	Segment and Geographic Area Information

(a)	Business Segment

The Company operates in only one business segment, being the biotechnology sector. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. To date, the chief operating decision maker has made such decisions and assessed performance at the company level, as one segment.

(b)	Geographic Area Information

The following table summarizes the Company’s revenues and various categories of assets by geographic area:

	Revenues			Long-lived assets
	2007	2006	2005	2007	2006	2005
United States	$1,704	$985	$—	$224	$474	$—
United Kingdom	81	51	122	279	1,558	2,418
Australia	—	—	—	9	42	57
Other	—	—	—	—	19	15

Consolidated	$1,785	$1,036	$122	$512	$2,093	$2,490

17.	Supplemental Cash Flow Information

Supplemental cash flow information and non-cash investing and financing activities are as follows:

	Year Ended June 30,
	2007	2006	2005
Supplemental cash flow information:
Cash paid for interest on convertible notes	$925	$746	$—
Cash paid for income taxes	—	—	—

Non-cash investing and financing activities:
Conversion of convertible notes, net of unearned discount and issue costs	1,116	—	—
Issuance of warrants in connection with convertible note amendments	21,469	—	—
Stock and options issued as consideration for the acquisition of CDS	—	105,054	—
Stock and options issued as consideration for increased interest in subsidiary	—	—	44,202

18.	Subsequent Events

Share Offering

In July 2007, the Company completed a sale of 3,600,500 units at a price of $5.00 for gross proceeds of $18.0 million. Each unit consisted of (i) one common share; and (ii) one warrant to purchase 0.40 common share, with a warrant exercise price of $6.60. Of the total offering, 1,300,000 units were purchased by Pfizer in accordance with the terms of the Collaborative Research and License Agreement dated April 3, 2007. In addition, the Company simultaneously completed a sale of common shares and warrants at the equivalent price of A$5.84 ($5.00) per unit under the same terms and conditions noted above. This sale of 513,699 units resulted in additional gross proceeds of A$3.0 million (approximately $2.6 million). Share issue costs for both of these transactions totaled approximately $2.2 million.

Loss of Foreign Private Issuer Status

On August 27, 2007, the Company announced that it was no longer a “foreign private issuer” (FPI) as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the Exchange Act). Following the closing of its July 2007 registered direct offering discussed above, and based on an analysis of its then current stockholders in accordance with the applicable rules, the Company concluded that more than 50% of its outstanding voting securities were directly or indirectly owned by residents of the U.S. Consequently, the Company was no longer an FPI and became subject to all of the reporting requirements of the Exchange Act and other rules applicable to a U.S. domestic issuer effective for the first quarter of its fiscal year ended June 30, 2008.

Lease Extension

In October 2007, the Company extended the lease of its office and research laboratory space in Watertown, Massachusetts for a period of three years commencing April 6, 2008. The base rent for the extended lease term will total approximately $1,040,000.

License Agreement and Related Sale of Assets

On January 17, 2008, the Company and Intrinsiq Materials Cayman Limited (“Intrinsiq”) entered into an agreement pursuant to which Intrinsiq acquired an exclusive license to develop and commercialize nutraceutical and food science applications of BioSilicon, and certain related assets, for $1,230,000. Intrinsiq paid $500,000 at closing and agreed to make additional payments totaling $730,000 through January 2009. In addition, subject to its unilateral right to terminate the license upon 90 days prior written notice, Intrinsiq will be obligated to pay the Company minimum royalties of $3.95 million over six years, of which the first $500,000 payment is due 18 months after the closing.

The Company is required to spend approximately $460,000 to expand the Company’s BioSilicon manufacturing capacity and is obligated to enter into a supply agreement with Intrinsiq.

Amended and Restated Collaboration Agreement

On March 14, 2008, the Company and Alimera amended and restated their license and collaboration agreement dated February 11, 2005 relating to Medidur™ FA, the companies’ Phase III investigative treatment for DME, and certain other products. In exchange for current and future consideration to the Company of up to approximately $78 million, the Company decreased its share in the future profits of Medidur FA from 50% to 20%.

Current consideration consisted of (i) $12.0 million in cash paid upon the execution of the amended collaboration agreement and (ii) cancellation of approximately $5.7 million of accrued development cost liabilities, including related penalties and accrued interest, owed by the Company to Alimera as of March 14, 2008. The Company’s performance period under the Alimera Amendment ends December 31, 2009. Accordingly, as of the effective date, the aggregate $18.3 million of deferred revenue, consisting of the aforementioned current consideration and an additional $650,000 of previously received but unamortized milestone payments, will be recognized as revenue on a straight-line basis over the 21.5 month performance period through December 31, 2009.

Other consideration, exclusive of the Company’s 20% profit share, includes (i) conditional principal and interest payments of up to approximately $21.0 million through September 2012 under a note issued by Alimera; (ii) a $25.0 million milestone payment upon FDA approval of Medidur FA for DME and (iii) reimbursement of approved development costs actually incurred by the Company. All future payments received from Alimera during the performance period will be recognized as revenue during the performance period using the cumulative catch-up method. All payments received after December 31, 2009 will be recognized as revenue when earned.

In addition, the assumption by Alimera of all financial responsibility for the development of licensed products under the collaboration agreement will result in the elimination of an estimated $14.0 million of future development cost obligations that would otherwise have been payable by the Company to Alimera pursuant to the terms of the original collaboration agreement.

Overdue Note Receivable from GEM

On April 16, 2008, the Company issued a formal notice of default to GEM in connection with a $1.5 million unsecured promissory note and accrued and unpaid interest of $125,000. These amounts were payable by GEM on April 12, 2008 (see Note 14). The Company has determined that the issuance of a formal notice of default does not require adjustment to the fiscal year 2007 financial statements as there was no reason to believe that as of June 30, 2007 the note receivable was impaired. The Company is pursuing its legal rights.

Reincorporation in the United States

On April 18, 2008, the Company announced its proposal to reincorporate in the United States, subject to approval by shareholders and the Federal Court of Australia. On June 19, 2008, the proposed reincorporation was implemented. The reincorporation was consummated pursuant to a scheme of arrangement under Australian law in which all outstanding ordinary shares of pSivda Limited, a company incorporated in Western Australia, were transferred by court order to pSivida Corp, a company incorporated in Delaware, in exchange for shares of pSivida Corp. common stock. Holders of pSivida Limited ordinary shares received one CDI, representing one share of pSivida Corp. common stock, for every forty ordinary shares of pSivida Limited. Holders of pSivida Limited ADSs received one share of pSivida Corp. common stock for every four ADSs of pSivida Limited. Pursuant to the scheme of arrangement, by court order, all of the assets and liabilities of pSivida Limited, including shares in its subsidiaries, were transferred to, and assumed by, pSivida Corp., and pSivida Limited will be deregistered without a winding up. The common stock of pSivida Corp. is listed on the NASDAQ Global Market and the Frankfurt Stock Exchange. pSivida Corp. CDIs are listed on the Australian Stock Exchange and are expected to be listed on the Frankfurt Stock Exchange. Outstanding options and warrants have been equitably adjusted to reflect the reincorporation. No additional stock-based awards will be made in connection with the Plan.

On June 6, 2008, at an Extraordinary General Meeting of the Company, shareholders approved and adopted the pSivida Corp. 2008 Incentive Plan pursuant to which a maximum of 1,750,000 common shares have been authorized for issuance in satisfaction of stock-based awards to management, key employees consultants and directors.

19.	Quarterly Financial Data (unaudited)

In 2007, results for the fourth quarter were adversely impacted by an asset impairment write-down of $45.3 million related to the Company’s Retisert patent (see Note 4).

In 2006, results for the second quarter were adversely impacted by a $25.0 million charge to operations for acquired in-process research and development in connection with the December 2005 acquisition of CDS (see Note 3).

The following table summarizes the quarterly results of operations for the years ended June 30, 2007 and 2006:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year Ended June 30,
2007
Total revenues	$606	$508	$369	$302	$1,785
Operating loss from continuing operations	(8,318)	(8,500)	(6,848)	(52,096)	(75,762)
Loss from continuing operations	(19,998)	(10,125)	(11,838)	(41,564)	(83,525)
Net loss	(20,452)	(10,607)	(12,197)	(37,947)	(81,203)

Basic and diluted loss per common share:
Continuing operations	$(2.07)	$(1.04)	$(1.10)	$(2.96)	$(7.57)

Net loss	$(2.11)	$(1.09)	$(1.14)	$(2.70)	$(7.36)

Weighted average common shares:
Basic and diluted	9,684	9,736	10,727	14,032	11,038

2006
Total revenues	$16	$16	$484	$520	$1,036
Operating loss from continuing operations	(4,266)	(30,368)	(7,253)	(10,549)	(52,436)
Loss from continuing operations	(1,390)	(31,490)	(4,878)	(7,554)	(45,312)
Net loss	(1,619)	(31,944)	(5,283)	(8,111)	(46,957)

Basic and diluted loss per common share:
Continuing operations	$(0.25)	$(5.49)	$(0.52)	$(0.80)	$(6.02)

Net loss	$(0.29)	$(5.57)	$(0.56)	$(0.86)	$(6.24)

Weighted average common shares:
Basic and diluted	5,530	5,731	9,420	9,467	7,521

Exhibit 4.16

APPLICATION FOR SHARES AND OPTIONS

The Directors

pSivida Limited

ACN 009 232 026

(Company)

Level 12, BGC Centre

28 The Esplanade

PERTH WA 6000

APPLICATION

The person named below (Applicant) applies for the number of ordinary shares in the Company (Shares) set out below (or any lesser number the Company may issue to the Applicant) at an issue price of $0.26 each, payable in full on application, together with the number set out below of options to subscribe for ordinary shares in the Company at an exercise price of $0.26 each (Options) for no consideration, on the annexed terms.

[A cheque for $[amount], the amount payable on application is attached.] OR [The amount payable on application of $[amount] has been deposited in the following bank account of the Company:

Name:	pSivida Limited
Account address:	HSBC Bank Australia Limited
188 St George’s Terrace
PERTH WA 6000
AUSTRALIA
Account tel:	+ 618 9320 9800
Swiftcode:	HKBAAU2SPTH
BSB:	346-021
Account number:	038906-001]

ACKNOWLEDGEMENTS AND AGREEMENTS

The Applicant agrees to be bound by the constitution (if any) of the Company.

The Applicant acknowledges and agrees as follows.

(a)	A prospectus or other disclosure document has not and will not be lodged with the Australian Securities and Investments Commission under the Corporations Act 2001 (Cth) (Corporations Act) in respect of any offer or invitation to the Applicant for the issue of the Shares and Options to the Applicant.

(b)	The Applicant has and will act entirely on the basis of the Applicant’s own investigations and decisions and own independent evaluation of the Company and not in reliance on any act, representation or warranty of any other person (including without limitation any of the Company, its directors, its officers, its employees or its agents).

(c)	The Applicant has received all information that the Applicant considers appropriate or necessary in connection with the Applicant’s decision to apply for Shares and Options.

(d)	Publicly available information about the Company can be obtained from the Australian Securities and Investments Commission and ASX Limited.

(e)	Neither the Company nor any of its directors, officers, employees or any other person makes, or has made, any representation or warranty to the Applicant in respect of the Company, its business, assets, liabilities, financial position, profits, losses or prospects, or the value of the Shares.

(f)	An investment in the Shares and Options is speculative and involves a high degree of risk.

(g)	Neither the Company nor any of its directors, officers, employees or any other person will be liable to the Applicant in contract, in tort, for negligence or otherwise for any loss or damage arising as a result of the investment by the Applicant in the Shares or Options (except to the extent that any statutory liability cannot be excluded).

(h)	The Shares and Options will not be issued by the Company for the purpose of the Applicant selling or transferring any of them or granting, issuing or transferring interests in, or options or warrants over, any of them.

(i)	The Shares will not be saleable within Australia until the Company issues a notice in accordance with section 708A(5) of the Corporations Act.

(j)	The Applicant will obtain their own advice regarding the tax consequences of purchasing, owning or disposing of Shares or Options.

REPRESENTATIONS AND WARRANTIES

The Applicant represents and warrants that the Applicant is one of the following:

(a)	a sophisticated investor under section 708(8) of the Corporations Act and an accountant’s certificate in accordance with section 708(8)(c) is attached to this application;

(b)	a professional investor under section 708(11) of the Corporations Act;

(c)	a person who has been offered Shares through a financial services licensee in accordance, and in compliance, with section 708(10) of the Corporations Act; or

(d)	an exempt offeree for the purposes of any other exemption in section 708 of the Corporations Act.

(See schedule 1 for further details).

By signing this application, the Applicants represents and warrants that it is in compliance with all applicable laws and regulations.

2.

Name of Applicant:	[Name]

ABN/ACN/ARBN (if applicable)	[number]

Address of Applicant	[address]

Number of shares applied for:	[number] ordinary shares in the Company

Number of options applied for:	[number] options

Date	[date]

Signature of Applicant

SIGNED for and on behalf of the Applicant by:

Signature

[Name]
Name

[Capacity]
Capacity in which the signatory signs (eg attorney, director, duly authorised officer etc)

[Use the first signing clause where the Applicant is a natural person and the second all purpose signing clause where the Applicant is unavailable to sign personally. However, proof of authority will probably be required by the Company.

3.

SCHEDULE 1

Corporations Act Part 6D.2, Section 708: Offers That Do Not Need Disclosure

Section 708(8) Sophisticated Investors

An offer of a body’s securities does not need disclosure to investors under this Part if:

(a)	the minimum amount payable for the securities on acceptance of the offer by the person to whom the offer is made is at least $500,000; or

(b)	the amount payable for the securities on acceptance by the person to whom the offer is made and the amounts previously paid by the person for the body’s securities of the same class that are held by the person add up to at least $500,000; or

(c)	it appears from a certificate given by a qualified accountant no more than 6 months before the offer is made that the person to whom the offer is made:

(i)	has net assets of at least $2.5 million; or

(ii)	has a gross income for each of the last 2 financial years of at least $250,000 a year.

Sections 708(10) Offers through a financial services licensee

An offer of a body’s securities does not need disclosure to investors under this Part if:

(a)	the offer is made through a financial services licensee; and

(b)	the licensee is satisfied on reasonable grounds that the person to whom the offer is made has previous experience in investing in securities that allows them to assess:

(i)	the merits of the offer; and

(ii)	the value of the securities; and

(iii)	the risks involved in accepting the offer; and

(iv)	their own information needs; and

(v)	the adequacy of the information given by the person making the offer; and

(c)	the licensee gives the person before, or at the time when, the offer is made a written statement of the licensee’s reasons for being satisfied as to those matters; and

(d)	the person to whom the offer is made signs a written acknowledgement before, or at the time when, the offer is made that the licensee has not given the person a disclosure document under this Part in relation to the offer.

Section 708(11) Professional Investors

An offer of securities does not need disclosure to investors under this Part if it is made to:

(a)	the person is a financial services licensee;

(b)	the person is a body regulated by APRA, other than a trustee of any of the following (within the meaning of the Superannuation Industry (Supervision) Act 1993):

(i)	a superannuation fund;

(ii)	an approved deposit fund;

(iii)	a pooled superannuation trust;

(iv)	a public sector superannuation scheme;

(c)	the person is a body registered under the Financial Corporations Act 1974;

(d)	the person is the trustee of:

(i)	a superannuation fund; or

(ii)	an approved deposit fund; or

(iii)	a pooled superannuation trust; or

(iv)	a public sector superannuation scheme;

within the meaning of the Superannuation Industry (Supervision) Act 1993 and the fund, trust or scheme has not assets of at least $10 million;

(e)	the person controls at least $10 million (including any amount held by an associate or under a trust that the person manages);

(f)	the person is a listed entity, or a related body corporate of a listed entity;

(g)	the person is an exempt public authority;

(h)	the person is a body corporate, or an unincorporated body that:

(i)	carries on a business of investment in financial products, interests in land or other investments; and

(ii)	for those purposes, invests funds received (directly or indirectly) following an offer or invitation to the public, within the meaning of section 82 of the Corporations Act, the terms of which provided for the funds subscribed to be invested for those purposes;

(i)	the person is a foreign entity that, if established or incorporated in Australia, would be covered by one of the preceding paragraphs.

APPENDIX A

SUMMARY OF TERMS AND CONDITIONS OF OPTIONS

1.	The Options are exercisable by notice in writing to the Company accompanied by payment of the exercise price.

2.	All Shares issued on the exercise of the Options will rank equally in all respects with the Company’s then existing fully paid ordinary Shares.

3.	The Options are transferable, and will not be quoted on ASX. If the Company’s ordinary Shares have been admitted to quotation by ASX, the Company must apply to ASX within 10 business days after the date of issue for all Shares issued pursuant to the exercise of Options to be admitted to quotation.

4.	Holders may only participate in new issues of securities to holders of ordinary Shares in the Company if an Option has been exercised and Shares issued in respect of the Option before the record date for determining entitlements to the issue. The Company must give at least 9 business days’ notice to holders of any new issue before the record date for determining entitlements to that issue in accordance with the Listing Rules.

5.	If, after the vesting period and before the end of the Option period the Company gives holders of Shares the right (pro rata with existing shareholdings) to subscribe for additional securities and the Option is not exercised in time to enable the holder to obtain the Share issued on exercise of the Option with the right to subscribe for additional securities, the exercise price of an Option after the issue of those securities is adjusted in accordance with the formula set out below.

O1 = O-E [P-(S+D)]
N+1

Where:

O1 =	The new exercise price of the Option.

O =	The old exercise price of the Option.

E =	The number of Shares into which an Option is exercisable.

P =	The average closing price (excluding special crossings, overnight sales and exchange traded option exercises) on the Stock Exchange Automated Trading System provided for the trading of securities on ASX of Shares (weighted by reference to volume) during the 5 trading days before the ex rights date or ex entitlements date.

S =	The subscription price for one security under the renounceable rights or entitlements issue.

D =	The dividend due but not yet paid on existing Shares (except those to be issued under the renounceable rights issue or entitlements issue).

N =	Number of Shares with rights or entitlements required to be held to receive a right to one new security.

However, if O1 under this formula is less than the Minimum Price (under the Listing Rules), the new exercise price of the Option is to be equal to the Minimum Price (under the Listing Rules).

6.	If there is a bonus issue to the holders of Ordinary Shares in the Company, the number of Shares over which an Option is exercisable will be increased by the number of Shares which the holder would have received if the Option had been exercised before the record date for the bonus issue.

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7.	If, prior to the expiry of any Options, there is a reorganisation of the issued capital of the Company, Options are to be treated in the manner set out in the Listing Rules applying to reorganisations of capital at that time.

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Exhibit 4.17

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of the 16th day of February, 2007 by and among pSivida Limited (ACN 009 232 026), an Australian public limited liability company (the “Company”), and the investors set forth on the signature pages affixed hereto (each, an “Investor,” and, collectively, the “Investors”).

Recitals

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”) and Regulation S (“Regulation S”), both as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

B. the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, severally and not jointly, upon the terms and conditions stated in this Agreement, (a) ordinary shares in the capital of the Company (the “Shares”), at the purchase price of AU$0.23 per Share, in an aggregate number to be determined in accordance with the terms of the Agreement (the “Investors’ Shares”), and (b) options to purchase Shares at a per Share exercise price of AU$0.23, expiring on the fourth anniversary of the Closing Date, at the rate of two (2) such options per one Investors’ Share (the “Options,” and the Investors’ Shares and the Options, together, the “Securities”); and

C. while the purchase price of the Investors’ Shares is denominated in Australian Dollars, the sale and purchase of the Securities is intended to be conducted in United States Dollars.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any person, any other person which, directly or indirectly, through one or more intermediaries Controls, is controlled by, or is under common control with, such person.

“American Depositary Receipts” means the American Depositary Receipts issued in respect of the American Depositary Shares of the Company.

“American Depositary Shares” means the American Depositary Shares issued pursuant to that certain Deposit Agreement, dated January 24, 2005, by and among the Company, Citibank, N.A. and the holders of American Depositary Shares of the Company (the “Deposit Agreement”), each of which American Depositary Shares represents ten (10) of the Shares of the Company; and the Deposit Agreement being the only deposit agreement in respect of the Company’s American depositary shares, to which the Company is a party.

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“ASX” means ASX Limited and the market operated by it, the Australian Securities Exchange, as applicable.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Cleansing Statement” means a cleansing statement meeting the requirements of Section 708A(6) of the Corporations Act.

“Closing” means the closing of the purchase and sale of the Securities pursuant to the terms of this Agreement.

“Closing Date” means the date on which all conditions precedent to (a) the Investors’ obligations to pay the Purchase Price Amounts, and (b) the Company’s obligations to issue the Securities, have been satisfied or waived.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Shares, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Shares.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Effective Date” means the date on which the Registration Statement is declared effective by the SEC.

“Escrow Account” means the account opened by the Escrow Agent for the purpose of holding the Purchase Price Amounts pending the Closing.

“Escrow Agent” means Signature Bank.

“Filing Date” means the date on which the Registration Statement is filed with the SEC.

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“Governmental Authority” means any United States or Australian federal, state or local, or any non-United States and non-Australian governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body of any of the foregoing.

“Governmental Authorization” shall mean any consent, license, permit or registration issued or granted by any Governmental Authority or pursuant to any law; provided that any consent that may be required by a Governmental Authority as a party to an agreement acting in such Governmental Authority’s proprietary capacity rather than its regulatory capacity shall be deemed not to be a Governmental Authorization.

“Intellectual Property” means all of the following: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations, applications and renewals for any of the foregoing; and (e) proprietary computer software (including but not limited to data, data bases and documentation).

“Lien” means a lien, charge, security interest, encumbrance, right of first refusal, or pre-emptive right.

“Listing Rules” means the listing rules of the ASX.

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under the Agreement.

“Option Shares” means the Shares issuable or issued on the exercise of the Options.

“Registrable Securities” shall mean (a) the Investors’ Shares held by the Remaining Investors, (b) the Option Shares for which Options held by the Remaining Investors are exercisable or have been exercised, and (c) all other securities issued or issuable with respect to or in exchange for Registrable Securities, in each case, as of the Filing Date.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body; or, if there are no such voting interests, 50% or more of the equity interests of which are owned directly or indirectly by such first person.

“Treasurer’s Advice” means written advice from the Australian Treasurer under the FATA to the effect that the Commonwealth Government has no objection to the acquisition of the Securities under this Agreement.

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“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Investors’ Shares and the Options. On the terms and subject to the conditions of this Agreement, on the Closing Date, (a) the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to each of the Investors, free and clear of any Liens, the Investors’ Shares and the Options, in the respective numbers determined as set forth in Section 5.4 below, in exchange for the payment of the Purchase Price Amount by each Investor, as specified in Section 3 below, and (b) the Company shall lodge a Cleansing Statement with the ASX.

3. Closing.

3.1 Funding Escrow Account. Within 3 Business Days following the execution of the Agreement, each Investor shall have delivered to the Escrow Account its respective Purchase Price Amount, to be held, released and otherwise dealt with by the parties to the Escrow Agreement on the terms of the Escrow Agreement, to the extent not inconsistent with the terms of this Agreement.

3.2 Actions at Closing. Upon satisfaction of the conditions set forth in Section 5, or their express waiver by (a) the Company and a Closing Investor, in the case of the conditions set forth in Section 5.1, (b) a Closing Investor, in the case of the conditions set forth in Section 5.2, and (c) the Company, in the case of the conditions set forth in Section 5.3; the Closing Investor will require HPC Capital Management Corp. (“HPC”) to instruct the Escrow Agent (pursuant to the Escrow Deposit Agreement by and among HPC, the Escrow Agent and the Company, dated February 2, 2007 (the “Escrow Agreement”)), and hereby consents to such instruction, by way of a joint notice with the Company, to wire transfer, within one Business Day of receipt of such instructions, in same day funds, to the account of the Company that shall have been specified in writing by the Company, that Closing Investor’s (and only that Closing Investor’s and not any other Closing Investors’) Purchase Price Amount. The Closing shall take place at the offices of Moses & Singer LLP, 405 Lexington Ave., New York, NY, 10174, USA, or at such other location as the Company and the Closing Investors may mutually agree.

4. Closing Deliveries.

4.1 The Company’s Closing Deliveries. Without limiting the generality of any of the conditions to Closing contained in Section 5 hereof, at the Closing, the Company will deliver or cause to be delivered to each of the Closing Investors the following:

(a) a copy of the Cleansing Statement to be lodged with ASX on the Closing Date, in a form, and containing the information that is, sufficient to permit subsequent re-sale on the ASX of all of the Closing Investors’ Investors’ Shares;

(b) [Deleted].

(c) a holding statement and an option certificate from the Company’s Share and option registrar confirming that the name of the Closing Investor set forth on a signature page attached hereto has been entered onto the Company’s Share register and option register, and the Share and Option holding numbers of the Closing Investor, determined in accordance with Section 5.4, have been entered onto the Company’s Share register and option register;

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(d) [Deleted].

(e) a certificate, executed on behalf of the Company by its Managing Director, Chairman or Chief Financial Officer, dated as of the Closing Date, certifying that (i) no stop order or suspension of trading shall have been imposed by the SEC, the Australian Securities and Investments Commission (“ASIC”), the ASX, NASDAQ, or any other Governmental Authority or regulatory body with respect to public trading in the Shares or the American Depositary Receipts (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), (ii) the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and (iii) since the date of the execution of this Agreement (the “Execution Date”), there has not occurred a Material Adverse Effect;

(f) a certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company and the shareholders of the Company approving the transactions contemplated hereby (the “Contemplated Transactions”), including, without limitation, the issuance of the Securities, certifying the current versions of the Constitution of the Company and certifying as to the signatures and authority of persons signing the Agreement and related documents on behalf of the Company;

(g) an opinion from Blake Dawson Waldron, the Company’s Australian counsel, in the form attached hereto as Exhibit A, dated as of the Closing Date;

(h) an opinion from Curtis, Mallet-Prevost, Colt & Mosle LLP, the Company’s United States counsel, in the form attached hereto as Exhibit B, dated as of the Closing Date; and

(i) such other certificates, documents and instruments as the Investors may reasonably request in order to effect the Contemplated Transactions.

4.2 The Investors’ Closing Deliveries. Without limiting the generality of any of the conditions to Closing contained in Section 5 hereof, at the Closing, each Closing Investor will deliver to the Company:

(a) its Purchase Price Amount, being the United States Dollar amount set forth against its name on the signature page hereto (such amount to be delivered out of escrow as described in Section 3.2);

(b) the Investor’s Notice;

(c) the Evidence of Funding; and

(d) the Foreign Exchange Rate Notice.

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5. Conditions to Closing.

5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing of the following conditions:

(a) [Deleted];

(b) no proceeding shall have been commenced by any Governmental Authority against any Party seeking to restrain the Contemplated Transactions, and there shall not be in effect any law or governmental order directing that the Contemplated Transactions not be consummated or which has the effect of rendering it unlawful to consummate the Contemplated Transactions;

(c) the Company has procured approval, by the requisite majority of the shareholders of the Company, of the issue and allotment of the Investor’s Shares, the Options and the Option Shares at a general meeting of the shareholders of the Company, under Listing Rule 7.1 and otherwise in accordance with the Corporations Act, the Listing Rules and the NASDAQ Rules (the “Company Shareholder Approval”); and

(d) any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale and issue of the Securities and the consummation of the other Contemplated Transactions (except for the approvals referred to in Section 7.14(b), but only to the extent to which such approvals shall have been required in respect of the acquisition of any of the Option Shares), shall have been issued and received, and all of such shall be in full force and effect.

5.2 Additional Conditions to Obligations of the Investors. In addition to the closing conditions referred to in Section 5.1, the obligations of the Investors to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing of each of the following conditions:

(a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the dates as of which they are made;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have occurred a Material Adverse Effect between the Execution Date and the Closing Date;

(d) the Investors shall have received all the closing deliveries referred to in (i) Sections 4.1 (a) and (c); and (ii) Sections 4.1 (e) – (i);

(e) (i) no stop order or suspension of trading has been imposed by the SEC, ASIC, the ASX, NASDAQ, or any other Governmental Authority or regulatory body with

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respect to public trading in the Shares or the American Depositary Receipts (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing) on the ASX or NASDAQ, and (ii) at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, minimum prices shall not have been established on securities whose trades are reported by such service, or on the ASX or NASDAQ, a banking moratorium has not been declared by the Australian, the United States or the New York State authorities, there have not occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, the United States or the Australian financial market which, in each case, in the reasonable judgment of the Investor claiming the benefit of this clause, makes it impracticable or inadvisable to purchase the Securities at the Closing;

(f) the Company shall have issued the Investors’ Shares to, and shall have recorded the grant of the Options to, the Closing Investors (specifically, the Closing Investors shall have received holding statements and option certificates from the Company’s Share and option registrar confirming that the names and the security holding amounts of the Closing Investors set forth opposite the Closing Investors’ names on the signature pages attached hereto have been entered onto the Company’s Share register and option register); provided that the Company shall not be required to do so until the conditions to closing set forth in Section 5.3 have been satisfied; and

(g) the Company shall have issued a Cleansing Statement, in a form, and containing the information that is sufficient to permit subsequent re-sale on the ASX of all of the Closing Investors’ Investors’ Shares; provided that the Company shall not be required to do so until the conditions to closing set forth in Section 5.3 have been satisfied.

5.3 Additional Conditions to Obligations of the Company. In addition to the closing conditions referred to in Section 5.1, the obligations of the Company to effect the Contemplated Transactions shall be subject to the fulfillment on or before the Closing of each of the following conditions:

(a) the representations and warranties of the Investors contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except (i) for changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of-a particular date);

(b) the Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Investors on or prior to the Closing Date;

(c) the Investors shall have delivered to the Escrow Account their respective Purchase Price Amounts, to be held, released and otherwise dealt with by the parties to the Escrow Agreement on the terms of the Escrow Agreement, to the extent not inconsistent with the terms of this Agreement, and shall have provided evidence of the same to the Company (the “Evidence of Funding,” each such Investor, a “Closing Investor” and, together, the “Closing Investors”);

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(d) each Investor shall have delivered to the Company unqualified written notice to the effect that it believes that the conditions to closing referred to in Sections 5.1 and 5.2 (a), (b), (c), (d)(ii) and (e) have been satisfied (the “Investor’s Notice”); and

(e) each Investor shall have delivered to the Company the Foreign Exchange Rate Notice.

5.4 Foreign Exchange Rate Notice; Determination of the Investors’ Share and Option Numbers. Once the conditions to closing set forth in Sections 5.1, 5.2 (a), (b), (c), (d)(ii) and (e), and 5.3(a) – (d) have been satisfied (the “Pre-Closing Event”), the Investors will cause HPC to give the Company notice as to the Noon Buying Rate in United States Dollars for Australian Dollars as determined by the Federal Reserve Bank of New York (expressed in the format “[    ] United States Dollars to 1 Australian Dollar”), as displayed on the Federal Reserve Bank of New York’s website, which is located at http://www.ny.frb.org/markets/fxrates/noon.cfm, as of the date hereof) for the Business Day immediately following the date of the Pre-Closing Event (such rate, the “Foreign Exchange Rate,” and such notice, the “Foreign Exchange Rate Notice”). The Investors will cause HPC to include evidence of the Foreign Exchange Rate with the Foreign Exchange Rate Notice. As soon as practicable after receipt of the Foreign Exchange Rate Notice, but, in any event, no later than by the close of the trading day (as defined in the Listing Rules) which immediately follows the date of the delivery of the Foreign Exchange Rate Notice to the Company, the Company will instruct its Share and option registrar to (a) enter the names of the Closing Investors as set forth on the signature pages attached hereto onto the Company’s Share register and option register, (b) enter, opposite the Closing Investors’ names on the Company’s Share register, the Share holding numbers of the Closing Investors (each, the “Share Number”), determined, as to each Closing Investor, by (i) dividing that Closing Investor’s Purchase Price Amount by the Foreign Exchange Rate (the “Australian Dollar Equivalent”) and (ii) dividing the Australian Dollar Equivalent by A$0.23, (c) enter, opposite the Closing Investors’ names on the Company’s option register, the Option holding numbers of the Closing Investors, determined as to each Closing Investor, by multiplying that Closing Investor’s Share Number by two, and (d) issue holding statements and option certificates confirming the foregoing.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor, on and as of the Execution Date and as at the Closing (except as qualified by reference to the representation or the warranty being given as of a particular date only), that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

6.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries, as defined herein, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties (each, the “Corporate Power”). Each of the Company and its Subsidiaries is duly qualified and authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership of property makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Company’s or such Subsidiary’s business. No proceeding has been instituted in any jurisdiction seeking to revoke, limit or curtail any Corporate Power or the authority or qualification referred to in the

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preceding sentence of this paragraph. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of their respective constitution, certificate or articles of incorporation, bylaws or other organizational or charter documents.

6.2 [Deleted].

6.3 Authorization. Other than the Company Shareholder Approval, the Company has full power and authority to, has taken all action necessary to, and has caused its officers, directors and security holders to, take all action necessary to (a) enter into, authorize, execute and deliver the Agreement, (b) enter into, and authorize the performance of, all obligations of the Company under the Agreement, and (c) issue the Options and the Shares, including, without limitation, the Investors’ Shares, and no further action is required by the Company, its board of directors, or its security holders, in connection with the Agreement. The Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.4 Capitalization. Schedule 6.4 sets forth (a) the number of the Shares and other equity interests in the Company; (b) the number of Shares and other equity interests in the Company, issuable pursuant to the Company’s share plans and like plans; and (c) the number of Shares and other equity interests in the Company, issuable pursuant to securities (other than the Investors’ Shares and the Options) exercisable for, or convertible into, or exchangeable for, any Shares or other equity interests in the Company. All of the issued Shares (a) have been duly validly issued, (b) are fully paid, non-assessable and free of pre-emptive rights, (c) were issued in full compliance with applicable securities law and any rights of third parties, and (d) are free and clear of any Liens. Except as described on Schedule 6.4, no person is entitled, or, to the best of the Company’s knowledge, purports to be entitled, to any right of first refusal, pre-emptive right, right of participation, or any similar right, (a) to participate in the Contemplated Transactions or (b) otherwise with respect to any securities of the Company. Except as described on Schedule 6.4, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any Subsidiary is, or may be, obligated to issue any equity securities of any kind. Except as described on Schedule 6.4, there are no voting, buy-sell, outstanding or authorized stock appreciation, right of first purchase, phantom stock, profit participation or equity-based compensation agreements, options or arrangements, or like rights relating to the securities of the Company or agreements of any kind among the Company and any of its security holders. Except as described on Schedule 6.4, no person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person. Except as described in Schedule 6.4, the issuance and sale of the Investors’ Shares, the Options, or the Option Shares will not obligate the Company to issue Shares or other securities to any other person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding security. Except as described in Schedule 6.4, the Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

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6.5 Valid Issuance. When issued and paid for pursuant to this Agreement, the Securities and the Option Shares will be validly issued, fully paid and non-assessable, and will be free and clear of all Liens and restrictions, except for restrictions on transfer set forth in the Agreement or imposed by applicable laws.

6.6 Consents. The execution, delivery and performance by the Company of the Agreement, and the offer, issuance and sale of the Investors’ Shares, the Options and (except as expressly stipulated herein as required in the future under the circumstances under which they are expressly stipulated under the Agreement to be required) the Option Shares, require no waivers of the Listing Rules by the ASX, or any consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official, other than (a) lodgment of a Cleansing Statement with the ASX, (b) disclosure of the entry into the Agreement and, separately, the Closing, to the ASX, (c) application to the ASX for the listing of the Investors’ Shares and the Option Shares for trading thereon in the time and manner required hereunder, (d) post-sale filings pursuant to applicable state and federal securities laws, which the Company undertakes to file within the applicable time periods, and (e) the Company Shareholder Approval. The Company has taken all action necessary to exempt (a) the issuance and sale of the Investors’ Shares and the Options, (b) the issuance of the Option Shares upon due exercise of the Options, and (c) the other Contemplated Transactions, including without limitation, the issuance of the Investors’ Shares, the grant of the Options, the ownership, disposition and voting of the Investors’ Shares and the Option Shares by the Investors, and the exercise of any right granted to the Investors pursuant to the Agreement, from the provisions of (i) any shareholder rights or like plan or other “poison pill” arrangement, (ii) except as set forth in Section 7.14, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject, and (iii) any provision of the Company’s constitution that is or could reasonably be expected to prohibit the Contemplated Transactions.

6.7 Reporting; Business.

(a) The Company has filed the “Regulator Reports,” being all the reports, schedules, forms, statements, notices and other documents required to be filed by the Company under applicable law, regulations, and trading market rules and regulations, including, without limitation, the Corporations Act, the Securities Act, the 1934 Act, the NASDAQ Rules and the Listing Rules, for the two years preceding the date hereof (or such shorter period during which the Company was required by law, regulations, and trading market rules and regulations to file such material) on a timely basis, or has received a valid extension of such time of filing and has filed all such Regulator Reports prior to the expiration of any such extension. As of their respective dates, the Regulator Reports complied in all material respects with the requirements of applicable law, and none of the Regulator Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as specifically set forth in a subsequent Regulator Report, the financial statements of the Company included in the Regulator Reports comply in all material respects with applicable accounting requirements and the laws, rules and regulations with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with the bodies of accounting principles stated therein applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto.

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(b) Except as described on Schedule 6.7, each registration statement and any amendment thereto filed by the Company pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.8 Use of Proceeds. The net proceeds of the sale of the Investors’ Shares and the Options hereunder shall be used by the Company, principally, only for working capital and general corporate purposes, and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), to redeem any securities or to settle any outstanding litigation.

6.9 No Material Adverse Effect. Schedule 6.9 sets out the Company’s financial statements as of and for the six month period ended December 31, 2006 (the “Interim Financial Statements”). The Interim Financial Statements comply in all material respects with applicable accounting requirements and the laws, rules and regulations with respect thereto as in effect at the date thereof and have been prepared in accordance with the bodies of accounting principles stated therein applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements. Since December 31, 2006, except as identified and described in the Regulator Reports or as described in Schedule 6.9, there has not been an event or condition that has had a Material Adverse Effect.

6.10 No Conflict, Breach, Violation or Default. Except as described on Schedule 6.10, the execution and delivery of, and the performance of the terms of, the Agreement by the Company, and the issuance and sale of the Securities and the Option Shares will not (a) result in the creation of any Lien in respect of any property of the Company or any of its Subsidiaries, or (b) violate, conflict with, result in a breach of any provision of, require any notice or consent under, constitute a default under, result in the termination of, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, any of the terms, conditions or provisions of (u) the Company’s constitution, as in effect on the date hereof, or (x) except as qualified in Section 7.14(b), but solely in respect of issuance of Option Shares solely under the circumstances described therein, any statute, rule, regulation or order of any Governmental Authority or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (y) any material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject (or render any such agreement or instrument voidable or without further effect), or (z) the NASDAQ Rules or the Listing Rules; except that the representations set forth in clauses (x) and (z) hereof assume that all the Investors are eligible under applicable law to exercise Options and acquire and hold Option Shares.

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6.11 Tax Matters. The Company and each Subsidiary have each timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate Governmental Authorities and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any taxing authority, except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

6.12 Title to Properties. Except as disclosed in the Regulator Reports, the Company and each Subsidiary each has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from Liens, claims, and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the Regulator Reports, the Company and each Subsidiary hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

6.13 [Deleted].

6.14 Intellectual Property.

(a) All patents of the Company and its Subsidiaries necessary for the conduct of their respective businesses are, to the Company’s knowledge, valid and enforceable. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted, has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s or its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted, to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license)

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(collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c) Except as set forth on Schedule 6.14, to the Company’s knowledge, the Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s or its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted, and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all Liens, adverse claims or obligations to license all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. To the Company’s knowledge, the Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property used or held for use in the respective businesses of the Company and its Subsidiaries.

(d) Except as set forth on Schedule 6.14, to the Company’s knowledge, the conduct of the Company’s and its Subsidiaries’ businesses, as currently conducted, does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s knowledge, the Intellectual Property of the Company and its Subsidiaries which are necessary for the conduct of Company’s and its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted, are not being Infringed by any third party. Except as set forth on Schedule 6.14, there is no litigation or order pending or outstanding or, to the Company’s knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property owned by a third party, and, to the Company’s knowledge, there is no valid basis for the same.

(e) The consummation of the Contemplated Transactions will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted.

(f) The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property. Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses, as currently conducted or as currently proposed to be conducted, has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof. To the Company’s

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knowledge, except under valid, enforceable and comprehensive confidentiality obligations, there has been no material disclosure of any of the Company’s or its Subsidiaries’. Confidential Information to any third party.

6.15 Environmental Matters. To the Company’s knowledge, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any Governmental Authority or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s knowledge, threatened investigation that might lead to such a claim.

6.16 Litigation.

(a) Except as described on Schedule 6.16, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

(b) Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any action, suit, proceeding, or investigation involving a claim of violation of or liability under securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is no pending or contemplated investigation by the SEC or ASIC involving the Company or any current or former director or officer of the Company. Neither ASIC nor the SEC have issued any stop order or other order suspending the effectiveness of, respectively, any prospectus or registration statement filed by the Company or any Subsidiary.

6.17 Compliance. Except as described on Schedule 6.17, neither the Company nor any Subsidiary (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or Governmental Authority, or (c) is or has been in violation of any statute, rule or regulation of any Governmental Authority, including, without limitation, all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

6.18 [Deleted].

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6.19 [Deleted].

6.20 Brokers and Finders. No person will have, as a result of the Contemplated Transactions, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as described in Schedule 6.20.

6.21 No Directed Selling Efforts or General Solicitation; Regulation S.

(a) Neither the Company, nor, to its knowledge, any person acting on its behalf, has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

(b) All solicitations, offers and sales, in respect of each Investor who is not a U.S. Person, occurred in an offshore transaction, as defined under Regulation S, outside of the U.S.

(c) To the Company’s knowledge there have been no directed selling efforts in the U.S., as defined under Regulation S.

6.22 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security of the Company or solicited any offers to buy any security, or plans to conduct such offers or solicitations, in a manner, or under circumstances, that (a) would adversely affect reliance by the Company on the provisions of the Securities Act for the exemption from registration for the transactions contemplated hereby or (b) would require registration of the Securities under the Securities Act or (c) would cause such offer or solicitation, to be deemed integrated with the offering of the Securities, whether under the Listing Rules, the NASDAQ Rules, the Securities Act, or otherwise.

6.23 Private Placement. Provided that the Investors’ representations and warranties in Sections 7.3, 7.4, 7.5, 7.6, 7.8 and 7.9 are true and correct, the offer and sale of the Securities to the Investors, as contemplated hereby, is exempt from the registration requirements of the Securities Act. No prospectus is required to be issued under the Corporations Act (a) in respect of the offer and sale of the Securities to the Investors, provided that the Investors’ representation and warranty in Section 7.8(b) is true and correct, (b) in respect of any sale by any Investors of any Investors’ Shares, provided that a Cleansing Statement is issued in accordance with Section 2, and (c) in respect of any sale by any Investors of any Option Shares, provided that Cleansing Statements are issued in accordance with Section 8.14 or otherwise except as expressly set forth therein.

6.24 [Deleted].

6.25 [Deleted].

6.26 [Deleted].

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6.27 Disclosures. The written materials delivered by the Company to either of HPC and the Investors in connection with the transactions contemplated by the Agreement (the “Materials”), when read and considered together with the Regulator Reports, (a) do not contain any untrue statement of a material fact, or (b) omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.28 Foreign Private Issuer. The Company is a “foreign private issuer” as that term is defined in Rule 405 under the Securities Act.

6.29 SUSMI.

(a) The securities exchanges and inter-dealer quotation systems in the United States in the aggregate did not constitute the single largest market for the Company’s equity securities in the Company’s most recent fiscal year.

(b) Either (i) less than twenty percent (20%) of all trading in the Company’s equity securities took place in, on or through the facilities of securities exchanges and inter-dealer quotation systems in the United States or (ii) no less than fifty-five (55%) of such trading took place in, on or through the facilities of the ASX in the Company’s most recent fiscal year.

6.30 Exchange Notices. Except as set forth on Schedule 6.30, the Company is in compliance with all listing and maintenance requirements of the ASX and NASDAQ.

6.31 No Registration Rights. Except as set forth on Schedule 6.31, no Person has any right to require the Company to effect a registration under the Securities Act of any securities of the Company.

6.32 Continuous Disclosure. The Company is not in breach of its continuous disclosure obligations under the Listing Rules and the Corporations Act.

6.33 Entitlement to Rely on Disclosure Exemption. The Company and the Investors are entitled to rely on the sale offer exemption under s708A(5) of the Corporations Act in respect of the Investors’ Shares, in that, in particular:

(a) for 12 months preceding the Closing Date the Shares were quoted on the ASX at all times, without suspension for more than five trading days, as defined under the Listing Rules;

(b) no exemption under Section 111AS or Section 111AT of the Corporations Act applied to the Company, or any director or auditor of the Company, during the 12 months preceding the Closing Date;

(c) no order under Section 340 or Section 341 of the Corporations Act applied to the Company, or any director or auditor of the Company, during the 12 months preceding the Closing Date; and

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(d) there exist no circumstances that would cause ASIC to make a determination under Section 708A(2) of the Corporations Act.

6.34 [Deleted].

6.35 Self-Reliance. The Company’s decision to enter into this Agreement has been based solely on its own evaluation of the Contemplated Transactions. The Company has been represented and advised by advisors of their own choice, including financial advisors, tax advisors and legal counsel, who have assisted the Company in understanding and evaluating the risks and merits associated with the Contemplated Transactions.

6.36 Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company, (b) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any security of the Company, or (c) paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company; other than, in the case of clauses (b) and (c), compensation paid HPC in connection with the placement of the Securities.

6.37 [Deleted].

7. Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

7.1 Organization and Existence. Except where the Investor is an individual, the Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the Contemplated Transactions and otherwise to carry out its obligations hereunder.

7.2 Authorization. The execution, delivery and performance by the Investor of the Agreement have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

7.3 Purchase Entirely for Own Account. The Securities will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act or the Corporations Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act or the Corporations Act, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of the Securities in compliance with applicable Australian and United States federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Securities for any period of time.

7.4 Investment Experience. The Investor understands that an investment in the Company involves significant risk. The Investor does not require the funds being used to

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purchase the Securities for its liquidity or other needs, possesses the ability to bear the economic risk of holding the Securities purchased hereunder indefinitely and can afford a complete loss of his or her investment in the Securities. The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby and has so evaluated the merits and risks of the investment. The Investor’s decision to enter into the Agreement has been based solely on its own evaluation of the Contemplated Transactions. The Investor has been represented and advised by advisors of their own choice, including financial advisors, tax advisors and separate legal counsel, who have assisted the Investor in understanding and evaluating the risks and merits associated with the Contemplated Transactions.

7.5 Disclosure of Information. The Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of, and receive answers from, the Company, regarding the Company, its business and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement; and no Investor shall be adversely affected by, or have any liability to the Company in connection with, the Investor’s failure to exercise reasonable or any other degree of care during the course of negotiating this Agreement or considering the transactions hereunder. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the Contemplated Transactions constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Contemplated Transactions.

7.6 Restricted Securities. The Investor understands that (a) the Securities have not been registered under the Securities Act or any applicable state securities law, (b) the Securities are characterized as “restricted securities” under the U.S. federal securities laws, (c) under such laws and applicable regulations, the Securities may be resold without registration under the Securities Act only in certain limited circumstances, (d) to the extent to which an Investor is not a U.S. Person, as defined in Rule 902(k) of Regulation S under the Securities Act (a “U.S. Person”), the Securities purchased by the Investor hereunder may not be re-sold in the United States or to U.S. Persons within the applicable distribution compliance period unless such Securities are registered or an exemption from registration is available. The Company has made no representations as to applicability or availability of such limited circumstances or the Investors’ ability to resell the Securities to U.S. Persons or otherwise. All subsequent offers and sales of the Investors’ Shares, the Options and/or the Option Shares by the Investor shall be made (x) pursuant to registration of the Investors’ Shares, the Options or the Option Shares under the 1933 Act or pursuant to an exemption from registration and (y) in compliance with applicable blue sky laws and regulations.

7.7 Uncertificated Securities. It is understood that the Securities are uncertificated, consistent with the Australian practice, and their ownership is evidenced by entry on the securities registers maintained by a third party and receipt of a statement therefrom. It is further understood that, as a result of the uncertificated status of the securities, no re-sale restriction legends of the kind customary in the United States will be available for review to potential third party purchasers of the Securities.

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7.8 Accredited Investor. The Investor is, was as at the earlier of the times at which it was offered the Securities or solicited to offer to purchase the Securities, and expects that, on each date on which it will exercise its Options, it will continue to be:

(a) an “Accredited Investor,” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act; or

(b) if the Investor receives any offer or a solicitation to purchase the Securities within a jurisdiction to which Chapter 6D of the Corporations Act applies, a person satisfying the requirements of section 708(8) of the Corporations Act (a “Sophisticated Investor”) and/or a “Professional Investor,” as defined under the Corporations Act, who is also not a U.S. Person; or

(c) (i) not a U.S. Person, (ii) the Investor receives any offer or a solicitation to purchase the Securities outside the jurisdiction to which Chapter 6D of the Corporations Act applies, and (iii) the Investor is a person to whom an offer or a solicitation to purchase the Securities may be lawfully made under applicable law.

7.9 No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

7.10 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

7.11 Prohibited Transactions.

(a) Subject to the provisions of Section 7.1l(b), commencing at the time that the Investor or its Affiliates first became aware of the possibility of the Contemplated Transactions and ending at the Execution Date, neither the Investor nor any Affiliate of the Investor which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to the Investor’s investments or trading or information concerning the Investor’s investments, including in respect of the Securities, or (iii) is subject to the Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any transaction, including any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-l(h) under the 1934 Act) with respect to the Shares, the American Depositary Receipts, or the Company’s securities trading on any other fading market (the Shares, the American Depositary Receipts and such securities, together, the “Traded Securities”), granted any other right (including, without limitation, any put or call option) with respect to the Traded Securities, or with respect to any security that includes, relates to or derived any significant part of its value from a Traded Security, or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). The Investor acknowledges that the representations, warranties and covenants contained in this Section 7.11 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against the Investor arising out of any breach or violation of the provisions of this Section 7.11, in accordance with the terms of the Agreement.

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(b) Notwithstanding anything contained in Section 7.11(a), in the case of an Investor or its Affiliate that is a multi-managed investment vehicle, whereby separate portfolio managers manage separate portions of the Investor’s assets, and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Investor’s or the Affiliate’s assets, the representation set forth in Section 7.11(a) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities.

7.12 Statutory Disqualification. The Investor is not subject to a statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

7.13 Australian Foreign Investment Review Board Approval. The acquisition of the Investors’ Shares will not require the Investor to seek prior approval of the Foreign Investment Review Board under Australian Foreign Acquisitions and Takeovers Act 1975 (Cth) (the “FATA”).

7.14 Takeover Threshold.

(a) As a result of the issuance of the Investors’ Shares, no Investor shall have acquired a relevant interest in Shares which causes the voting power in the Company of any of the Investors, or an associate (as defined in the Corporations Act) of an Investor, to exceed 20%, or to increase from a starting point that is above 20% and below 90%.

(b) The Investor understands that if, as a result of any of the Contemplated Transactions, an Investor will acquire a relevant interest in Shares which causes the voting power the Investor or its associates (as defined in the Corporations Act) in the Company to exceed 20%, or to increase from a starting point that is above 20% and below 90%, and there is no relevant exception to the acquisition of the relevant Shares under the Corporations Act, the Investor may not acquire the relevant Shares until and unless approval, by the requisite majority of the shareholders of the Company, of the acquisition of the relevant Shares shall have been granted at a general meeting of the shareholders of the Company, in accordance with the Corporations Act and the Listing Rules.

7A. Terms of the Options.

7A.1 Nature of Options.

(a) Each Option shall grant the holder of that Option the right, but not the obligation, to purchase from the Company, one Option Share, at an exercise price of AU$0.23 per Option Share (the “Per Share Exercise Price”).

(b) Each Option shall be exercisable at any time after the Closing and prior to the fourth anniversary date of the Closing Date (the “Expiration Date”), after which time it will lapse.

(c) Except as expressly provided in this Section 7A, the holder of an Option shall not have any right to participate in any subsequent offering of Shares or equivalent securities in the Company, without first exercising that Option.

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(d) The Company shall grant each Investor two (2) Options for each Investors’ Share.

7A.2 Exercise of Options. Without limiting the generality of the other provisions of the Agreement, an Option holder may exercise any of its Options, in such number determined by the Option holder in its sole discretion, subject to the limitations set forth herein, at any time prior to its or their expiration, by delivery of (a) a copy, whether facsimile or otherwise, of a duly executed Option exercise form in the form attached hereto as Appendix C (the “Exercise Form”) to the Company during normal business hours on any business day (as defined under the Listing Rules) at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Option holder), and (b) payment of an amount equal to the Per Share Exercise Price multiplied by the number of Option Shares in respect of which the Options are being exercised at the time (the “Exercise Price”), by wire transfer to the account specified by the Company from time to time or by bank draft delivered to the Company during normal business hours on any business day (as defined under the Listing Rules) at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Option holder). As soon as reasonably practicable, but in any event no later than one trading day (as defined in the Listing Rules) after receipt of a duly completed Exercise Form and the payment referred to in the foregoing sentence, the Company shall cause its Share registrar to (a) issue the Option Shares that are, in accordance with the terms hereof, subject to the exercise of the Options and (b) provide to the Investor holding statements evidencing that the Option Shares have been recorded on the Share register.

7A.3 Exercise Limitations. The Company shall not effect any exercise of any Option, and the Option holder shall not have the right to exercise any Options, if:

(a) after giving effect to an issuance of Option Shares following the exercise, (i) the Option holder and its associates (as defined in the FATA) would have a controlling interest (as defined in the FATA), and (ii) the Option holder is a foreign person for the purposes of the FATA; until and unless:

(x) the Option holder has received the Treasurer’s Advice;

(y) the period provided under the FATA, during which the Treasurer may make an order under the FATA (including an interim order under Section 22 thereof) in relation to the acquisition of the Option Shares, has passed without such an order being made; or

(z) if an interim order under Section 22 of the FATA has been made, the subsequent period under the FATA for making a final order prohibiting the acquisition of the Securities has passed without a final order being made; or

(b) (i) the voting power of an Investor, or any associates (as defined in the Corporations Act) of an Investor, in the Company would exceed 20%, or would increase from a starting point that is above 20% and below 90%, and (ii) there is no relevant exception to the acquisition of the relevant Shares under the Corporations Act; until and unless approval, by the requisite majority of the shareholders of the Company, of the acquisition of the Option Shares has been granted at a general meeting of the shareholders of the Company, in accordance with the Corporations Act and the Listing Rules.

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7A.4 [Deleted].

7A.5 Bonus Issues. If, prior to an exercise of an Option, the Company makes an issue of Shares by way of capitalization of profits or out of its reserves (other than pursuant to a dividend reinvestment plan), pursuant to an offer of such Shares to at least all the holders of Shares resident in Australia, then on exercise of the Option, the number of Shares over which an Option is exercisable is increased by the number of Shares which the holder of the Option would have received if the Option had been exercised before the date on which entitlements to the issue were calculated.

7A.6 Rights Issues. If, prior to an exercise of an Option, any offer or invitation is made by the Company to at least all the holders of Shares resident in Australia for the subscription for cash with respect to Shares, options or other securities of the Company, the Per Share Exercise Price shall be reduced as specified in the Listing Rules in relation to pro-rata issues (except bonus issues).

7A.7 Reconstruction of Capital. In the event of a consolidation, subdivision or similar reconstruction of the issued capital of the Company, and subject to such changes as are necessary to comply with the Listing Rules applying to a reconstruction of capital at the time of the reconstruction:

(a) the number of the Option Shares to which each Option holder is entitled on exercise of the outstanding Options shall be reduced or increased in the same proportion as, and the nature of the Option Shares shall be modified to the same extent that, the issued capital of the Company is consolidated, subdivided or reconstructed (subject to the same provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the consolidation, subdivision or reconstruction); and

(b) an appropriate adjustment shall be made to the Per Share Exercise Price of the outstanding Options, with the intent that the total amount payable on exercise of the Options shall not alter.

7A.8 [Deleted].

7A.9 [Deleted].

7A.10 Cumulative Adjustments. Full effect shall be given to Sections 7A.5 to 7A.7, as and when occasions of their application arise and in such manner that the effects of the successive applications of them are cumulative, the intention being that the adjustments they progressively effect will be such as to reflect, in relation to the Option Shares issuable on exercise of the Options outstanding, the adjustments which on the occasions in question are progressively effected in relation to Shares already on issue.

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7A.11 Notice of Adjustments. Whenever the number of Option Shares or the Per Share Exercise Price is adjusted pursuant to this Agreement, the Company shall give notice of the adjustment to all the Option holders, within three Business Days thereof.

7A.12 Redemption. The Options shall not be redeemable by the Company.

7A.13 Transfer. The Options are not transferable, except pursuant to an exemption from registration under the Securities Act and, if transferred to a person resident or incorporated in Australia, pursuant to an exemption from registration under the Securities Act and to Sophisticated Investors and/or “Professional Investors,” as that term is defined under the Corporations Act.

8. Additional Covenants and Agreements.

8.1 Ranking of the Investors’ Shares. The Investors’ Shares shall rank equally in all respects with the existing Shares on the date of issue of the Investors’ Shares, and the Option Shares shall rank equally in all respects with the existing Shares on the date of issue of the Option Shares.

8.2 Reports. The Company shall furnish to the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Investors and/or assignees shall hold in confidence any confidential or proprietary information received from the Company and identified as such at the time of disclosure of such information and shall use any such confidential or proprietary information solely for the purpose of monitoring and evaluating their investment in the Company and; provided, further, that the Company shall not be required to provide any information to the Investors which, if disclosed to such Investors and/or their assignees pursuant to the terms of this Section 8.2, would, in the good faith reasonable judgment of the Company, cause the Company or any Subsidiary to violate the terms of a confidentiality undertaking binding on the Company or such Subsidiary or any of the Listing Rules, the NASDAQ Rules, or applicable law. Each Investor and/or assignee acknowledges that it is aware, and that it will advise its representatives who are given access to such information, that securities laws may prohibit a person who has material, non-public information concerning matters that may be disclosed to it pursuant to this Section 8.2 from purchasing or selling securities of the Company or a company which may be, or may be affiliated with, a party to a business arrangement or proposed business arrangement with the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Agreement.

8.4 [Deleted].

8.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all Governmental Authorities and, for as long as the Shares are listed on the ASX, the Listing Rules. The Investors shall at all times comply with all of the provisions of the Corporations Act, the Securities Act and the 1934 Act.

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8.6 [Deleted].

8.7 Consents; Approvals. The Parties shall coordinate and cooperate with each other and shall each use their commercially reasonable best efforts to obtain (and shall each refrain from taking any willful action that would impede or delay obtaining) all consents, waivers, approvals, authorizations and orders needed to consummate the Contemplated Transactions, including, without limitation, all shareholder approvals referred to herein; and the Company shall make all payments necessary to obtain consents, waivers, approvals, authorizations and orders of third parties needed to consummate the Contemplated Transactions.

8.8 Further Assurances. The Parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the Contemplated Transactions and to evidence the fulfillment of the agreements herein contained. Without limitation of the foregoing, the Company shall exercise its commercially reasonable efforts to procure Share holder approval in the circumstances referred to in Section 7.14.

8.9 Form D; Blue Sky Filings. The Company shall timely file a Form D with respect to the Securities, as required under Regulation D, and shall provide a copy thereof, promptly upon request of any Investor.

8.10 Reports. As long as any Investor owns any Securities, the Company covenants to use good faith commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the Execution Date pursuant to applicable law. As long as any Investor owns any Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and make publicly available, in accordance with Rule 144(c), such information as is required for the Investors to sell the Securities within the United States under Rule 144. The Company further covenants that it will take such further action as any holder of the Securities may reasonably request, to the extent required from time to time to enable such person to sell such Securities within the United States without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

8.11 Integration. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf shall, directly or indirectly, make any offers or sales of any security of the Company or solicit any offers to buy any security, or plan to conduct such offers or solicitations, in a manner, or under circumstances, that (a) will adversely affect reliance by the Company on the provisions of the Securities Act for the exemption from registration for the transactions contemplated hereby, or (b) will require registration of the Securities under the Securities Act.

8.12 ASX Listing; Registration Rights in the Event of Delisting from the ASX.

(a) The Company shall ensure that the Shares remain continuously quoted on the ASX without suspension for more than five trading days (as defined in the Listing Rules) in any 12 month period, until the Filing Date.

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(b) At any time after the Closing Date, the Company may give notice (the “Registration Rights Notice”) to each Investor that it desires to enter into a registration rights agreement with the Investors. If the Company gives the Registration Rights Notice, the Company and each Investor that holds any Investors’ Shares, Option Shares and/or Options (collectively, the “Remaining Investors”) shall use commercially reasonable efforts to enter into, within thirty (30) days of the date of receipt of the Registration Rights Notice by all the Remaining Investors (the “Notice Date”), a registration rights agreement (the “Registration Rights Agreement”) on terms customary for transactions of the kind contemplated, including, without limitation, the following terms:

(i) the Company will prepare and file with the SEC a registration statement on such form as is available to effect a registration for resale of the Registrable Securities, covering the resale of all of the Registrable Securities (the “Registration Statement”), and use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable;

(ii) the Company will pay all expenses associated with the registration, including, without limitation, filing and printing fees, the Company’s counsel and accounting fees and expenses, costs, if any, associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, reasonable fees and expenses of one counsel to the Remaining Investors and the Remaining Investors’ reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold;

(iii) in the event that (x) a Registration Statement is not declared effective by the SEC prior to the earlier of (A) five (5) Business Days after the SEC shall have informed the Company that no review of the Registration Statement will be made or (B) the 60th day after the Filing Date or, if the SEC staff comment on, or indicate that it will comment on, the Registration Statement, the 120th day after the Filing Date, or (y) after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), but excluding the inability of any Remaining Investor to sell the Registrable Securities covered thereby due to market conditions or an Allowable Grace Period, then the Company will make pro rata payments to each Remaining Investor, as liquidated damages and not as a penalty, in an amount equal to 1% of the sum total of that Remaining Investor’s Purchase Price Amount and Exercise Price in respect of the Registrable Securities, for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective, with a maximum penalty of 10% of the Purchase Price Amount;

(iv) the Company shall have the right to delay, including, without limitation, by delaying the filing or effectiveness of a Registration Statement, the disclosure of material, non-public information concerning the Company the disclosure of which at the time is not, in the reasonable opinion of the Company in the best interest of the Company and, as applicable, suspend sales of Registrable Securities under an effective Registration Statement or suspend trading of its securities on any exchange; provided, that (x) no such delay or suspension

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in respect of trading on the ASX shall exceed 5 trading days (as defined in the Listing Rules) in any 12 month period, and (y) no such delay or suspension in respect of trading on any exchange other than the ASX (a “Grace Period”) shall exceed 15 consecutive days and during any 365 day period such Grace Periods shall not exceed an aggregate of 45 days (an “Allowable Grace Period”);

(v) the Company will use commercially reasonable efforts to cause the Registration Statement with respect to each Remaining Investor to remain continuously effective for a period (the “Effectiveness Period”) that will terminate, with respect to any Remaining Investor, upon the earlier of (x) the date on which all the Registrable Securities of such Remaining Investor have been sold and (y) the date on which all the Registrable Securities of such Remaining Investor may be sold in any three (3) month period pursuant to Rule 144, and will advise each Remaining Investor when the Effectiveness Period has expired with respect to such Remaining Investor;

(vi) the Company will provide copies to and permit counsel designated by the Remaining Investors to review the Registration Statement and all amendments and supplements thereto no fewer than five (5) Business Days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(vii) the Company will use commercially reasonable efforts to cause the Registrable Securities to be listed on NASDAQ;

(viii) to the extent it is required to do so, the Company shall make the NASD Rule 2710 filing with the NASD concurrently with the Company’s initial filing of the Registration Statement with the SEC; and

(ix) each Remaining Investor shall (A) furnish to the Company such information regarding itself, the Registrable Securities, other securities of the Company held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably requested by the Company to effect and maintain the effectiveness of the Registration Statement, (B) execute such documents in connection with such Registration Statement as the Company may reasonably request and (C) immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement during any valid Grace Period or otherwise upon notice from the Company of (x) the issuance of any stop order or other suspension of effectiveness of a Registration Statement by the SEC, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction by the applicable regulatory authorities or (y) the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) the failure of the prospectus included in a Registration Statement, as then in effect, to comply with the requirements of the Securities Act until such Investor’s receipt of a supplemented or amended prospectus or receipt of notice that no supplement or amendment is required.

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8.13 Continuous Disclosure. The Company shall comply with its continuous disclosure obligations under the Corporations Act and the Listing Rules.

8.14 Future Cleansing Statements. For as long as the Shares are listed on the ASX:

(a) No later than five (5) business days (as defined in the Corporations Act) after the issuance of any Option Shares, the Company shall (i) issue, if permitted by applicable law, a Cleansing Statement and (ii) notify the Investor to whom the Option Shares have been issued that it has issued such Cleansing Statement. The Company shall use its commercially reasonable efforts to ensure that it is able to issue Cleansing Statements at all times until all the Options have been exercised.

(b) Subject to the provisions of Section 8.14(e), notwithstanding receipt of the Exercise Form and Exercise Price in respect of Option Shares, if an issue of a Cleansing Statement referred to in Section 8.14(a) would require the Company to disclose information not otherwise required to be disclosed because of an exception in Listing Rule 3.1A in accordance with Section 708A(6)(e) of the Corporations Act, the Company may delay the issuance of the Option Shares for a period not exceeding fifteen (15) consecutive days after receipt by the Company of the Exercise Form (the “Delay Period”); provided, that during any 365-day period, the aggregate number of days in the Delay Periods shall not exceed forty-five (45) days.

(c) Subject to the provisions of Section 8.14(e), if an issue of a Cleansing Statement referred to in Section 8.14(a) would (i) not be permitted under applicable law, or (ii) would not result in the Option Shares to which such Cleansing Statement would relate, being eligible to be freely and immediately traded on the ASX by the Investor or Investors, the Company shall as soon as practicable, but in any event no later than twenty (20) Business Days after receipt by the Company of the Exercise Form and Exercise Price for the Option Shares, lodge with the ASIC a disclosure document for the purposes of Chapter 6D of the Corporations Act (a “Disclosure Document”) covering the Option Shares to which the Cleansing Statement would have related and indemnify and hold harmless the relevant Investor or Investors against any liability in respect of the Disclosure Document. Notwithstanding the foregoing sentence, the Company (i) shall not be required to issue any such Disclosure Document or any Option Shares corresponding to such Disclosure Document during any Delay Period, (ii) shall not be required to issue the Option Shares until the Disclosure Document has been lodged with ASIC, and (iii) shall not be required to lodge more than one Disclosure Document with ASIC during any ninety (90) day period, including, without limitation, all disclosure documents for the purposes of Chapter 6D of the Corporations Act required to be issued pursuant to any registration rights agreement, note, warrant or other agreement or security to which the Company is a party (provided, however, that (x) not later than ten (10) Business Days prior to the date on which it proposes to lodge any such disclosure document (the “Disclosure Document Lodging Date”), the Company shall notify the Investors of such Disclosure Document Lodging Date and (y) the Company shall cover in such disclosure document a sale of such Option Shares (A) as any of the Investors may choose to describe in a notice to the Company that any of the Investors may give no later than five (5) Business Days prior to the Disclosure Document Lodging Date, and (B) for which the Company shall have received an Exercise Notice or Exercise Notices and the Exercise Price no later than two (2) Business Days prior to the Disclosure Document Lodging Date).

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(d) Subject to the provisions of Section 8.14(e), on each occasion on which the Company issues any Option Shares, the Company will (i) within two (2) trading days (as, defined under the Listing Rules) following the issuance of any Option Shares, apply to the ASX for unconditional admission to trading of the Option Shares, and (ii) take all reasonable measures to ensure that, from the time of issue of the Option Shares, the Option Shares are eligible to be freely and immediately traded on the ASX.

(e) In the event that the Company elects to delay the issuance of any Option Shares pursuant to Sections 8.14(b) or (c), the Company shall notify the Investor of the delay and the length thereof. If, at any time during such delay, the Investor notifies the Company in writing that it wishes to exercise its right to exercise its Options, notwithstanding such delay, the Company will issue the relevant Option Shares to the Investor, it being understood that any Option Shares thus issued will not be covered by a Cleansing Statement or a Disclosure Document and consequently may not, to the extent limited as provided in the Corporations Act, for a period of up to twelve (12) months from the date of their issuance of the Disclosure Document under section 8.14(c), be sold or transferred, or have any interest in, or option over, them granted, issued or transferred.

8.15 Conduct of the Business Prior to Closing. Except as otherwise expressly contemplated by this Agreement or set forth in Schedule 8.15, between the Execution Date and the Closing:

(a) the Company will, and will cause each of its Subsidiaries to, (x) conduct its and their business in all material respects as it is conducted in the ordinary course of business, consistent with past practice, and in accordance with applicable law, with no less diligence and effort than would be applied in the absence of this Agreement, and (y) use commercially reasonable efforts to maintain relations and goodwill with suppliers, customers, landlords and creditors thereof in the ordinary course of business consistent with past practice;

(b) the Company will not, and will cause its Subsidiaries not to, without the prior written consent of the Investors, which will not be unreasonably withheld or delayed:

(i) amend or otherwise modify the organizational documents of the Company or any of its Subsidiaries;

(ii) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (1) any equity interests of the Company or any of the Subsidiaries, (2) any options, warrants, convertible securities or other rights of any kind to acquire any equity interest, or any other ownership interest, of the Company or any of the Subsidiaries, or (3) any material portion of the assets of the Company or any of the Subsidiaries;

(iii) reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any of the securities of the Company or the Subsidiaries;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries or otherwise permit the corporate existence of the Company or any of the

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Subsidiaries or the rights or franchises or any license, permit or authorization under which the business of the Company or any of the Subsidiaries operates, to be suspended, lapsed or revoked; or

(v) agree to do any of the foregoing.

8.16 Acknowledgement Regarding Investors’ Trading Activity. Subject to the Corporations Act and ASX Market Rules, the Investors may purchase and/or sell, long or short, securities of the Company and “derivative” securities based on the Company’s securities, and hold or not hold the Securities for any term, except in the period commencing on the Execution Date and ending on the Closing Date. The Company acknowledges and agrees that past and/or future open market and other transactions by any Investor, including, without limitation, short sales, before or after the Closing, may negatively impact the market price of the Company’s publicly-traded securities. No Investor shall be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction based on the Company’s securities. Subject to applicable securities laws, other than in the period commencing on the Execution Date and ending on the Closing Date, any Investor may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Option Shares deliverable with respect to the Options is being determined, notwithstanding the fact that such hedging activities could reduce the value of the existing Share holders’ equity interests in the Company at and after the time that the hedging activities are being conducted.

8.17 [Deleted].

8.18 Quotation. The Company shall take all action necessary to ensure the quotation of the Investors’ Shares and the Option Shares on the ASX, immediately after their issue to the Investors.

9. Survival and Indemnification.

9.1 Survival. The representations and the warranties contained in this Agreement shall survive the Closing for a period of eighteen months therefrom. The covenants and agreements (other than the representations and the warranties) contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

9.2 Indemnification by the Company. No Category One Indemnified Person, as defined below, shall be liable to the Company, and the Company shall indemnify and hold harmless each of the Investors, their Affiliates, the respective directors, officers, shareholders, partners, employees, attorneys, agents and permitted successors and assigns of any of the foregoing (each, a “Category One Indemnified Person” and, collectively, the “Category One Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, awards, demands, and expenses (including, without limitation, all judgments, amounts paid in settlements, reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened, and the costs of enforcement thereof) (collectively, “Losses”), that arise out of, or relate to, or are incurred in connection with, any of the following:

(a) a breach or non-performance by the Company of its covenants under this Agreement,

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(b) a breach or an inaccuracy of any of the Company’s representations or warranties made in this Agreement,

(c) (i) an untrue statement made in the Materials, when read and considered together with the Regulator Reports, of a material fact in relation to the Contemplated Transaction or the Company, or (ii) any non-disclosure of any material fact, required by law to be disclosed by the Company to the Investors in relation to the Contemplated Transaction or necessary to make the statements in the Materials, when read and considered together with the Regulator Reports, in light of the circumstances under which they were made, not misleading, and

(d) any action instituted against a Category One Indemnified Person by any security holder of the Company who is not an Affiliate of the Category One Indemnified Person, with respect to, or in connection with, any of the Contemplated Transactions (unless such action is based upon any agreements or understandings such Category One Indemnified Person may have with the security holder, or any violations by the Category One Indemnified Person of the Australian or the United States state or federal securities law or any conduct by the Category One Indemnified Person which constitutes fraud, gross negligence, willful misconduct or malfeasance);

provided, however, that the Company shall not have to indemnify any Category One Indemnified Person for any Losses to the extent that such Losses result from (i) any such Category One Indemnified Person’s breach of any representation or warranty contained in this Agreement (other than to the extent to which such representations and warranties are qualified by reference to the accuracy or truthfulness of the Company’s representations and/or warranties), (ii) such Category One Indemnified Person’s gross negligence, willful default, recklessness or bad faith in performing its obligations under this Agreement, or (iii) the fact that the Category One Indemnified Person’s execution, delivery or performance of this Agreement and consummation of the Contemplated Transactions (x) resulted in a violation of the organizational documents of such Category One Indemnified Person, or (y) conflicted with, or constituted a default (or an event which with notice or lapse of time or both would have become a default) under, or give to others, any rights of termination, amendment, acceleration or cancellation of, any other agreement, indenture or instrument to which such Category One Indemnified Person was a party.

9.3 Indemnification by the Investors. No Category Two Indemnified Person, as defined below, shall be liable to any of the Investors, and each Investor shall indemnify and hold harmless each of, the Company, its Affiliates, the respective directors, officers, shareholders, partners, employees, attorneys, agents and permitted successors and assigns of any of the foregoing (each, a “Category Two Indemnified Person” and, collectively, the “Category Two Indemnified Persons”) from and against any and all Losses, that arise out of, or relate to, or are incurred in connection with, any of the following:

(a) a breach or non-performance by that Investor of its covenants under this Agreement, and

30

(b) a breach or an inaccuracy of any of that Investor’s representations or warranties made in this Agreement.

10. Miscellaneous.

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Investors;

(b) by any Investor, as to the agreements between only that Investor and the Company hereunder, and without any effect whatsoever on the obligations between the Company and the other Investors, by three days’ written notice to all the other Parties, if the Closing shall not have occurred on or before April 9, 2007; provided that the right to terminate this Agreement under this Section 10.1 shall not be available to any Party that is in material breach of or default under this Agreement or whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

10.2 Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing herein shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

10.3 Successors and Assigns. This Agreement may not be assigned by an Investor without the prior written consent of the Company, or by the Company, without the prior written consent of all the Investors, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of the Investors, after notice given by the Company to each Investor. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties. Nothing in this Agreement shall be construed as restricting any Investor from re-selling any of the Securities or the Options Shares in compliance with applicable law.

10.4 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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10.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described. Specifically, (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three days after such notice is deposited in first class mail, postage prepaid, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the Party to be notified at the address as follows, or at such other address as such Party may designate by ten days’ advance written notice to the other Party:

If to the Company:

pSivida Limited

400 Pleasant Street

Watertown, MA 02472

Attn: General Counsel

Fax: (617)812-2400

With a copy (with shall not constitute notice) to:

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY 10178

Attn: Lawrence Goodman

Fax: (212) 697-1559

If to the Investors

to the addresses set forth on the signature pages hereto.

10.7 Expenses. The Parties shall pay their own costs and expenses in connection herewith. The Company shall reimburse the Investors upon demand for all reasonable out-of- pocket expenses incurred by the Investors, including, without limitation, reimbursement of attorney fees and disbursements, in connection with any amendment, modification or waiver of this Agreement. The Company shall pay all share registry fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Investors.

10.8 Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

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10.9 Publicity. Except as set forth herein, no public release or announcement concerning the Contemplated Transactions shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall use reasonable efforts to allow the Investors or the Company, respectively, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the prior sentence, the Company shall be permitted to make a public announcement regarding the signing of this Agreement.

10.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.11 Entire Agreement. This Agreement, including the Exhibits and the Disclosure Schedules, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof.

10.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

10.13 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations

33

of any other Investor under the Agreement. The decision of each Investor to purchase Securities pursuant to the Agreement has been made by such Investor independently of any other Investor. Nothing contained herein or in the Agreement, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same informational materials and with a draft of this Agreement for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Contemplated Transactions or this Agreement.

10.14 [Deleted].

10.15 No Third-Party Beneficiaries. Except as otherwise set forth in Section 9, the Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns only, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.16 Rescission and Withdrawal Right. Whenever any Investor exercises a right, election, demand or option under this Agreement, and the Company does not timely perform its related obligations within the periods therein provided, then the Investor may rescind or withdraw, in its sole discretion, upon written notice to the Company, the relevant notice, demand or election in whole or in part, without prejudice to its future actions and rights.

10.17 [Deleted].

10.18 Interpretation

(a) As used in this Agreement, references to the Recitals, Sections, Schedules and Exhibits are references, respectively, to the Recitals of, Sections of, Schedules to, and Exhibits to, this Agreement unless otherwise indicated.

(b) The Schedules and Exhibits identified in this Agreement, are incorporated herein by reference and made a part of this Agreement.

(c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[signature page follows]

34

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	pSivida Limited

	By:	/s/ Paul Ashton
	Name:	Paul Ashton
	Title:	Managing Director

Appendix A – Opinion of the Company’s Australian Counsel

36

Appendix B – Opinion of the Company’s United States Counsel

37

Appendix C – Option Exercise Form

To pSivida Limited:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by                                          options granted to the undersigned pursuant to the Securities Purchase Agreement dated                     , between pSivida Limited and the Investors, as defined therein (the “SPA” and the “Options”) for, and to purchase thereunder,                      common shares in pSivida Limited (the “Shares to Be Issued’), provided for therein, and requests that the above number of the Shares to Be Issued be entered onto pSivida Limited’s share register against the undersigned’s name, and hereby tenders                      in payment of the exercise price for the exercise of the Options determined in accordance with Section 7A of the SPA.

All capitalized terms herein are as defined in the SPA, unless otherwise defined herein.

Name

Address

Dated:                 ,

38

Exhibit 10.40

Rules of the

pSivida Corp.

Employee Share Option Plan

CONTENTS

1.	OBJECT		1

	1.1	Object of Plan	1
	1.2	Outline of Plan	1

2.	ELIGIBILITY		1

	2.1	Determination of eligibility	1
	2.2	Relevant considerations	1

3.	INVITATIONS		2

	3.1	Invitations	2
	3.2	Directors	2
	3.3	Content of invitation	2
	3.4	Accompanying documents	2
	3.5	Copy of Rules	2
	3.6	Price Information	3
	3.7	Share Limit	3

4.	RENUNCIATION OF INVITATIONS IN FAVOUR OF NOMINEE		3

5.	APPLICATIONS		4

	5.1	Application	4
	5.2	Rules	4
	5.3	Grant and Certificate	4

6.	TRANSFER		4

	6.1	No transfer	4
	6.2	Death or mental incapacity	4
	6.3	Termination of Employment	5
	6.4	No additional rights	5

7.	EXERCISE		5

	7.1	Exercise	5
	7.2	Other Options	5
	7.3	Notice	5
	7.4	Payment	6
	7.5	Issue	6
	7.6	Share issued upon exercise of Option	6
	7.7	Lapse	6
	7.8	Balance certificate	6
	7.9	Listing on ASX	7

8.	ADJUSTMENTS		7

	8.1	Rights/entitlements issues	7
	8.2	New issues	7
	8.3	Pro rata bonus issues	7
	8.4	Sub-division or consolidation	7
	8.5	Return of capital	7
	8.6	Cancellation of capital that is lost	8
	8.7	Pro rata cancellation of capital	8
	8.8	General reorganisation	8
	8.9	Cumulative adjustments	8
	8.10	Rounding	8
	8.11	Notice of adjustment	8
	8.12	Listing Rules	8

9.	AMENDMENT OF THE PLAN		9

	9.1	Consistency with Trading Rules	9
	9.2	By the Committee	9
	9.3	Hardship	9
	9.4	Listing Rules	10

10.	ADMINISTRATION		10

	10.1	Board	10
	10.2	Committee	10
	10.3	Disputes	10

11.	DURATION		10

	11.1	Discretionary	10
	11.2	Suspension	10
	11.3	No prejudice	10

12.	NOTICES AND CORRESPONDENCE		10

	12.1	To the Company	10
	12.2	To a Holder or Participant	11

13.	GENERAL		11

	13.1	Governing law	11
	13.2	No interest in Shares	11

14.	INTERPRETATION		11

	14.1	Rules for interpreting this document	11
	14.2	Business Days	12

15.	DEFINITIONS		12

SCHEDULE 1			16

ii.

SCHEDULE 2	17

SCHEDULE 3	18

iii.

RULES OF THE PSIVIDA LIMITED EMPLOYEE SHARE OPTION PLAN

1.	OBJECT

1.1	Object of Plan

The pSivida Corp. Employee Share Option Plan is to assist in the recruitment, reward, retention and motivation of employees and Officers of the Group.

1.2	Outline of Plan

Under this Plan, the Board or Committee may issue to Eligible Persons Options to acquire Shares for an Exercise Price and on conditions fixed by the Board or Committee on grant of the Options.

2.	ELIGIBILITY

2.1	Determination of eligibility

The Committee may from time to time in its absolute discretion decide:

(a)	whether it is appropriate for an Eligible Person to participate in the Plan;

(b)	(whether or not the Eligible Person is already a Holder) the number of Options the Eligible Person is to be invited to apply for at any time;

(c)	the Exercise Conditions (if any), Vesting Period (if any) and Exercise Period to apply to the Options the Eligible Person is to be invited to apply for; and

(d)	the Exercise Price for each Option, but the Exercise Price must not be less than either:

(i)	the Minimum Price; or

(ii)	the Market Price of 1 Share at the date the Committee decides to invite the Eligible Person to apply for the Option.

2.2	Relevant considerations

In deciding the matters in clause 2.1, the Committee must consider:

(a)	the Eligible Person’s position with the Group and the services provided to the Group by the Eligible Person;

(b)	the Eligible Person’s record of employment or service with the Group;

(c)	the Eligible Person’s potential contribution to the growth of the Group; and

(d)	any other matters which tend to indicate the Eligible Person’s merit.

3.	INVITATIONS

3.1	Invitations

The Committee may from time to time invite an Eligible Person to apply for Options.

3.2	Directors

The Committee may only invite a Director, or an associate of a Director (within the meaning given by Part 1.2 Division 2 of the Corporations Act 2001), to apply for an Option as permitted by the Listing Rules.

3.3	Content of invitation

The Committee must specify in the invitation:

(a)	the Participant;

(b)	the number of Options the Participant is invited to apply for;

(c)	the amount (if any), not exceeding for each Option the lesser of 1 cent or 1% of the Exercise Price, payable by the Participant (or his Permitted Nominee) as consideration for the Options and the payment terms including any circumstances in which the Company must refund some or all of that amount);

(d)	for each Option, the Exercise Price, Vesting Period, Option Period and any Exercise Conditions;

(e)	the closing date for applying for each Option;

(f)	how the Participant is to apply for the Option; and

(g)	how the Company will during the Option Period, within a reasonable time after a request by the Holder, inform the Holder of the current market price of Shares.

3.4	Accompanying documents

The Committee must include with the invitation described in clause 3.3:

(a)	a copy, or a summary, of these Rules; and

(b)	an Acceptance Form.

3.5	Copy of Rules

If the invitation is not accompanied by a copy, or a summary, of these Rules, the Company must undertake in the invitation that during the Option Period, within a reasonable period of the Holder so requesting, the Company will provide the Holder without charge with a copy, or a summary, of these Rules.

2.

3.6	Price Information

The Company must undertake in the invitation that during the Option Period, within a reasonable period of the Holder so requesting, the Company will make available to the Holder the current market price of Shares.

3.7	Share Limit

The Committee must not invite an application for an Option or grant an Option if that would exceed the Share Limit. The Share Limit is exceeded if (disregarding any Share or option for a Share offered or issued to a person situated at the time of receipt of the offer or invitation outside Australia or by way of an offer or invitation which does not need disclosure because of section 708 of the Corporations Act 2001) the aggregate of the following exceeds 5% of the total number of issued Shares:

(a)	the number of Shares the subject of the Option for which the Committee proposes inviting on application, or which the Committee proposes to grant;

(b)	the number of Shares which would be issued if all Options were exercised;

(c)	the number of Shares which would be issued if all other offers or invitations or options to acquire unissued Shares pursuant to this Plan or any other employee share scheme (as defined in the Corporations Act 2001) extended only to employees (including directors) of the Company and of any Associated Company were accepted or exercised;

(d)	the number of Shares issued during the previous 5 years pursuant to this Plan; and

(e)	the number of Shares issued during the previous 5 years pursuant to any other employee share scheme (as defined in the Corporations Act 2001) extended only to employees (including directors) of the Company and of any Associated Company.

3.8	Share Maximum

Notwithstanding anything to the contrary set forth herein, a maximum of 1,750,000 Shares may be delivered in satisfaction of Options issued under the Plan after March 30, 2008. The number of Shares delivered in satisfaction of Options granted under this Plan shall, for purposes of the preceding sentence, be determined net of Shares withheld by the Company in payment of the exercise price of the Option or in satisfaction of tax withholding requirements with respect to the award. To the extent consistent with applicable legal requirements (including applicable stock exchange requirements), Shares issued under awards of an acquired or reorganized company that are converted, replaced, or adjusted in connection with the acquisition or reorganization shall not reduce the number of shares available for awards under this Plan.

4.	RENUNCIATION OF INVITATIONS IN FAVOUR OF NOMINEE

Upon receipt of an invitation to apply for Options, a Participant may by notice in writing to the Committee nominate a nominee in whose favour the Participant wishes to renounce the

3.

invitation. The Committee may, in its absolute discretion, resolve not to allow such renunciation of the invitation in favour of a nominee without giving any reason for such decision. If the Committee resolves to allow such renunciation of the invitation in favour of a nominee (“Permitted Nominee”) then the Permitted Nominee will be issued Options subject to these Rules and the Participant must, without limiting any provision in these Rules, ensure that the Permitted Nominee complies with these Rules.

5.	APPLICATIONS

5.1	Application

A Participant or his Permitted Nominee applying for an Option under an invitation made under clause 3 must on or before the closing date stated in the invitation (or any later date the Company allows for that application only, or for some or all applications):

(a)	do what is specified in the invitation to apply for the Option; and

(b)	execute the Acceptance Form, or arrange for the execution of the Acceptance Form on its behalf, and deliver it to the Committee.

5.2	Rules

By accepting the invitation to apply for the Option, the Participant or, if applicable, his Permitted Nominee, agrees to be bound by this Plan.

5.3	Grant and Certificate

Upon receipt of a duly completed Acceptance Form, the Company must:

(a)	grant the Option to the Participant or his Permitted Nominee; and

(b)	issue the Holder an Option Certificate for the Option.

6.	TRANSFER

6.1	No transfer

Each Option is personal to the Holder and is not transferable, transmissible, assignable or chargeable, except in accordance with clause 6.2 or clause 6.3, or with the prior written consent of the Committee.

6.2	Death or mental incapacity

With the written approval of the Committee which it may give or withhold in its absolute discretion, an Option may (but only at a time permitted by the approval and in accordance with any conditions specified in the approval) be exercised by the legal personal representatives of a Holder who dies before the end of the Option Period or whose estate becomes liable before the end of the Option Period to be dealt with under the laws relating to mental health.

4.

6.3	Termination of Employment

If the Participant ceases to be an Eligible Person at any time after the Vesting Period and before the end of the Option Period, the Committee may in its absolute discretion (on any conditions which it thinks fit) decide that the Option held by that Participant (or, where applicable, his Permitted Nominee) does not lapse under clause 7.7(d) but lapses instead at the time and on the conditions it specifies by notice to the Holder. In making a decision under this clause, the Committee may consider any relevant matter (for example, whether the Participant ceased to be an Eligible Person by reason of retirement, ill-health, accident or redundancy).

6.4	No additional rights

The Plan does not give any person any additional rights to compensation or damages as a result of the termination of employment or appointment.

7.	EXERCISE

7.1	Exercise

The Holder may exercise an Option only:

(a)	during an Exercise Period;

(b)	by doing during that Exercise Period everything required by clause 7.3; and

(c)	by at the same time either:

(i)	exercising all the Options which the Holder is then entitled to exercise; or

(ii)	exercising a number of Options such that the Company will issue a minimum number of Shares that the Committee has determined, or a multiple of that number.

7.2	Other Options

The exercise of an Option does not prevent the exercise of any other Option.

7.3	Notice

To exercise an Option, the Holder must give to the Company a notice specifying that it exercises the Option accompanied by:

(a)	the Option Certificate; and

(b)	payment of the full amount of the Exercise Price by cheque made out in favour of the Company.

5.

7.4	Payment

Exercise of an Option is only effective when the Company receives full value for the full amount of the Exercise Price in cleared funds.

7.5	Issue

Not more than 10 Business Days after the exercise of an Option becomes effective, the Company must issue to the Holder the Share the subject of the Option.

7.6	Share issued upon exercise of Option

The Share issued on exercise of an Option:

(a)	is subject to the constitution of the Company; and

(b)	ranks equally in every way (including for dividends for which entitlement is determined after the issue) with those then issued fully paid Shares whose holders are entitled to participate in full in any dividend.

7.7	Lapse

Each Option lapses:

(a)	on exercise of the Option under clause 7.3;

(b)	if the Option has not been exercised at the end of the Option Period;

(c)	subject to clause 6.2, if the Participant ceases to be an Eligible Person during the Vesting Period;

(d)	subject to clauses 6.2 and 6.3, if the Participant ceases to be an Eligible Person after the Vesting Period and the Participant or, if appropriate, his Permitted Nominee, does not exercise the Option within 30 Business Days after that happens;

(e)	if the Committee becomes aware of circumstances which, in the reasonable opinion of the Committee indicate that the Participant has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to the Company or any Associated Company and the Committee (in its absolute discretion) determines that the Option held by the Participant or, where appropriate, his Permitted Nominee lapses; or

(f)	if the Company commences to be wound up.

7.8	Balance certificate

If the Holder exercises less than all of the Options in an Option Certificate, the Committee must issue to the Holder an Option Certificate for the remaining Options.

6.

7.9	Listing on ASX

When the Option is exercised, the Company must apply to ASX (and any other stock exchange on which the Shares are quoted) for, and will use its best endeavours to obtain, quotation for the Share to be issued to the Holder on exercise of the Option.

8.	ADJUSTMENTS

8.1	Rights/entitlements issues

If after the Vesting Period but during the Option Period of an Option, the Company makes a pro rata offer or invitation to holders of Shares or other securities of the Company or any other entity, the Company must give the Holder notice not less than 9 Business Days before the Record Date to determine entitlements to receive that offer or invitation to enable the Holder to exercise the Option and receive that offer or invitation in respect of the Share issued on exercise of the Option.

8.2	New issues

If after the Vesting Period and before the end of the Option Period the Company gives holders of Shares the right (pro rata with existing shareholdings) to subscribe for additional securities and the Option is not exercised in time to enable the Holder to obtain the Share issued on exercise of the Option with the right to subscribe for additional securities, the Exercise Price of an Option after the issue of those securities is adjusted in accordance with the formula set out in schedule 2.

8.3	Pro rata bonus issues

If during the Option Period the Company makes a pro rata bonus issue to holders of Shares and an Option is not exercised before the Record Date to determine entitlements to that bonus issue, the number of securities to be issued on exercise of the Option is the number of Shares before that bonus issue plus the number of securities which would have been issued to the Holder if the Option had been exercised before that Record Date.

8.4	Sub-division or consolidation

If during the Option Period the Company subdivides or consolidates its Shares, the Options must be subdivided or consolidated (as the case may be) in the same ratio as the Shares and the Exercise Price must be amended in inverse proportion to that ratio.

8.5	Return of capital

If during the Option Period the Company makes a return of capital, the number of Options remains the same, and the Exercise Price of each Option is reduced by the same amount as the amount returned in relation to each Share.

7.

8.6	Cancellation of capital that is lost

If during the Option Period the Company makes a cancellation of any paid up share capital that is lost or not represented by available assets, the number of Options and the Exercise Price of each Option is unaltered.

8.7	Pro rata cancellation of capital

If during the Option Period the Company reduces its issued share capital on a pro rata basis, the number of Options must be reduced in the same ratio as the Shares and the Exercise Price of each Option must be amended in inverse proportion to that ratio.

8.8	General reorganisation

If during the Option Period the Company reorganises its issued share capital in any way not contemplated by this clause 7, the number of Options or the Exercise Price, or both, must be reorganised so that the Holder will not receive a benefit that holders of Shares do not receive.

8.9	Cumulative adjustments

Each adjustment under clauses 8.1 to 8.8 must be made for every unexercised Option every time the relevant clause applies during the Option Period.

8.10	Rounding

Until an Option is to be exercised, all calculations adjusting the number of Shares or the Exercise Price must be carried out to include all fractions, but on exercise the number of Shares issued is rounded down to the next lower whole number and the Exercise Price rounded up to the next higher cent.

8.11	Notice of adjustment

The Company must give notice to Holders of any adjustment to the number, description or items of security which are to be issued on exercise of an Option or to the Exercise Price, and must do so in accordance with any applicable Listing Rules. This notice may be in the form of a revised Option Certificate.

8.12	Listing Rules

An adjustment must not be made under this clause 8 unless it is consistent with the Listing Rules. The Company may amend the terms of any Option, or the rights of any Holder under this Plan, to comply with the Listing Rules applying at the time to any reorganisation of capital of the Company.

8.

9.	AMENDMENT OF THE PLAN

9.1	Consistency with Trading Rules

If the Company is either (or both) admitted to the Official List of the ASX or a member of CHESS, the following provisions apply (unless the ASX or the SCH waives the relevant Trading Rule in writing).

(a)	Despite anything contained in this Plan, if the Trading Rules prohibit an act being done, the act must not be done.

(b)	Nothing in this Plan prevents an act being done that the Trading Rules require to be done.

(c)	If the Trading Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be).

(d)	If the Trading Rules require this Plan or the terms of the issue of the Options to contain a provision and they do not contain such a provision, this Plan or the terms of issue of the Options (as the case may be) are taken to contain that provision.

(e)	If the Trading Rules require this Plan or the terms of the issue of the Options not to contain a provision and they contain such a provision, this Plan or the terms of issue of the Options (as the case may be)are taken not to contain that provision.

(f)	If any provision of this Plan or the terms of the issue of the Options are or become inconsistent with the Trading Rules, this Plan or the terms of issue of the Options (as the case may be) are taken not to contain that provision to the extent of the inconsistency.

9.2	By the Committee

Subject to clause 9.4, the Committee may by resolution:

(a)	amend this Plan or all or any of the rights or obligations of the Participants or Holders; and

(b)	formulate (and subsequently amend) special terms and conditions, in addition to those set out in this Plan, to apply to Participants or Holders who are employed in, resident in, or citizens of, a particular jurisdiction.

9.3	Hardship

The Committee may, if it reasonably forms the opinion that the operation of any term of an Option or of this Plan is or may be unfair, harsh or unconscionable for any Participant or Holder in the circumstances relating to that Participant or Holder, alter, amend or vary that term or its operation by notice in writing to the affected Participant or Holder.

9.

9.4	Listing Rules

The Committee must comply with any restrictions or procedural requirements under the Listing Rules for amending an employee incentive scheme or for amending the terms of issued options, unless those restrictions or requirements are expressly or impliedly relaxed or waived by the ASX or any of its delegates generally, or in a particular case or class of cases.

10.	ADMINISTRATION

10.1	Board

The Board may manage and administer the Plan for the Company and has all powers necessary to do so.

10.2	Committee

The Board may delegate management and administration of the Plan to a committee of the Board formed under the constitution of the Company. The Board may direct the Committee how to exercise any of its discretions under these Rules or the Plan and the Committee must comply with any direction of the Board.

10.3	Disputes

Any dispute or difference of any nature arising in relation to the Plan must be referred to the Committee. The Committee’s decision on that dispute or difference is final and binding on the Company, the Participants and the Holders in all respects.

11.	DURATION

11.1	Discretionary

The Plan continues in operation until the Committee decides to end it.

11.2	Suspension

The Committee may suspend the operation of the Plan for a fixed period or indefinitely, and may end any suspension.

11.3	No prejudice

If the Plan ends or is suspended for any reason, that does not prejudice the accrued rights of Holders or Eligible Persons (or their Permitted Nominees).

12.	NOTICES AND CORRESPONDENCE

12.1	To the Company

Any notice given by or correspondence from a Holder or Participant to the Company or the Committee in connection with the Plan is only effective if it is in writing, signed and given at or sent to the principal place of business of the Company, or any other address of which the Company gives notice.

10.

12.2	To a Holder or Participant

Any notice given by or correspondence from the Company or the Committee to a Holder or Participant in connection with the Plan must be in writing and must be given or made by a person authorised by the Committee on behalf of the Company or the Committee to the place of employment of the Holder or Participant or to the last address of that person given to the Company.

13.	GENERAL

13.1	Governing law

(a)	This Plan is governed by the law in force in Western Australia.

(b)	The Company and each Holder and Participant submit to the non-exclusive jurisdiction of the courts exercising jurisdiction in Western Australia and any court that may hear appeals from any of those courts, for any proceedings in connection with this Plan, and waive any right they might have to claim that those courts are an inconvenient forum.

13.2	No interest in Shares

A Holder has no interest in a Share the subject of an Option unless and until that Share is issued to the Holder on exercise of the Option.

14.	INTERPRETATION

14.1	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

11.

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	A reference to “dollars” or “$” is to Australian currency.

(g)	The words “subsidiary”, “holding company” and “related body corporate” have the same meanings as in the Corporations Act 2001.

14.2	Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

15.	DEFINITIONS

In these Rules, the following definitions apply.

“Acceptance Form” means the form for the acceptance of an invitation to apply for Options as set out in schedule 1 or in such other form as approved by the Committee from time to time.

“Associated Company” means:

(a)	any company that is a related body corporate of the Company; or

(b)	any company in which the Company has 20% or more of the Voting Power.

“ASX” means Australian Stock Exchange Limited.

“Bid Period” has the same meaning as in section 9 of the Corporations Act 2001.

“Board” means the board of Directors of the Company.

12.

“Business Day” means a “business day” under the Listing Rules.

“Change in Control” means:

(a)	a person’s Voting Power in the Company increases from less than 30% to 30% or more; or

(b)	a person’s Voting Power in the Company decreases from 30% or more to less than 30%; or

(c)	the Board resolving that it considers that a person who previously had not been in a position to do so, is in the position, directly or indirectly, and either alone or with associates, to remove one-half or more of the Directors.

“Change in Control Period” means, in relation to a Change in Control, the 20 Business Days after the day on which the Change in Control occurred.

“CHESS” means the Clearing House Electronic Subregister System operated by ASX Settlement and Transfer Corporation Pty Limited.

“Committee” means the Board or, if the Board delegates to a committee under clause 10.2, that committee.

“Company” means pSivida Corp. ARBN 130 843 177.

“Director” means a director of the Company.

“Eligible Person” means any:

(a)	Officer; or

(b)	person employed (full time or part time) by the Company or by Associated Company.

“Exercise Condition” means, for an Option, a condition which must be met before the Option can be exercised.

“Exercise Period” means, for an Option, each of:

(a)	each day after the Vesting Period and before the end of the Option Period;

(b)	each Bid Period during the Option Period regardless of whether the Exercise Conditions (if any) applicable to that Option have been satisfied or not at the commencement of each Bid Period; and

(c)	each Change in Control Period during the Option Period.

“Exercise Price” means the subscription price on exercise of an Option fixed for that Option under clause 3 (as adjusted under clause 8).

“Group” means the Company and all Associated Companies.

13.

“Holder” means, in relation to an Option, the person (whether a Participant or a Permitted Nominee) registered as the holder of the Option in the Company’s register of option holders.

“Listing Rules” means the listing rules of ASX as they apply to the Company from time to time.

“Market Price” of a Share, at a particular date, means the price determined by the Committee to be the weighted average closing price of Shares sold on ASX on the 5 trading days immediately preceding that date (but if no Shares were sold on ASX during that 5 day period the Market Price of a Share is to be the amount determined by the Committee to be equal to the closing price of Shares sold on ASX on the last trading day on which Shares were traded).

“Minimum Price” means the amount prescribed by the Listing Rules as the minimum price for options (if any).

“Officer” means any director (including a non-executive director) or company secretary of the Company or of an Associated Company.

“Option” means an option to subscribe under this Plan for 1 fully paid Share (as adjusted under clause 8).

“Option Certificate” means the certificate issued by the Company to a Holder for an Option, such certificate to be substantially in the form set out in schedule 3, or in such other form as the Board may decide from time to time.

“Option Period” means, for an Option, the period starting on the date on which the Company grants the Option and ending on the date specified in the invitation to apply for that Option.

“Participant” means any Eligible Person who the Committee has decided to invite to apply for Options under the Plan.

“Permitted Nominees” is defined in clause 4.

“Plan” means these Rules and the pSivida Limited Employee Share Option Plan established in accordance with this document.

“Record Date” has the meaning given by the Listing Rules.

“Rules” means the rules of the pSivida Limited Employee Share Option Plan established in accordance with this document.

“SCH” means the body corporate acting as the securities clearing house under the Corporations Act 2001.

“Share” means 1 fully paid CHESS Depositary Interest in respect of common stock in the Company.

“Trading Rules” means the Listing Rules, any other rules of the ASX applying to the Company while it is admitted to the official list of the ASX, and the SCH business rules as amended or replaced from time to time.

14.

“Vesting Period” means, for an Option, the period of 1 year after the date of grant or another period fixed by the Committee (for all Options or for particular Options).

“Voting Power” has the same meaning as in section 610 of the Corporations Act 2001.

15.

SCHEDULE 1

To:	pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Attention: The Company Secretary

1.	ACCEPTANCE*

I,		of		, accept
	Name		Address

the Company’s Offer to me dated		to apply for
Date of Offer

pursuant to the pSivida Corp. Employee Share Option Plan
Number of Options

[and enclose a cheque in the amount of $		in full payment of the issue
Amount

price for those Options].

2.	RENUNCIATION IN FAVOUR OF PERMITTE NOMINEE*

I,		of		, wish to renounce the
	Name		Address

Company’s Offer to me dated		to apply for
	Date of Offer		Number of Options

Options pursuant to the pSivida Corp. Employee Share Option Plan in favour of my

nominee,		of		. [My Nominee
	Name of Nominee		Address of Nominee

encloses a cheque in the amount of $		in full payment of the issue price
Amount

for those Options].

I agree to procure that my Nominee will comply with the rules of the pSivida Corp.

Employee Share Option Plan.

Date:

Signature of Offeree

Name of Offeree

*	Complete whichever section is applicable

16.

SCHEDULE 2

0[1] = 0 - E	[P - (S + D)]
N + 1

where:

0[1] =	The new Exercise Price of the Option.

0 =	The old Exercise Price of the Option.

E =	The number of Shares into which an Option is exercisable.

P =	The average closing price (excluding special crossings, overnight sales and exchange traded option exercises) on the Stock Exchange Automated Trading System provided for the trading of securities on ASX of Shares (weighted by reference to volume) during the 5 trading days before the ex rights date or ex entitlements date.

S =	The subscription price for one security under the renounceable rights or entitlements issue.

D =	The dividend due but not yet paid on existing Shares (except those to be issued under the renounceable rights issue or entitlements issue).

N =	Number of Shares with rights or entitlements required to be held to receive a right to one new security.

However, if 01 under this formula is less than the Minimum Price, the new Exercise Price of the Option is to be equal to the Minimum Price.

17.

SCHEDULE 3

pSivida Corp.

ABN: 78 009 232 026

(registered in Western Australia)

OPTION CERTIFICATE

[NAME OF OPTIONHOLDER)

including ABN if a company]

[address of optionholder]

Register

Certificate Number

Option Numbers

Issue Date

is the registered holder of:

[number of options]

options over unissued shares in pSivida Limited issued on the terms contained in the Rules of the pSivida Limited Employee Share Option Plan dated [].

NOTE: This certificate must be surrendered on the exercise of any of the options.

EXECUTED by PSIVIDA CORP.:

Signature of director

Signature of director/secretary

Name of director

Name of director/secretary

18.

EXERCISE NOTICE

FOR OPTIONS OVER UNISSUED CDIS IN PSIVIDA CORP.

[Name of Option Holder including ABN if a Company], of

(ADDRESS)

hereby gives notice to pSivida Corp. that it exercises

(NUMBER OF OPTIONS – must be the entire holding or a multiple of 1 000 options)

options over unissued CDIs in pSivida Corp, from the registered holding set out on the front side of this certificate.

DATED:

SIGNED:

Name

A. For use by companies having a common seal

THE COMMON SEAL of

the fixing of which was witnessed by:

Signature of director/secretary*	Signature of director/sole director*

Name	Name

B. For use by companies not having a common seal

EXECUTED by :

Signature of director/secretary*	Signature of director/sole director*

Name	Name

*	Delete whichever is not applicable

19.

Exhibit 10.41

pSivida Corp.

2008 INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. A maximum of 1,750,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. Up to the maximum number of shares of Stock available to be delivered under the Plan may be delivered upon the exercise or other satisfaction of ISOs. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentences, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired or reorganized company that are converted, replaced, or adjusted in connection with the acquisition or reorganization shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares of Stock subject to Awards granted to any person in any calendar year will be 1,062,500 shares. The maximum amount payable to any person in any calendar year under Cash Awards will be $1,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired or reorganized company that are converted, replaced or adjusted in connection with the acquisition or reorganization may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after March 30, 2018, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply:

(A) immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will, except as otherwise provided in (B) or (C) below, cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited;

(B) subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate; and

(D) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The delivery or vesting of cash or Stock under an Award shall be conditioned on full satisfaction by the Participant of all applicable tax withholding requirements. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder (including, but not limited to, the right to participate in a pro rata offer by the Company to holders of shares of Stock) except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2013 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced without stockholder approval. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock (subject to such minimum holding period and other requirements, if any, as the Administrator may impose) that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Acceleration of Certain Awards. If an Award will not be assumed, substituted for or cashed out in connection with a Covered Transaction (whether or not there is an acquiring or surviving entity), such Award will become fully exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below).

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award to comply with applicable law or the applicable rules of any securities exchange or for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: pSivida Corp.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of Employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance- based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; total shareholder return; cash flow; operating income; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; employee turnover and/or other human resources activities; acquisitions and divestitures (in whole or in part); collaborations, joint ventures and strategic alliances; spin-offs, split-ups and the like; in-licensing and/or out-licensing; patents; product development; product market share; progress on the Company’s product pipeline; research productivity; movement of programs from research to development; cost reductions or savings; government relations; litigation; management and board of directors composition; leadership development and/or talent management; sales of assets and/or subsidiaries; information services; clinical trials; manufacturing; manufacturing capacity; production; inventory; site development; plant, building or facility development; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The pSivida Corp. 2008 Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

Exhibit 21.1

List of Subsidiaries of pSivida Corp.

pSivida US, Inc. (Delaware)

pSiMedica Limited (United Kingdom)

pSivida Limited (Australia) (to be deregistered without a winding-up as part of the Reincorporation)

In addition, pSivida Corp. also has two directly held dormant or inactive subsidiaries named pSiNutria Limited (Australia) and pSivida UK Limited (United Kingdom), and two indirectly held dormant or inactive subsidiaries named pSiOncology Pte Limited (Singapore) and pSiNutria UK Limited (United Kingdom).

Exhibit 31.1

Certification of Principal Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.

CERTIFICATIONS

I, Paul Ashton, certify that:

1.	I have reviewed this report on Form 8-K of PSIVIDA CORP.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 19, 2008

/s/ Paul Ashton
Name:	Paul Ashton
Title:	Managing Director

Exhibit 31.2

Certification of Principal Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act of 1934, as amended.

CERTIFICATIONS

I, Michael J. Soja, certify that:

1.	I have reviewed this report on Form 8-K of PSIVIDA CORP.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 19, 2008

/s/ Michael J. Soja
Name:	Michael J. Soja
Title:	Vice President, Finance and CFO

Exhibit 32.1

Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

In connection with the Current Report of pSivida Corp. (the “Company”) on Form 8-K, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Paul Ashton, Managing Director of the Company, certify that to the best of my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: June 19, 2008

/s/ Paul Ashton
Name:	Paul Ashton
Title:	Managing Director

Exhibit 32.2

Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

In connection with the Current Report of pSivida Corp. (the “Company”) on Form 8-K, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Michael J. Soja, Vice President, Finance and CFO, certify that to the best of my knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: June 19, 2008

/s/ Michael J. Soja
Name:	Michael J. Soja
Title:	Vice President, Finance and CFO